As filed with the Securities and Exchange Commission on November 1, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	100	85-0558704
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification number)

283 County Road 519

Belvidere, NJ 07823

(908) 750-3953

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James E. Kras
Chief Executive Officer

283 County Road 519

Belvidere, NJ 07823

(908) 750-3953

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander R. McClean, Esq. Margaret K. Rhoda, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604 Tel: (585) 232-6500 Fax: (585) 232-2152	Mitchell Nussbaum, Esq. Angela M. Dowd, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 Tel: (212) 407-4000 Fax: (212) 407-4990

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.0001 per share	$86,250,000	$7,996
Representative’s warrants to purchase common stock(3)	–	–
Common stock underlying representative’s warrants(4)	6,641,250	616
Total	$92,891,250	$8,612

__________

(1)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”) and includes shares of common stock that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

In accordance with Rule 457(g) under the Securities Act, because the registrant’s shares of common stock underlying the representative’s warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)

The representative’s warrants are exercisable for a number of shares of common stock equal to 4.0% of the number of shares of common stock sold in this offering, excluding upon exercise of the option to purchase additional securities, at a per share exercise price equal to 125% of the public offering price. The representative’s warrants are exercisable commencing six months immediately following the closing of this offering for a period of five years after the closing of this offering, at any time, and from time to time, in whole or in part. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Resales of shares of common stock issuable upon exercise of the representative’s warrants on a delayed or continuous basis pursuant to Rule 415 under the Securities Act are also registered hereby.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2021

[___] Shares of

Common Stock

EDIBLE GARDEN AG INCORPORATED

This is an initial public offering of our shares of common stock. We are offering on a firm commitment basis, shares of common stock, $0.0001 par value per share (“common stock”). The initial public offering price per share of common stock is expected to be between $____ and $______.

Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “EDBL.” No assurance can be given that our application will be approved. If our application is not approved or we otherwise determine that we will not be able to secure the listing of our common stock on the Nasdaq Capital Market, we will not complete this offering.

We are an “emerging growth company,” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and Smaller Reporting Company.”

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 7 of this prospectus before purchasing our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)
Proceeds to us, before expenses

____________

(1)

We have also agreed to issue warrants to purchase shares of common stock to the representative of the underwriters and reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for additional information regarding total underwriting compensation, including information on underwriting discounts and offering expenses.

We have granted the representative of underwriters an option to purchase from us, at the public offering price, up to additional shares of common stock, less the underwriting discounts and commissions, within 45 days from the date of this prospectus to cover over-allotments, if any. If the representative of the underwriters exercises the option in full, the total underwriting discounts and commissions payable will be $ , and the total proceeds to us, before expenses, will be $ .

The underwriters expect to deliver the shares of common stock to purchasers on or about ________, 2021.

Sole Book-Running Manager

Maxim Group LLC

The date of this prospectus is _________, 2021

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You should rely only on the information contained in this prospectus and in any free writing prospectus. We and the underwriters have not authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside of the United States.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto and the matters discussed in the sections in this prospectus entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus. In this prospectus, unless otherwise stated or the context otherwise requires, references to “Edible Garden,” the “Company,” “we,” “us,” “our,” or similar references mean Edible Garden AG Incorporated and its subsidiaries on a consolidated basis.

Our Company

Edible Garden is a next generation controlled environment agriculture (“CEA”) farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. In our hydroponic greenhouse, we grow plants without soil. Instead of planting one row of lettuce in the ground, by using a vertical greenhouse, we can grow many towers of lettuce in the same area by planting up instead of planting across. Growing these products sustainably means that we avoid depleting natural resources in order to maintain an ecological balance, such as by renewing, reusing and recycling materials in order to lower the overall one-time use of materials.

Our controlled greenhouse facilities allow us to grow consistent quality herbs and lettuces year-round, first by eliminating some of the variability of outdoor farming with our CEA techniques, and second by leveraging our proprietary software, GreenThumb. In addition to using hydroponic and vertical greenhouse systems, we use a “closed loop” system in our greenhouses. Generally, in a “closed loop” system, drain water is recollected and reused for irrigation. In our closed loop system, we also cycle water back into the system that has been collected through reverse osmosis. When compared to conventional agriculture, our closed looped systems and hydroponic methods use less land, less energy and less water (than legacy farms), thus conserving some of the planet’s limited natural resources. Our advanced systems are also designed to help mitigate contamination from harmful pathogens, including salmonella, e-coli and others.

We have also developed patented software called GreenThumb that assists in tracking plants through our supply chain. Utilizing our GreenThumb software to track the status of our plants as they grow and move throughout the greenhouse allows us to add a layer of quality control due to the frequent monitoring of the growing process, leading to improved traceability. In this context, traceability means being able to track a plant through all stages of production and distribution. In addition to improving traceability, GreenThumb helps us better manage the day-to-day operations of our business. GreenThumb is a web-based greenhouse management and demand planning system that does the following:

•         integrates in real-time with our cloud business software suite for monitoring daily sales data;

•         generates reports by category, product, customer, and farm to allow us to analyze sales, trends, margins and retail shrink (spoiled product);

•         provides dynamic pallet mapping for packout, which enables us to more efficiently ship our products;

•         utilizes a proprietary algorithm that uses year-over-year and trending sales data to develop customer specific and aggregate product specific forecasting for our greenhouses;

•         aggregates all greenhouse activity input to provide real-time inventory and availability reports of all products in our greenhouses;

•         manages our online ordering system with user controlled product availability based upon greenhouse inventory;

•         provides a route management system for coordinating the logistics of our direct store delivery program; and

•         tracks all production activities at greenhouses, including sowing, spacing, dumping, spraying, picking and packing, using hand held devices.

We also use our GreenThumb software to help monitor the quality of our products, and we have dedicated quality assurance and quality control personnel that check and monitor our products. We have customer service personnel that answer any questions the consumers of our products may have, and we regularly ask for feedback from our customers on the quality of our products. The combination of the GreenThumb software, quality assurance and control processes (including compliance with food safety standards), and feedback from consumers and purchasers holds us accountable for maintaining the quality of our herbs and lettuce.

We focus our efforts on producing our herbs and vegetables in a sustainable manner that will reduce consumption of natural resources, by recycling water in our closed loop system and using LED lights instead of conventional lightbulbs to accelerate crop growth and yield, when necessary. In addition, the inventory management component of GreenThumb allows us to manage inventory levels, order quantities and fill rates while maximizing truck loads. This means that we are better able to control shipping our products in full truck loads, thus eliminating multiple deliveries and decreasing the excess emission of greenhouse gases that would result from many partially full trucks delivering our products. Together, these elements of our production and distribution process are intended to reduce our carbon footprint, or the total amount of greenhouse gases that are generated by our actions, as compared to a legacy farm business.

We believe our focus on our brand “Edible Garden” is a significant differentiator. The brand not only lends itself to our current portfolio of products but allows us to develop other products in the “Consumer Brands” category. Our focus on sustainability, traceability, and social contribution, which we define as an ongoing effort to improve employee relations, working conditions, and local communities, presents our value proposition to our customers and supermarket partners and distributors.

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We believe that Edible Garden’s state-of-the-art facilities comply with food safety and handling standards. We have food safety certifications from Primus GFS (“Primus”), a Global Food Safety Initiative (“GFSI”) certification program, the United States Department of Agriculture (“USDA”) for organic products (“USDA Organic”), and some of our products are verified as non-genetically modified (“non-GMO”) by the non-GMO Project. We are licensed under the Perishable Agricultural Commodities Act (“PACA”) to operate our business. We voluntarily comply with the Hazard Analysis Critical Control Point (“HACCP”) principles established by the United States Food and Drug Administration (“FDA”). See “Business — Overview” for more information about our certifications, license and the standards we follow.

We intend to use our approach to expand in key strategic markets across the country while supporting our existing operations. Our priority in the near term is to strengthen our existing business in part with the proceeds from this offering. We have a history of operating losses since inception and expect to incur additional near-term losses. As discussed further in “Management’s Discussion and Analysis — Liquidity and Capital Resources,” our auditors have issued an opinion that there is a substantial doubt about our ability to continue as a going concern if we are unable to complete this offering. However, we are pursuing this offering because we believe that we have the potential to take advantage of strategic growth opportunities. Our model of growing local produce near high population density centers and being able to provide fresh produce to our existing supermarket partners, who have a wider network than us, is intended to create organic growth in our business through those existing relationships. If we complete this offering, we intend to use part of the proceeds to either build or acquire greenhouses near population centers and distribution centers to be able to grow more produce close to where it is in demand and to deepen our relationships with regional and national supermarkets. Our model allows us to reduce transportation food miles, reduce fuel costs, and lower emissions related to food transportation.

It is our strong belief that the power of our brand together with the quality, innovative packaging and traceability of our products allow all of our customers to associate Edible Garden with locally grown and sustainably sourced packaged herbs and vegetables. Our tag line “Simply Local, Simply Fresh” is intended to describe our business plan: growing herbs and lettuce in local farms in the regional communities where our customers sell our products so that the products stay fresher for longer. We believe this strategy allows us to drive local grass roots brand awareness while we grow our business to support our plan to become a national brand.

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We currently offer 31 stock keeping units “SKU’s” and expect to further cross sell products across our supermarket partners to meet their demand. These products include:

•	10 types of individually potted, live herbs;
•	10 types of cut single-herb clamshells;
•	2 specialty herb items;
•	6 different types of lettuce;
•	hydro basil;
•	bulk basil; and
•	vegan protein powder.

We currently sell our products to a number of regional and national supermarkets. Since inception, a few of our customers constituted a majority of our total revenue. For example, during the six months ended June 30, 2021, we earned approximately 58% of our revenue from two customers, and we earned approximately 34% of our revenue from one customer in the period from our inception through December 31, 2020. While we value our strong relationship with these major customers, we face the risk of losing a significant source of revenue if our major customers do not continue to purchase our products. If that were to occur and we were unable to replace the revenue by selling our products to additional customers, our ability to earn revenue would be significantly negatively impacted. Part of our growth strategy is to reduce this customer concentration by expanding our production capacity, which would allow us to sell our products to more supermarket partners.

Corporate History and Structure

Our business is a successor business of Terra Tech Corp. (now known as Unrivaled Brands, Inc.)(“Terra Tech”). We purchased substantially all of the assets of Edible Garden Corp., a subsidiary of Terra Tech, from Terra Tech as of March 30, 2020.

Our company was incorporated on March 28, 2020 in the State of Wyoming as Edible Garden Inc. We subsequently changed our name to Edible Garden AG Incorporated on July 20, 2020. Effective July 7, 2021, our parent company, Edible Garden Holdings Inc., merged with and into us with us as the surviving entity. We converted into a Delaware corporation effective July 12, 2021. We have one wholly-owned subsidiary, EG Transportation, LLC, through which we manage the distribution of our products. Our current corporate structure is as shown below:

The outstanding common stock of our company is currently held by only a few individuals and one entity. An affiliate of Terra Tech, Sament Capital Investments, Inc. (“Sament”) owns 20.0% of our outstanding shares of common stock and is one of our creditors. Our executive officers collectively own 71.2% of our outstanding shares of common stock. As a result, our executive officers are able to exercise a significant level of control over all matters requiring stockholder approval. Our executive officers and Sament have significant influence over our business strategies and would have the ability to delay or prevent a change of control of our company or other significant corporate transactions.

Our principal address is 283 County Road 519, Belvidere, NJ 07823. Our telephone number is (908) 750-3953. We maintain a website at www.ediblegarden.com. The information contained on our website is not, and should not be interpreted to be, incorporated into this prospectus.

Recent Developments

Private Placement

On October 7, 2021, we closed on a private placement with Evergreen Capital Management LLC (“Evergreen”) and raised $1.0 million, which we intend to use to support our working capital requirements. In the private placement, we issued a 15% original issue discount secured promissory note to Evergreen (the “Evergreen Note”) and a warrant to purchase 751,623 shares of our common stock (the “Evergreen Warrant”). The Evergreen Note matures on July 7, 2022 and incurs interest at a rate of 5.0% per annum. The Evergreen Note is secured and subordinated to the notes held by Sament. Evergreen may elect to convert the Evergreen Note into shares of common stock at a conversion price of $1.53 per share. If the Evergreen Note is not converted into shares of common stock prior to the closing of this offering, we intend to repay the amount due under the Evergreen Note with some of the proceeds of this offering. The Evergreen Warrant may be exercised for the underlying shares of common stock at an exercise price of $1.53 per share until October 7, 2026. As part of the private placement, Maxim Group LLC, the representative of the underwriters in this offering, received a cash fee equal to 6% of the private placement proceeds. We have the option to issue up to $1.0 million in additional notes and warrants to Evergreen before January 10, 2022. The offering was conducted pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon Rule 506(b) promulgated under the Securities Act.

Exercise of Options by Sament

On October 8, 2021, Sament exercised its option to purchase 5,000,000 shares of our common stock for an aggregate exercise price of $2.00.

Listing on the Nasdaq Capital Market

There is currently no public trading market for our shares of common stock. In connection with this offering, we have applied to list our common stock on the Nasdaq Capital Market (“Nasdaq”) under the symbol “EDBL.” If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of the offering. No assurance can be given that our listing application will be approved or that our common stock will be listed on Nasdaq. This offering will occur only if Nasdaq approves the listing of our common stock.

Summary Risk Factors

Our business is subject to a number of risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. These include:

•	our history of losses and the substantial doubt about our ability to continue as a going concern, which could cause our stockholders to lose some or all of their investment in us;
•	our ability to continue to access and operate our Belvidere, New Jersey facility, since we are operating the property through an arrangement with our predecessor and the lessor instead of a lease;
•	our ability to raise additional capital in this offering or through additional offerings, which may not be available on favorable terms, if at all, and without which we may not be able to continue as a going concern;
•	our relatively short operating history;
•	the concentration of our revenue among a few customers and the risks of losing one of those customers;
•	the existence of a material weakness in our internal control over financial reporting;
•	the impact of any general and regional economic volatility or economic downturn;
•	our reliance on our management team and our ability to attract, train and retain qualified personnel;
•	the impact of any labor shortage or external price increases;
•	implementing any new lines of business or offering new products;
•	the impact of reputational damage;
•	the impact of product contamination or product liability claims;
•	our ability to protect our intellectual property rights;

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•	the impact of cyber-attacks or security breaches;
•	our ability to maintain the necessary permits and compliance with regulations and requirements as a producer and distributor of food products;
•	our ability to properly use hydroponic farming methods;
•	fluctuation in the market price and demand for agricultural products;
•	seasonality;
•	increases in the cost of commodities or raw product inputs;
•	our ability to comply with government policies and regulations specifically affecting the agricultural sector;
•	our ability to compete in our industry;
•	the immediate and substantial dilution investors in this offering will experience;
•	the broad discretion of our management team to apply the net proceeds of this offering;
•	the concentration of ownership among related parties, including existing executive officers and directors;
•	our status as an emerging growth company and a smaller reporting company;
•	our expectation that we will not declare dividends to our stockholders in the foreseeable future;
•	the potentially dilutive impact of seeking additional funds;
•	the public offering price in this offering was determined between us and the underwriter;
•	the potential impact of shares of common stock available for future sale after this offering;
•	a possible “short squeeze” due to a sudden increase in demand of our shares of common stock leading to price volatility;
•	our certificate of incorporation and bylaws could discourage a change in control or acquisition of us by a third party; and
•	the impact of the COVID-19 pandemic on our business.

Implications of Being an Emerging Growth Company and Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis of our executive compensation programs in this prospectus. In addition, for so long as we are an “emerging growth company,” we will not be required to:

•	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);
•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

•	comply with new or revised accounting standards applicable to public companies as quickly as other public companies;
•	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes;” or
•

disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation.

In addition, the JOBS Act provides that an “emerging growth company” can use the extended transition period for complying with new or revised accounting standards.

We will remain an “emerging growth company” until the earliest to occur of:

•	our reporting $1.07 billion or more in annual gross revenues;
•	our issuance, in a three-year period, of more than $1 billion in non-convertible debt;
•	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and
•	December 31, 2026.

We cannot predict if investors will find our securities less attractive because we may rely on these exemptions, which could result in a less active trading market for our securities and increased volatility in the price of our securities.

Finally, we are a “smaller reporting company” (and may continue to qualify as such even after we no longer qualify as an emerging growth company) and accordingly may provide less public disclosure than larger public companies, including the inclusion of only two years of audited financial statements and only two years of management’s discussion and analysis of financial condition and results of operations disclosure. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

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THE OFFERING

Issuer:	Edible Garden AG Incorporated
Common stock being offered by us:	shares (or shares of common stock if the underwriters exercise their over-allotment option in full).
Assumed public offering price:	$ per share, which is the mid-point of the price range indicated on the cover page of this prospectus.
Common stock outstanding immediately prior to this offering:	shares
Common stock to be outstanding immediately after this offering:	shares(1) (or shares of common stock if the underwriters exercise their over-allotment option in full), including shares issuable upon conversion of our Series 2020 Crowd SAFEs, the Evergreen Note and convertible notes held by our Messrs. Kras and James, our Chief Executive Officer and Chief Financial Officer.
Over-allotment option:

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional shares of common stock at the public offering price less the underwriting discounts payable by us, solely to cover over-allotments, if any.

Use of proceeds:

We intend to use the net proceeds from this offering for the construction and/or acquisition of existing greenhouses, working capital, organizational build out, including the hiring of a chief operating officer, chief marketing officer, head of sales, and support and operational staff, debt repayment, transaction bonuses for our executive officers and general corporate purposes. See “Use of Proceeds.”

Representative’s warrants:

Upon the closing of this offering, we will issue to Maxim Group LLC or its designee, as the representative of the underwriters in this offering, warrants entitling it to purchase a number of shares of common stock equal to 4.0% of the shares of common stock sold in this offering at an exercise price equal to 125% of the public offering price in this offering (the “Representative’s Warrants”). The Representative’s Warrants shall be exercisable commencing six months after the closing of this offering and will expire five years after the effective date of the registration statement of which this prospectus forms a part. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the Representative’s Warrants.

Underwriter compensation:

The underwriter will receive an underwriting discount equal to 7.0% of the gross proceeds from the sale of securities in the offering. We will also reimburse the underwriter for certain out-of-pocket actual expenses related to the offering. See “Underwriting.”

Proposed Nasdaq trading symbol:

We have applied to have our common stock listed on Nasdaq under the symbol “EDBL.” No assurance can be given that the listing will be approved or that a trading market will develop for the common stock. We will not complete this offering unless we receive approval for listing on Nasdaq.

Lock-up agreements:

We and our directors, officers and the holders of 1.0% or more of the outstanding shares of our common stock have agreed with the representative not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the closing of this offering. See “Underwriting—Lock-Up Agreements.”

Transfer agent and registrar:	We are in the process of engaging a transfer agent and registrar for our common stock.

Risk factors:

The securities offered by this prospectus are speculative and involve a high degree of risk. Investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

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(1)	The number of shares of our common stock to be outstanding following this offering is based on 25,000,000 outstanding shares of common stock as of October 22, 2021, and excludes:

	•	751,623 shares of common stock issuable upon the exercise of a warrant held by Evergreen at an exercise price of $1.53 per share;

	•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

Unless otherwise indicated, this prospectus reflects and assumes that the following are not converted into or exercised for shares of our common stock:

•	751,623 shares of common stock issuable upon the exercise of a warrant held by Evergreen at an exercise price of $1.53 per share;
•	753,200 shares of common stock issuable upon the conversion of the Evergreen Note;
•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering; and
•	no exercise by the underwriters of their option to purchase up to additional shares of our common stock from us to cover over-allotments, if any.

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 RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. You should carefully consider the risks described below and elsewhere in this prospectus, which could materially and adversely affect our business, results of operations or financial condition. Our business faces significant risks and the risks described below may not be the only risks we face. Additional risks not presently known to us or that we currently believe are immaterial may materially affect our business, results of operations, or financial condition. If any of these risks occur, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of losses, expect to continue to incur losses in the near term and may not achieve or sustain profitability in the future, and as a result, our management has identified and our auditors agreed that there is a substantial doubt about our ability to continue as a going concern.

We have incurred significant losses since our inception. We have experienced net losses of approximately $2.081 million for the period March 28, 2020 (inception) through December 31, 2020 and $2.345 million in the six months ended June 30, 2021. We expect our capital expenses and operational expenses to increase in the future due to expected increased sales and marketing expenses, operational costs, and general and administrative costs and, therefore, our operating losses will continue or even increase at least through the near term. Furthermore, to the extent that we are successful in increasing our customer base, we will also incur increased expenses because costs associated with generating and supporting customer agreements are generally incurred up front, while revenue is generally recognized ratably over the term of the relationship. You should not rely upon our recent revenue growth as indicative of future performance. We may not reach profitability in the near future or at any specific time in the future. If and when our operations do become profitable, we may not sustain profitability.

The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. Although we plan to attempt to raise additional capital through one or more private placements or public offerings, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

We currently operate our flagship facility pursuant to an arrangement with our predecessor and the lessor of the land instead of a lease.

We currently do not have a formal lease to the land on which our flagship facility, in Belvidere, New Jersey, is built. We are currently party to an ongoing arrangement with our predecessor company, Edible Garden Corp., whereby we make lease payments of approximately $15,300 per month to the lessor of the land on which our flagship facility is built and for which our predecessor company is the lessee. We do not have a lease in place directly with the lessor of the property that gives us the right to operate the property. Accordingly, we are subject to the risk that we will lose access to the property if the lessor were to evict us from the facility and property. If we were unable to access the property and continue operations in Belvidere, New Jersey, we may lose the ability to continue growing as great a quantity of herbs and lettuce and may be unable to continue our business. If those risks occur, you could lose the entire value of your investment in us.

We may need to raise capital in addition to this offering, which may not be available on favorable terms, if at all, and which may cause dilution to holders of our common stock, restrict our operations or adversely affect our ability to operate and continue our business.

If we need to raise additional funds due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to holders of our common stock. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, expending capital, or declaring dividends, or which impose financial covenants on us that limit our ability to achieve our business objectives. If we need additional capital and cannot raise it on acceptable terms, we may not be able to meet our business objectives, our stock price may fall and you may lose some or all of your investment.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects.

We have a relatively short operating history, which makes it difficult to evaluate our business and future prospects. While the predecessor business has existed since 2013, our company has been in existence only since March 2020. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including those related to:

•	market acceptance of our current and future products and services;
•	changing regulatory environments and costs associated with compliance;
•	our ability to compete with other companies offering similar products and services;
•	our ability to effectively market our products and services and attract new customers;
•	the amount and timing of expenses, particularly sales and marketing expenses, related to the maintenance and expansion of our business, operations and infrastructure;
•	our ability to control costs, including our expenses;
•	our ability to manage organic growth; and
•	general economic conditions and events.

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If we do not manage these risks successfully, our business and financial performance will be adversely affected.

We earned approximately 58% of our revenue from two customers during the six months ended June 30, 2021 and approximately 34% of our revenue from one customer in the period from March 28, 2020 (inception) through December 31, 2020, and if we lose any of these customers or if we are unable to replace the revenue through the sale of our products to additional customers, our financial condition and results from operations would be materially and adversely affected.

During the six months ended June 30, 2021, two customers accounted for approximately 58% of our total revenue, and during the period from March 28, 2020 (inception) through December 31, 2020, one of our customers accounted for approximately 34% of our total revenue. This concentration of customers leaves us exposed to the risks associated with the loss of one or more of these significant customers, which would materially and adversely affect our revenues and results of operations. If these customers were to significantly reduce their relationship with us, or in the event that we are unable to replace the revenue through the sale of our products to additional customers, our financial condition and results from operations could be negatively impacted, and such impact would likely be significant.

The loss of one or more of the Company’s customers, or a reduction in the level of purchases made by these customers, could negatively impact the sales and profits of the Company.

The Company sells its products to national and local supermarket chains. If sales to one or more of the Company’s largest customers are reduced, this reduction may have a material adverse effect on the Company’s business and financial condition. These customers make purchase decisions based on a combination of price, product quality, consumer demand, customer service performance, desired inventory levels and other factors that may be important to them at the time the purchase decisions are made. Changes in these customers’ strategies or purchasing patterns may adversely affect the sales of the Company. For example, the customers may face financial or other difficulties, which may impact their operations and cause them to reduce their level of purchases, which could then adversely affect the Company’s results of operations. Any bankruptcy or other business disruption involving one of the Company’s significant customers also could adversely affect the results of operations as well.

Our relationships with customers are based on purchase orders rather than long-term purchase commitments.

We are subject to uncertainty because our relationships with customers are based on purchase orders rather than long-term purchase commitments. To ensure availability of our products, in some cases we start sowing our products in advance of receiving purchase orders for those products. Inaccuracies in our estimates of customer demand and product mix could negatively affect our ability to supply product to our customers and operating results. Our customers can cancel purchase orders or defer the shipments of our products under certain circumstances with little or no advance notice to us. If we grow more products than we are able to sell to our customers, we will incur losses and our results of operations and financial condition will be harmed.

Our secured indebtedness could have important consequences to you.

Our secured indebtedness could have important consequences to you. For example, it could:

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt and greater financial resources.

Our secured indebtedness, held by Sament and Evergreen, is secured by a security interest in all of our assets. If we were to default on our obligations under the Sament Notes and Evergreen Note, Sament first, and then Evergreen, would have the right to our assets. We could be required to dispose of material assets or operations to meet our debt service and other obligations, and the value realized on such assets or operations will depend on market conditions and the availability of buyers. Accordingly, any such sale may not, among other things, be for a sufficient dollar amount. If we were to otherwise attempt to sell material assets or operations, the foregoing encumbrances may limit our ability to dispose of material assets or operations. In the event that Sament and Evergreen enforced their rights to our assets, we may have to discontinue our business, and our investors could lose all or a part of their investment in us.

We have a material weakness in our internal control over financial reporting, which if left unremediated could materially and adversely affect the market price of our common stock.

As of December 31, 2020 and June 30, 2021, we did not maintain effective controls over the control environment, including our internal control over financial reporting. Because we are a small company with few employees in our finance department, we lacked the ability to have adequate segregation of duties in the financial statement preparation process. Further, our Board of Directors does not currently have any independent members and no director qualifies as an audit committee financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. Since these entity level controls have a pervasive effect across the organization, management has determined that these circumstances constitute a material weakness. If we are unable to remediate this material weakness as a newly public company, our financial reporting may not be reliable and the market price of our common stock may be adversely affected.

The Company’s performance may be impacted by general and regional economic volatility or an economic downturn.

An overall decline in economic activity could adversely impact the Company’s business and financial results. Economic uncertainty may reduce consumer spending as consumers make decisions on what to include in their food budgets. Economic uncertainty could also result in changing consumer preference. Shifts in consumer spending could result in increased pressure from competitors or customers that may require the Company to increase promotional spending or reduce the prices of some products, which could then lower revenue and profitability.

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Additionally, the Company is subject to regional economic volatilities since the Company’s growing operations are located in a few areas, including Belvidere, New Jersey; Half Moon Bay, California; Hilliard, Florida; Francesville, Indiana; Grand Rapids, Michigan; Berlin, New York; Cleveland, Ohio; and Hixton, Wisconsin. The Company’s use of hydroponic farming requires that it rely on local disease-free water sources and growing materials. Accordingly, any change in the availability of these local raw materials could adversely affect the Company’s operating results.

Our business would be adversely affected by the departure of members of our management team.

Our success depends, in large part, on the continued contributions of James E. Kras and Michael James. Although we have employment agreements in place for each of these executives, we cannot assure you that each will remain with us for a specified period. Although we have additional personnel that contribute to our business, the loss of either of these executives could harm our ability to implement our business strategy and respond to the rapidly changing market conditions in which we operate.

If we are unable to attract, train and retain qualified personnel, especially our management and sales personnel, we may not be able to effectively execute our business strategy.

Our future success depends on our ability to attract, retain and motivate qualified personnel, including our management, sales and marketing, operational, transportation, finance and administration personnel. For example, we currently have a limited number of personnel for our picking, packing and shipping group and greenhouse floor operations. We do not know whether we will be able to hire sufficient workers for these positions to meet our production goals or, if hired, retain all of these personnel as we continue to pursue our business strategy. The loss of the services of one or more of our key employees, or our inability to attract, retain and motivate qualified personnel could have a material adverse effect on our business, financial condition and operating results.

The costs of our operations may exceed our estimates due to factors outside of our control, such as labor shortages or external price increases, and we may be unable to pass those costs to our customers, which would negatively impact our financial results.

We depend on our employees and contracted grow operations teams to grow and distribute our products to our customers. We rely on access to competitive, local labor supply, including skilled and unskilled positions, to operate our business consistently and reliably. Any labor shortage, caused by the COVID-19 pandemic or other factors, and any disruption in our ability to hire workers would negatively affect our operations and financial condition. If we experience a sustained labor shortage, we may need to increase wages to attract workers, which would increase our costs of growing our products. Furthermore, if the prices of our raw materials, utilities or distributing our products were to increase, including due to inflationary pressures, we may be unable to pass those increased costs on to our customers. If we are unable to do so, our gross margin would decline, and our financial results would be negatively impacted.

We may implement new lines of business or offer new products and services within existing lines of business.

As an early-stage company, we may implement new lines of business at any time. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we enter new markets. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

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The Company is subject to risk of product contamination and product liability claims.

The sales of our products involve the risk of injury to consumers. Such injuries may result from tampering by unauthorized personnel, product contamination or spoilage, including the presence of foreign objects, substances, chemicals, or residues introduced during the growing, packing, storage, handling or transportation phases. The Company cannot be sure that consumption of its products will not cause a health-related illness in the future or that it will not be subject to claims or lawsuits relating to such matters. Even if a product liability claim is unsuccessful, the negative publicity surrounding any assertion that the Company’s products caused illness or injury could adversely affect the Company’s reputation with existing and potential customers and its brand image.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings. In connection with the enforcement of our own intellectual property rights, the acquisition of third-party intellectual property rights or disputes related to the validity or alleged infringement of third-party intellectual property rights, including patent rights, we may be subject to claims, negotiations or complex, protracted litigation. Intellectual property disputes and litigation may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel, and by increasing our costs of doing business. If we fail to prevail in any future litigation and disputes, it could adversely affect our results of operations and financial condition. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from assembling or licensing certain of our products, subject us to injunctions restricting our sale of products, cause severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our products. Any of these could seriously harm our business.

If we are unable to obtain patent protection for our products or otherwise protect our intellectual property rights, our business could suffer.

Our success depends, in part, on our ability to obtain patent protection for or maintain as trade secrets our proprietary products, technologies and inventions and to maintain the confidentiality of our trade secrets and know‑how, operate without infringing upon the proprietary rights of others and prevent others from infringing upon our business proprietary rights. Despite our efforts to protect our proprietary rights, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies, inventions, processes or improvements. We cannot assure you that any of our existing or future patents or other intellectual property rights will be enforceable, will not be challenged, invalidated or circumvented, or will otherwise provide us with meaningful protection or any competitive advantage. In addition, our four pending patent applications may not be granted. If our patents do not adequately protect our technology, our competitors may be able to offer products similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents, and we may not be able to detect the unauthorized use of our proprietary technology or take appropriate steps to prevent such use. We may need to enter into intellectual property license agreements in the future, and if we are unable to obtain these licenses, our business could be harmed. Any of the foregoing events would lead to increased competition and lower revenues or gross margins, which could adversely affect our operating results.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information, and our inability to maintain the confidentiality of that information, due to unauthorized disclosure or use, or other event, could have a material adverse effect on our business.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes for which patents are difficult to enforce, and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. We seek to protect our proprietary processes, in part, by entering into confidentiality agreements with our employees, consultants, advisors, contractors and collaborators. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, advisors, contractors, and collaborators might intentionally or inadvertently disclose our trade secret information to competitors. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, or misappropriation of our intellectual property by third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

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Our business could be negatively impacted by cyber security threats, attacks and other disruptions.

We face advanced and persistent attacks on our information infrastructure where we manage and store various proprietary information and sensitive/confidential data relating to our operations. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack our products or otherwise exploit any security vulnerabilities. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate our network security and misappropriate or compromise our confidential information or that of our customers or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that we produce or procure from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the information infrastructure. A disruption, infiltration or failure of our information infrastructure systems or any of our data centers as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could adversely affect our business.

Security breaches of confidential customer information or confidential employee information may adversely affect our business.

Our business requires the collection, transmission and retention of large volumes of customer and employee data, and other personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data is critical to us. The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and customer and employee expectations, or may require significant additional investments or time in order to do so. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings.

Risks Related to Our Industry

Failure to obtain necessary permits or otherwise comply with USDA regulations and requirements could result in a ban or temporary suspension of our ability to grow, manufacture or market our products as organic, and thus could materially adversely affect our business.

As a producer and distributor of food products, we are subject to the laws and regulations in the jurisdictions where our facilities are located and where our products are distributed. In particular we are subject to the Federal Food, Drug and Cosmetic Act, as amended by the Food Safety Modernization Act in 2011 (the “FSM Act”), which is enforced by the FDA. The FDA has the authority to regulate the growing, harvesting manufacture, including composition and ingredients, processing, labeling, packaging import, distribution and marketing and safety of food in the United States. The FSM Act significantly enhances the FDA’s authority over various aspects of food regulation. For example, the FSM Act granted the FDA mandatory recall authority when the FDA determines there is a reasonable probability that a food is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. While the FDA has been active in implementing the requirements of the FSM Act through issuance of regulations designed to result in a reduction of the risk of contamination in food manufacturing, the full impact of the FSM Act is not yet known, and we cannot assure you that it will not materially impact our business. Regulatory agencies in other jurisdictions have similar authority to address the risk of contamination or adulteration, and to require that contaminated products be removed from the market. The failure to comply with these laws and regulations in any jurisdiction, or to obtain required approvals, could result in a ban or temporary suspension on the production of our products or limit or bar their distribution, and affect our development of new products, and thus could materially adversely affect our business and operating results. In addition, the United States Department of Agriculture (the “USDA”), regulates the import and export of certain fruits and vegetables into and from the United States, and the USDA also imposes growing, manufacturing and certification requirements for certain products labeled with organic claims. Failure to obtain necessary permits or otherwise comply with USDA regulations and requirements could result in a ban or temporary suspension of our ability to grow, manufacture or market our products as organic, and thus could materially adversely affect our business.

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The Company’s improper use of hydroponic farming methods may significantly impact the Company’s ability to maintain its operations and may adversely affect its financial results.

The Company’s improper use of indoor hydroponic farming techniques may adversely impact its operating results. For example, hydroponic farming commingles the use of water and electricity in close proximity which, if combined, may cause an electric shock or a power outage. As the nutrients supply in a hydroponic garden is powered by electricity, an outage could be detrimental to the garden. If an outage occurs, and lasts for a considerable period of time, the plants may die out if a supplementary system of nutrition is not implemented.

Hydroponic farming also necessitates proactive disease management practices to protect against pests and other natural conditions, outside of the control of the Company, from spreading through water sources. If the Company fails to properly manage its hydroponic farms, its operations and financial results may be adversely affected.

The Company is subject to fluctuations in market price and demand for agricultural products.

Fresh produce is highly perishable and generally must be brought to market and sold soon after harvest. The selling price received for the Company’s products may depend on a variety of factors, including timing of the sale, the availability and quality of the produce item in the market, and the availability and quality of competing produce.

In addition, general public perceptions regarding the quality, safety, or health risks associated with particular food products could reduce demand for some of the Company’s products. Food safety warnings, advisories, notices, and recalls, such as those administered by the FDA, the Center for Disease Control and Prevention, other federal/state government agencies, could also reduce demand. To the extent that consumers evolve away from products that the Company produces for health, food safety or other reasons, and the Company is unable to modify the product or to develop products that satisfy new consumer preferences, there will be a decreased demand for the Company’s products.

The Company’s results may vary from quarter to quarter depending on seasonal fluctuations related to the sale of the Company’s products.

Earnings may be affected by seasonal factors, including the availability, quality, and price of raw materials, the timing and effects of ripening and perishability, the ability to process perishable raw materials in a timely manner, the leveraging of certain fixed overhead costs during off-season months, and the slight impacts on consumer demand based on seasonal and holiday timing. Because we grow our products, the expenses incurred to meet consumer demand are often incurred in advance of the revenue earned by selling the herbs and lettuce. For example, we begin sowing our longest-growing crop 13 to 14 weeks in advance of delivery . The impact of seasonal demand and the sales cycle for our products may cause our results to vary from quarter to quarter, which may make an investment in us less attractive to some investors.

Increases in commodity or raw product input costs, such as fuel, packaging materials, could increase costs significantly.

The Company’s costs are determined in part by the prices of fuel and packaging materials. The Company may be adversely affected if sufficient quantities of these materials are not available. Additionally any significant increase in the cost of these items could also materially and adversely affect the Company’s operating results.

Specifically, the Company requires significant quantities of fuel for delivery vehicles and thus is exposed to the risks associated with fluctuations in the price for fuel. The price and supply of fuel can fluctuate significantly based on international, political, and economic circumstances, as well as other factors outside of the Company’s control.

Government policies and regulations specifically affecting the agricultural sector and related industries could adversely affect the Company’s operating results.

As a manufacturer of consumable products, the Company’s operations are subject to extensive regulation by various federal government agencies, including the FDA, the USDA and the Federal Trade Commission (“FTC”), as well as state and local agencies, such as the New Jersey Department of Agriculture, with respect to production processes, product attributes, packaging, labeling, storage, and distribution. Under various statutes and regulations, these agencies prescribe requirements and establish standards for safety, purity, and labeling. In addition, the advertising for the Company’s products is subject to regulation by the FTC, and the Company’s operations are subject to certain health and safety regulations, including those issued under the Occupational Safety and Health Act. Failure to comply with existing or modified regulations promulgated by these agencies may adversely affect the Company’s operating results.

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We face intense competition that could prohibit us from developing or increasing our customer base.

The indoor agriculture industry is highly competitive. We may compete with companies that have greater capital resources and facilities. More established companies with much greater financial resources which do not currently compete with us may be able to more easily adapt their existing operations to our line of business. Our competitors may also introduce new and improved products, and manufacturers may sell equipment direct to consumers. We may not be able to successfully compete with larger enterprises devoting significant resources to compete in our target market. Due to this competition, there is no assurance that we will not encounter difficulties in increasing revenues and maintaining and/or increasing market share. In addition, increased competition may lead to reduced prices and/or margins for products we sell.

Risks Related to this Offering and Ownership of our Securities

Investors in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $ per share based on the assumed public offering price of $ per share. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

The public offering price of our common stock may have little or no relationship to the historical book value of our common stock or the implied value of our common stock in prior financing transactions.

Prior to the listing of our common stock, our shares have not been listed on any stock exchange or other public trading market, but we have issued options, SAFEs, warrants and convertible notes that are exercisable for or convertible into shares of our common stock. However, our historical book value and the exercise or conversion prices of the options, SAFEs, warrants and convertible notes may have little or no relation to broader market demand for our common stock and thus the public offering price in this offering and the public trading price of our common stock on the Nasdaq once trading begins, provided that our common stock is approved for listing on Nasdaq. As a result, you should not place undue reliance on these historical prices as they may differ materially from the public offering price in this offering.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion over the use of our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering for the construction and/or acquisition of existing greenhouses, working capital, organizational build out, including the hiring of a chief operating officer, chief marketing officer, head of sales, and support and operational staff, debt repayment, transaction bonuses for our executive officers and general corporate purposes. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Concentration of ownership among related parties, including our existing executive officers and directors, may prevent new investors from influencing significant corporate decisions.

Currently, our executive officers and directors collectively own 71.2% of our outstanding shares of common stock. Sament, an affiliate of our predecessor and one of our creditors, owns 20% of our outstanding common stock.

Upon completion of this offering based on the assumed offering price, our executive officers and directors will beneficially own, in the aggregate, approximately % of our outstanding shares of common stock, with Mr. Kras and Mr. James owning approximately % each, and Sament owning approximately       %. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions. These stockholders acquired their shares of common stock for substantially less than the price of the shares of common stock being sold in this offering, and these stockholders may have interests, with respect to their common stock, that are different from those of investors in this offering. The concentration of voting power among these stockholders may have an adverse effect on the price of our common stock. In addition, this concentration of ownership might adversely affect the market price of our common stock by:

•	delaying, deferring or preventing a change of control of us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

This concentration of ownership among related parties, including our existing executive officers and directors, will make the approval of certain transactions difficult or impossible without the support of these stockholders.

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We are an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company” within the meaning of the Securities Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies or smaller reporting companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements, (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved, and (4) an extended transition period for complying with new or revised accounting standards applicable to public companies. Additionally, we may take advantage of certain reduced disclosure obligations as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

After we are no longer an “emerging growth company,” we expect to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are deemed accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We have not and do not expect to declare any dividends to our stockholders in the foreseeable future.

We have not and do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors may need to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute your ownership. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of common stock.

Any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our common stock. Any issuances by us of equity securities may be at or below the prevailing market price of our common stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our common stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of common stock, which may be highly dilutive. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from the issuance of additional securities and we grant superior rights to new securities over holders of our common stock, it may negatively impact the trading price of our shares of common stock and you may lose all or part of your investment.

The price of the shares of our common stock and other terms of this offering have been determined by us along with our underwriter.

If you purchase our shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that was determined by us along with our underwriters. The offering price for our shares of common stock may bear no relationship to our assets, book value, historical results of operations or any other established criterion of value. The trading price, if any, of our common stock that may prevail in any market that may develop in the future, for which there can be no assurance, may be higher or lower than the price you paid for our shares of common stock.

Shares eligible for future sale may adversely affect the market price of our common stock if the shares are successfully listed on Nasdaq or other stock markets, as the future sale of a substantial number of outstanding shares of common stock in the public marketplace could reduce the price of our common stock.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock. An aggregate of 25,000,000 shares will be issued and outstanding before the consummation of this offering all of which, except those held by management and holders subject to lock-up agreements, are or will be freely tradable immediately upon effectiveness of this registration statement. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

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A possible “short squeeze” due to a sudden increase in demand of our shares of common stock that largely exceeds supply may lead to price volatility in our shares of common stock.

Following this offering, investors may purchase our shares of common stock to hedge existing exposure in our shares of common stock or to speculate on the price of our shares of common stock. Speculation on the price of our shares of common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our shares of common stock for delivery to lenders of our shares of common stock. Those repurchases may in turn, dramatically increase the price of our shares of common stock until investors with short exposure are able to purchase additional common shares to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our shares of common stock that are not directly correlated to the performance or prospects of our company and once investors purchase the shares of common stock necessary to cover their short position the price of our common stock may decline.

Provisions in our certificate of incorporation and bylaws could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you, thereby adversely affecting existing stockholders.

Our certificate of incorporation and bylaws contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our Company, even when these attempts may be in the best interests of our stockholders. For example, our certificate of incorporation authorizes our Board of Directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

General Risk Factors

Public health outbreaks, epidemics or pandemics, including the global COVID-19 pandemic, have disrupted and may continue to disrupt, our business and could materially affect our business, financial condition and results of operations.

The recent COVID-19 pandemic and resulting worldwide economic conditions have affected, and may continue to affect, our business, financial condition and results of operations.

The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. For example, government imposed mandatory closures and restrictions across various key markets of ours resulted in volatile supply and demand conditions, primarily due to reduced demand in the food service distribution channel. As a result, product in the industry was redirected to the retail channel and in some cases this led to an increased supply and lower pricing. While demand in our retail channels for certain products has increased due to the impact of COVID-19, there is no guarantee that this increased demand will continue. While these effects were pronounced to varying degrees throughout fiscal year 2020, the future extent of the impact of the COVID-19 pandemic on our financial performance, including our ability to execute our strategic initiatives, is still uncertain and will depend on future developments, including the duration and spread of the pandemic, related government restrictions and the success of vaccines and other treatments for COVID-19. Additionally, as the global economic impacts of COVID-19 continue, fluctuate and/or change, the pandemic’s impact on our operating results may change or be prolonged.

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In addition, our ability to continue to supply our products is highly dependent on our workforce, including our workers involved in the growing, harvesting, transportation, processing and distribution of our products. Our ability to maintain the safety of our workforce may be significantly impacted by individuals contracting or being exposed to COVID-19, and our operations and financial results may be negatively affected as a result. While we are following the requirements of governmental authorities and taking additional preventative and protective measures to ensure the safety of our workforce, we cannot be certain that these measures will be successful in ensuring the health of our workforce. Workforce disruptions related to COVID-19 may significantly impact our ability to maintain our operations and may adversely affect our financial results. Throughout the pandemic governments have restricted travel and transportation generally, and while these restrictions have not significantly impacted our ability to supply our products to date, there is no guarantee that future restrictions will not have a significant impact on our business. We also incurred costs in relation to safety precautions undertaken in our shipping operations and there can be no assurances that we would not be required to incur such costs or similar costs in the future.

The impact of the COVID-19 pandemic on our operating results can also impact our ability to meet our financial obligations. Our operating results have been and may continue to be impacted by the pandemic, and we cannot predict whether future developments associated with the COVID-19 pandemic will materially adversely affect our long-term liquidity position. In the event of a continued sustained market deterioration or further delayed recovery, we may need additional liquidity which would require us to evaluate available alternative strategies such as seeking additional debt or equity capital, which may be unsuccessful.

A prolonged economic downturn, particularly in light of the COVID-19 pandemic, could adversely affect our business.

Uncertain global economic conditions, in particular in light of the COVID-19 pandemic, could adversely affect our business. Negative global and national economic trends, such as decreased consumer and business spending, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenues, profitability and cash flow. Although we continue to devote significant resources to support our brands, unfavorable economic conditions may negatively affect demand for our products.

Increases in costs, disruption of supply or shortage of raw materials could harm our business.

We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. For example, the tariffs currently imposed for importing goods from China has significantly increased. Any such an increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. Substantial increases in the prices for our raw materials increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased prices for our products and services.

Litigation may adversely affect our business, financial condition and results of operations.

From time to time in the normal course of our business operations, we may become subject to litigation involving intellectual property, data privacy and security, consumer protection, food safety, commercial disputes and other matters that may negatively affect our operating results if changes to our business operation are required. We may also be subject to claims involving health and safety, hazardous materials usage, other environmental impacts, or service disruptions or failures. The cost to defend such litigation may be significant and may require a diversion of our resources. There also may be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations. In addition, insurance may not cover existing or future claims, be sufficient to fully compensate us for one or more of such claims, or continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby adversely affecting our results of operations and resulting in a reduction in the trading price of our stock.

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An active, liquid and orderly trading market for our common stock may not develop, the price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. Our stock price could be subject to wide fluctuations in response to a variety of factors, which include:

•	whether we achieve our anticipated corporate objectives;

•	actual or anticipated fluctuations in our quarterly or annual operating results;

•	changes in our financial or operational estimates;

•	our ability to implement our operational plans;

•	termination of the lock-up agreements or other restrictions on the ability of our stockholders to sell shares after this offering;

•	changes in the economic performance or market valuations of companies similar to ours; and

•	general economic or political conditions in the United States or elsewhere.

In addition, during the duration of the COVID-19 pandemic, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of companies’ stock, including ours, regardless of actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Our failure to meet the continuing listing requirements of Nasdaq could result in a delisting of our securities.

If we fail to satisfy the continuing listing requirements of Nasdaq, such as the corporate governance, stockholders equity or minimum closing bid price requirements, Nasdaq may take steps to delist our common stock. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would likely take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting and corporate governance requirements. These requirements include compliance with Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission (“SEC”) and Nasdaq. In addition, our management team also has to adapt to the requirements of being a public company. We expect complying with these rules and regulations will substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

The increased costs associated with operating as a public company will decrease our net income or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and operating results.

As a public company, we also expect that it may be more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

As a public company, we are obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of the IPO. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

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We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to remediate future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would have a material adverse effect on the price of our common stock.

If our shares of common stock become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq and if the price of our common stock is less than $5.00, our common stock will be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stockholders may have difficulty selling their shares.

If we were to dissolve, the holders of our securities may lose all or substantial amounts of their investments.

If we were to dissolve as a corporation, as part of ceasing to do business or otherwise, we may be required to pay all amounts owed to any creditors before distributing any assets to the investors. There is a risk that in the event of such a dissolution, there will be insufficient funds to repay amounts owed to holders of any of our indebtedness and insufficient assets to distribute to our other investors, in which case investors could lose their entire investment.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

In making your investment decision, you should understand that we and the underwriters have not authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus before investing in our company. We may receive media coverage regarding our company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. We and the underwriters have not authorized any other party to provide you with information concerning us or this offering, and you should not rely on this information in making an investment decision.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “outlook” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements relating to:

•	our ability to continue as a going concern;

•	our ability to continue to access and operate our Belvidere, New Jersey facility;

•	our market opportunity;

•	the effects of increased competition as well as innovations by new and existing competitors in our market;

•	our ability to retain our existing customers and to increase our customer base;

•	the future growth of the indoor agriculture industry and demands of our customers;

•	our ability to effectively manage or sustain our growth;

•	our ability to grow the business due to the uncertainty resulting from the COVID-19 pandemic or any future pandemic;

•	our expected use of proceeds from this offering;

•	our ability to maintain, or strengthen awareness of, our brand;

•	our ability to maintain, protect, and enhance our intellectual property;

•	future revenue, hiring plans, expenses and capital expenditures;

•	our ability to comply with new or modified laws and regulations that currently apply or become applicable to our business;

•	our ability to recruit and retain key employees and management personnel;

•	our financial performance and capital requirements following this offering;

•	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;

•	the potential lack of liquidity and trading of our securities;

•	the lack of an established market for our securities; and

•	our potential ability to obtain additional financing.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus. We have based these forward-looking statements largely on our current expectations about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $               after deducting estimated underwriting discounts and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $         . We intend to use the net proceeds from this offering for the following purposes:

Proceeds:
Gross Proceeds	$75,000,000
Discounts	5,250,000
Estimated Fees and Expenses	700,000
Net Proceeds	$69,050,000

Uses:
Construction of new greenhouses and/or acquisition of existing greenhouses(1)	$50,000,000
Working capital	8,238,916
Organizational build-out(2)	5,000,000
Debt repayment(3)	4,411,084
Transaction bonuses(4)	1,400,000
Total Uses	$69,050,000

______________

(1)	We have no current plans to acquire existing greenhouses, but we may do so as part of our growth strategy in the future.
(2)	Includes the hiring of a chief operating officer, chief marketing officer, head of sales, and support and operational staff.
(3)

Includes repayment of the (i) Sament Notes and accrued interest for $3,791,624; and (ii) promissory and demand notes and accrued interest totaling $619,460 held by our Chief Financial Officer, as of October 22, 2021. See “Description of Securities” and “Certain Relationships and Related Party Transactions.”

(4)

Transaction bonuses of $700,000 each are payable to our Chief Executive Officer and Chief Financial Officer under the terms of their employment agreements upon the closing of this offering. See “Executive and Director Compensation – Employment Agreements” for more information.

A $1.00 increase (decrease) in the assumed public offering price of $             per share, would increase (decrease) the net proceeds to us from this offering by approximately $                 , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions.

We intend to use $3.792 million of the net proceeds to repay the Sament Notes and accrued interest, which mature in June 2023 and March 2025. If the Evergreen Note is not converted into shares of common stock prior to the closing of this offering, we intend to repay the amount due under the Evergreen Note and accrued interest, or $1,152,396, with some of the proceeds of this offering. We intend to repay the promissory and demand notes held by our executive officers with part of the net proceeds of this offering, which include including $619,460 payable to our Chief Financial Officer. At their election, holders of our outstanding SAFEs may elect to receive cash instead of converting their SAFE into common stock upon the effectiveness of this offering. If all SAFE holders elected to receive cash, we would be required to pay them $538 thousand.

The actual allocation of proceeds realized from this offering will depend upon our operating revenues and cash position and our working capital requirements may change. Therefore, as of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. Accordingly, we will have discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the proceeds of this offering. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never paid cash dividends on any of our capital stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2021 as follows:

•	on an actual basis;

•

on a pro forma basis to reflect (i) the exercise by Sament of options to purchase 5,000,000 shares of common stock as of October 8, 2021 for an aggregate purchase price of $2.00, (ii) the conversion of convertible notes held by Messrs. Kras and James, our CEO and CFO, respectively for 1,256,702 shares of our common stock upon the consummation of this offering, and (iii) the conversion of the Series 2020 Crowd SAFEs into 748,779 shares of our common stock upon the consummation of this offering; and

•

on a pro forma, as adjusted, basis to reflect the issuance and sale by us of $          in shares in this offering at the assumed public offering price of $          per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the receipt by us of the proceeds of such sale.

The pro forma information below is illustrative only, and our capitalization following the closing of this offering will change based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2021
	Unaudited,	Unaudited, Pro	Unaudited, Pro Forma as
(In thousands)	Actual	Forma(1)	Adjusted(1)

Cash and Cash Equivalents	$15	$15	$-

Accounts payable and other accrued expenses	$3,280	$3,280	$-
Short-term debt	433	33	-
Long-term debt, net of discounts	4,388	3,914	-
Long-term lease liabilities	167	167	-

Stockholders' Equity
Common stock ($0.0001 par value, 200,000,000 shares authorized, 20,000,000 shares outstanding as of June 30, 2021)	-	-	-
Additional paid in capital	6	880	-
Accumulated Deficit	(4,428)	(4,428)	-
Total stockholders' deficit	(4,422)	(3,548)	-
Total capitalization	$3,846	$3,846	$-

(1)

The pro forma and pro forma as adjusted information is illustrative only and following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

The number of shares of our common stock outstanding set forth in the table above excludes:

•	751,623 shares of common stock issuable upon the exercise of a warrant held by Evergreen at an exercise price of $1.53 per share, as of October 22, 2021;
•	753,200 shares of common stock issuable upon the conversion of the Evergreen Note, as of October 22, 2021; and
•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

DILUTION

If you invest in our securities in this offering, your investment will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to the offering.

Our net tangible book (deficit) as of June 30, 2021 was $(3.182) million, or approximately $(0.16) per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

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Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in the offering and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the offering and our sale of the  shares of common stock in the offering at a public offering price of $               per share, and after deduction of underwriting discounts and commissions from gross proceeds raised in the offering and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2021 would have been $              , or $       per share of common stock. This represents an immediate increase in pro forma net tangible book value of $     per share of common stock to existing stockholders and an immediate dilution in net tangible book value of $         per share of common stock to investors of the offering, as illustrated in the following table, based on shares outstanding as of June 30, 2021.

Offering price per share of common stock
Actual net tangible book value per share before this offering, as of June 30, 2021 (1)	$(0.16)
Conversion of convertible debt, SAFE Agreements and exercise of options (2)	0.07
Pro forma net tangible book value per share after conversion of debt, SAFE agreements and exercise of options as of June 30, 2022	$(0.09)
Increase in net tangible book value per share attributable to new investors (3)	$
Pro forma net tangible book value per share of common stock after this offering, as of June 30, 2021 (4)
Dilution per share to new investors

(1)	Determined by dividing (i) net tangible book value (total assets less intangible assets) less total liabilities by (ii) the total number of common shares issued and outstanding prior to the offering

(2)

Represents the expected conversion of convertible debt held by our Chief Executive Officer and Chief Financial Officer, SAFE Agreement and the exercise of the options held by Sament into shares of common stock (which occurred as of October 8, 2021).

(3)	Represents the difference between (i) pro forma net tangible book value per share after this offering and (ii) net tangible book value per share as of June 30, 2021.

(4)

Determined by dividing (i) pro forma adjusted net tangible book value, which is our net tangible book value plus the cash proceeds of this offering, after deducting the estimated offering expenses payable by us, by (ii) the total number of our common shares to be outstanding following this offering.

Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share after this offering by $  per share and the dilution to new investors purchasing  common stock in this offering by $         per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase an additional       shares of  common stock in this offering, the pro forma net tangible book value per share after the offering would be $  per share, the increase in the net tangible book value per share to existing stockholders would be $               per share and the dilution to new investors purchasing our common stock in this offering would be $      per share.

The number of shares of our common stock outstanding set forth in the table above excludes:

•	751,623 shares of common stock issuable upon the exercise of a warrant held by Evergreen at an exercise price of $1.53 per share, as of October 22, 2021;
•	753,200 shares of common stock issuable upon the conversion of the Evergreen Note, as of October 22, 2021; and
•	shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued in this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements,” and elsewhere in this prospectus.

Business Overview

Edible Garden is a next generation CEA farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces.

Our business is a successor business of a subsidiary of Terra Tech. We purchased substantially all of the assets of Edible Garden Corp., a subsidiary of Terra Tech which we refer to in this section as “Predecessor”, from Terra Tech as of March 30, 2020 for approximately $3.0 million. Our company was incorporated on March 28, 2020 in the State of Wyoming as Edible Garden Inc. We are now a Delaware corporation with the name “Edible Garden AG Incorporated.”

Recent Developments

Private Placement

On October 7, 2021, we closed on a private placement with Evergreen and raised $1.0 million, which we intend to use to support our working capital requirements. In the private placement, we issued a 15% original issue discount secured promissory note to Evergreen (the “Evergreen Note”) and a warrant to purchase 751,623 shares of our common stock (the “Evergreen Warrant”). The Evergreen Note matures on July 7, 2022 and incurs interest at a rate of 5.0% per annum. The Evergreen Note is secured and subordinated to the Sament Notes. Evergreen may elect to convert the Evergreen Note into shares of common stock at a conversion price of $1.53 per share. If the Evergreen Note is not converted into shares of common stock prior to the closing of this offering, we intend to repay the amount due under the Evergreen Note with some of the proceeds of this offering. The Evergreen Warrant may be exercised for the underlying shares of common stock at an exercise price of $1.53 per share until October 7, 2026. As part of the private placement, Maxim received a cash fee equal to 6% of the private placement proceeds. We have the option to issue up to $1.0 million in additional notes and warrants to Evergreen before January 10, 2022. The offering was conducted pursuant to an exemption from registration under the Securities Act in reliance upon Rule 506(b) promulgated under the Securities Act.

Exercise of Options by Sament

On October 8, 2021, Sament exercised its option to purchase 5,000,000 shares of our common stock for an aggregate exercise price of $2.00.

Impact of COVID-19

The COVID-19 pandemic and resulting worldwide economic conditions have affected, and may continue to affect, our business, financial condition and results of operations. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. For example, government imposed mandatory closures and restrictions across various key markets of ours resulted in volatile supply and demand conditions, primarily due to reduced demand in the food service distribution channel. As a result, product in the industry was redirected to the retail channel and in some cases this led to an increased supply and lower pricing. While demand in our retail channels for certain products has increased due to the impact of COVID-19, there is no guarantee that this increased demand will continue. While these effects were pronounced to varying degrees throughout fiscal year 2020, the future extent of the impact of the COVID-19 pandemic on our financial performance, including our ability to execute our strategic initiatives, is still uncertain and will depend on future developments, including the duration and spread of the pandemic, related government restrictions and the success of vaccines and other treatments for COVID-19. Additionally, as the global economic impacts of COVID-19 continue, fluctuate and/or change, the pandemic’s impact on our operating results may change or be prolonged.

In addition, our ability to continue to supply our products is highly dependent on our workforce, including our workers involved in the growing, harvesting, transportation, processing and distribution of our products. Our ability to maintain the safety of our workforce may be significantly impacted by individuals contracting or being exposed to COVID-19, and our operations and financial results may be negatively affected as a result. We are following the requirements of governmental authorities and taking additional preventative and protective measures to ensure the safety of our workforce, we cannot be certain that these measures will be successful in ensuring the health of our workforce. Workforce disruptions related to COVID-19 may significantly impact our ability to maintain our operations and may adversely affect our financial results. Throughout the pandemic governments have restricted travel and transportation generally, and while these restrictions have not significantly impacted our ability to supply our products to date, there is no guarantee that future restrictions will not have a significant impact on our business. We also incurred costs in relation to safety precautions undertaken in our shipping operations and there can be no assurances that we would not be required to incur such costs or similar costs in the future.

The impact of the COVID-19 pandemic on our operating results can also impact our ability to meet our financial obligations. Our operating results have been and may continue to be impacted by the pandemic, and we cannot predict whether future developments associated with the COVID-19 pandemic will materially adversely affect our long-term liquidity position. In the event of a continued sustained market deterioration or further delayed recovery, we may need additional liquidity which would require us to evaluate available alternative strategies such as seeking additional debt or equity capital, which may be unsuccessful.

Results of Operations

The comparability of our operating results in the year ended December 31, 2020 compared to the year ended December 31, 2019 includes the predecessor company, Edible Garden Corp., a subsidiary of Terra Tech (“Predecessor”) as well as the successor company, or Edible Garden AG Incorporated (us or the “Successor”).  The period from January 1, 2020 through March 31, 2020 relates to the Predecessor and the period from April 1, 2020 through December 31, 2020 relates to the Successor. The period from January 1, 2019 through December 31, 2019 relate to the Predecessor.

We present the information in this format to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. We believe this presentation is appropriate because it provides a meaningful comparison and relevant analysis of our results of operations for the relevant periods.

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Comparison of Results of Operations for the Year ended December 31, 2019 (Predecessor) compared to the Period from January 1, 2020 through March 31, 2020 (Predecessor) and the Period from March 28, 2020 (Inception) through December 31, 2020 (Successor)

	Predecessor		Successor
(in thousands)	Year Ended December 31, 2019	Period from January 1, 2020 through March 31, 2020	Period from March 28, 2020 (inception) through December 31, 2020
Revenue	$5,634	$1,750	$7,691
Cost of goods sold	4,366	1,599	6,488
Gross Profit	1,268	151	1,203
Selling, general and administrative expenses	5,291	1,480	3,675
Impairment of assets	(34)	—	—
(Gain) / Loss on sale of assets	—	303	—
Loss from operations	(3,988)	(1,632)	(2,472)
Other income / (expense)
Interest expense, net	—	—	(112)
Gain from Debt Forgiveness	—	—	503
Total other income / (expense)	—	—	391
Income / (loss) from continuing operations	(3,988)	(1,632)	(2,081)
NET LOSS	$(3,988)	$(1,632)	$(2,081)

Revenues

Revenues were $7.691 million for the period March 28, 2020 through December 31, 2020 (Successor) and $1.750 million for the period from January 1, 2020 through March 31, 2020 (Predecessor), compared to $5.634 million for the year ended December 31, 2019 (Predecessor).  On a combined basis, revenues for the Predecessor and Successor were $9.441 million for the year ended December 31, 2020, an increase of $3.807 million, or 67.57%, compared to the year ended December 31, 2019 for the Predecessor.  This represents growth from new accounts, growth from our existing customers taking in additional product lines due to the increased demand from consumers due to the impact of COVID-19 and overall category growth.

Cost of goods sold

Cost of goods sold were $6.488 million for the period March 28, 2020 through December 31, 2020 (Successor) and $1.599 million for the period from January 1, 2020 through March 31, 2020 (Predecessor), compared to $4.366 million for the year ended December 31, 2019 (Predecessor).  On a combined basis, cost of goods sold for the Predecessor and Successor were $8.087 million for the year ended December 31, 2020, an increase of $3.721 million, or 85.25%, compared to the year ended December 31, 2019 for the Predecessor.

The increase in cost of goods sold was primarily due to the raw material costs in the amount of $2.123 million, on a combined basis, to fulfill the orders placed by our customers and additional costs incurred due to additional supply chain pressure caused by COVID-19.  The increase in labor for both production to produce the products and in house delivery costs to get the products to market amounted to $654 thousand, on a combined basis.  The increase in the cost of freight to get the products to market amounted to $945 thousand, on a combined basis.

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Gross margin

Gross margin was $1.203 million or 15.64% of sales for the period March 28, 2020 through December 31, 2020 (Successor) and $151 thousand or 8.64% of sales for the period from January 1, 2020 through March 31, 2020 (Predecessor), compared to $1.268 million or 22.52% of sales for the year ended December 31, 2019 (Predecessor).  On a combined basis, gross margin for the Predecessor and Successor was $1.354 million or 14.34% of sales for the year ended December 31, 2020, an increase of $85 thousand, or 6.73%, compared to the year ended December 31, 2019 for the Predecessor, while gross margin as a percentage of sales declined by 8.16%.  Our margins dropped due to the increased costs incurred to fulfill the demand by our customers as a result of COVID-19 for our products which we were able to produce and deliver while beginning to leverage a small part of our operating efficiencies.

Selling, general and administrative

Selling, general and administrative expenses were $3.675 million for the period March 28, 2020 through December 31, 2020 (Successor) and $1.480 million for the period from January 1, 2020 through March 31, 2020 (Predecessor), compared to $5.291 million for the year ended December 31, 2019 (Predecessor).  On a combined basis, selling, general and administrative expenses for the Predecessor and Successor were $5.155 million for the year ended December 31, 2020, a decrease of $136 thousand, or 2.57%, compared to the year ended December 31, 2019 for the Predecessor.  Bad debt expense is attributable to the predecessor company for reserves established of approximately $162 thousand; commission expense, on a combined basis, increased by $78 thousand due to brokers we retained to help  increase revenue; depreciation and amortization, on a combined basis, increased by approximately $171 thousand based on the allocation of the assets acquired in the Asset Acquisition; employee benefits, on a combined basis, increased by approximately $71 thousand due to the higher rates paid for workmen’s compensation insurance due to the changes in our experience rating and other professional fees increased by approximately $165 thousand for outside contractors retained to establish better operating efficiencies.  Advertising, on a combined basis, decreased by approximately $72 thousand due to less advertising done during the COVID-19 pandemic; banking, on a combined basis, decreased by approximately $68 thousand since the successor company does not operate in the cannabis industry; salaries, on a combined basis, decreased by approximately $263 thousand due to the reduced headcount while deploying automation in the production facility; legal expense, on a combined basis, decreased by approximately $245 thousand since the predecessor company settled a lawsuit; trade shows, on a combined basis, decreased by approximately $35 thousand since there were no trade shows during the COVID-19 pandemic; and utilities, on a combined basis, decreased by approximately $91 thousand due to better controls put in place at the greenhouse.

Loss on sale of assets

Loss on the sale of assets in the period from January 1, 2020 to March 31, 2020 was approximately $303 thousand from the predecessor company recorded for the sale of the assets to the successor company.

Loss from operations

Loss from operations were $2.472 million for the period March 28, 2020 through December 31, 2020 (Successor) and $1.632 million for the period from January 1, 2020 through March 31, 2020 (Predecessor), compared to $3.988 million for the year ended December 31, 2019 (Predecessor).  On a combined basis, loss from operations for the Predecessor and Successor were $4.104 million for the year ended December 31, 2020, an increase of $116 thousand, or 2.83%, compared to the year ended December 31, 2019 for the Predecessor.

Interest expense

Interest expense was $112 thousand for the period March 28, 2020 through December 31, 2020 (Successor) and zero for the period from January 1, 2020 through March 31, 2020 (Predecessor), compared to zero for the year ended December 31, 2019 (Predecessor).  On a combined basis, interest expense for the Predecessor and Successor was $112 thousand for the year ended December 31, 2020, an increase of $112 thousand compared to the year ended December 31, 2019 for the Predecessor.  The interest was incurred by the successor due to the seller financing notes for the Asset Acquisition.

Gain on Debt Forgiveness

Gain on Debt Forgiveness in the amount of $503 thousand was from the successor due to the Paycheck Protection Program which was approved by the Small Business Administration.

Net Loss

Net Loss was $2.081 million for the period March 28, 2020 through December 31, 2020 (Successor) and $1.632 million for the period from January 1, 2020 through March 31, 2020 (Predecessor), compared to $3.988 million for the year ended December 31, 2019 (Predecessor).  On a combined basis, the net loss for the Predecessor and Successor was $3.713 million for the year ended December 31, 2020, an increase of $275 thousand, compared to $3.988 million net loss for the Predecessor in the year ended December 31, 2019.

Management will continue its efforts to attempt to lower operating expenses and increase revenue.  We continue to invest in further expanding our operations and promoting our name and products.  Given the fact that most of the operating expenses are fixed or have a quasi-fixed character, management expects that, as revenue increases, those expenses, as a percentage of revenue, will significantly decrease. Nevertheless, there can be no assurance that we will be able to increase our revenues in future periods.

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Comparison of Results of Operations for the three months ended March 31, 2020 (Predecessor) and the period March 28, 2020 (inception) through June 30, 2020 (Successor) are compared to the six months ended June 30, 2021 (Successor)

	Predecessor	Successor
		Period from	Successor
		March 28, 2020
	Three	(inception)	Six Months
	Months Ended	through	Ended
	March 31,	June 30,	June 30,
(in thousands)	2020	2020	2021
Revenue	$1,750	$2,649	$5,260
Cost of goods sold	1,599	2,327	4,823
Gross Profit	151	322	437
Selling, general and administrative expenses	1,480	1,276	2,684
Impairment of assets	—	—	—
(Gain) / Loss on sale of assets	303	—	—
Loss from operations	(1,632)	(954)	(2,247)
Other income / (expense)
Interest expense, net	—	(49)	(100)
Total other income / (expense)	—	(49)	(100)
Income / (loss) from continuing operations	(1,632)	(1,002)	(2,347)
NET LOSS	$(1,632)	$(1,002)	$(2,347)

Revenues

Revenues were $1.750 million for the three months ended March 31, 2020 (Predecessor) and $2.649 million for the period March 28, 2020 (inception) through June 30, 2020 (Successor) for a total of $4.399 million, compared to $5.260 million for the six months ended June 30, 2021 (Successor).  Revenues for the Successor increased of $861 thousand, or 19.57%, compared to the combined basis for the Predecessor and Successor for the six months ended June 30, 2020.  This represents growth from new accounts, growth from our existing customers taking in additional product lines due to the increased demand from consumers due to the impact of COVID-19 and overall category growth.

Cost of goods sold

Cost of goods sold were $1.599 million for the three months ended March 31, 2020 (Predecessor) and $2.327 million for the period March 28, 2020 (inception) through June 30, 2020 (Successor) for a total of $3.926 million, compared to $4.823 million for the six months ended June 30, 2020 (Successor).  Cost of goods sold for the Successor increased $897 thousand for the six months ended June 30, 2021, or 22.85%, compared to the combined basis for the Predecessor and Successor for the six months ended June 30, 2020.

The increase in cost of goods sold was primarily due to the raw material costs in the amount of $1.126 million, on a combined basis, to fulfill the orders placed by our customers and additional costs incurred due to additional supply chain pressure caused by COVID-19.  The increase in labor for both production to produce the products and in house delivery costs to get the products to market amounted to $43 thousand, on a combined basis.  This increase was offset by a decrease in the cost of freight to get the products to market, of $165 thousand on a combined basis, because our own employees are delivering our products instead of us incurring this cost from third-party carriers.

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Gross margin

Gross margin was $151 thousand or 8.64% of sales for the period three months ended March 31, 2020 (Predecessor) and $322 thousand or 12.16% of sales for the period March 28, 2020 (inception) through June 30, 2020 (Successor), compared to $437 thousand or 8.31% of sales for the six months ended June 30, 2021.  Gross margin for the Successor was $437 thousand or 8.31% of sales for the six months ended June 30, 2021, a decrease of $36 thousand, or 7.61%, compared to the combined basis for the Predecessor and Successor for the six months ended June 30, 2020, while gross margin as a percentage of sales declined by 2.44%.  Our margins decreased due to the increased costs incurred to fulfill the demand by our customers as a result of COVID-19 for our products which we were able to produce and deliver while beginning to leverage a small part of our operating efficiencies.

Selling, general and administrative

Selling, general and administrative expenses were $1.480 million for the three months ended March 31, 2020 (Predecessor) and $1.276 million for the period from March 28, 2020 (inception) through June 31, 2020 (Successor), compared to $2.684 million for the six months ended June 30, 2021 (Successor).  Selling, general and administrative expenses for the Successor were $2.684 million for the six months ended June 30, 2021, a decrease of $72 thousand, or 2.61%, compared to the combined basis for the Predecessor and Successor for the six months ended June 30, 2020.  Bad debt expense is attributable to the predecessor company for reserves established of approximately $176 thousand; commission expense, on a combined basis, increased by approximately $37 thousand due to brokers we retained to help increase revenue; employee benefits, on a combined basis, increased by approximately $111 thousand due to the higher rates paid for workmen’s compensation insurance due to the changes in our experience rating ; and other professional fees, on a combined basis, decreased by approximately $61 thousand for outside contractors retained to establish better operating efficiencies.  Salaries, on a combined basis, decreased by approximately $221 thousand due the reduced headcount while deploying automation in the production facility; legal expense, on a combined basis, increased by approximately $52 thousand.

Loss on sale of assets

Loss on the sale of assets was approximately $303 thousand from the predecessor company recorded for the sale of the assets to the successor company.

Loss from operations

Loss from operations were $1.632 million for the three months ended March 31, 2020 (Predecessor) and $954 thousand for the period March 28, 2020 (inception) through June 30, 2020 (Successor), compared to $2.247 million for the year six months ended June 30, 2021 (Successor).  Loss from operations for the Successor were $2.247 million for the six months ended June 30, 2021, a decrease of $339 thousand, or 13.11%, compared to the combined basis of the Predecessor and Successor of $2.586 million for the six months ended June 30, 2020.

Interest expense

Interest expense was zero for the three months ended March 31, 2020 (Predecessor) and $34 thousand for the period March 28, 2020 through June 30, 2020 (Successor), compared to $99 thousand for the six months ended June 30, 2021 (Successor). On a combined basis, interest expense for the Predecessor and Successor was $49 thousand for the six months ended June 30, 2020. There was an increase for the Successor of $51 thousand for the six months ended June 30, 2021. The interest was incurred by the successor due to the seller financing notes for the Asset Acquisition as well as other working capital loans.

Net Loss

Net Loss was $1.632 million for the three months ended March 31, 2020 (Predecessor) and $1.002 million for the period March 28, 2020 through June 30, 2020 (Successor), compared to $2.347 million for the six months ended June 30, 2021 (Successor).  On a combined basis, the net loss for the Predecessor and Successor was $2.634 million for the six months ended June 30, 2020, a decrease for the Successor of $287 thousand for the six months ended June 30, 2021.

Management will continue its efforts to attempt to lower operating expenses and increase revenue.  We continue to invest in further expanding our operations and promoting our name and products.  Given the fact that most of the operating expenses are fixed or have a quasi-fixed character, management expects that, as revenue increases, those expenses, as a percentage of revenue, will significantly decrease. Nevertheless, there can be no assurance that we will be able to increase our revenues in future periods.

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Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe certain measures are useful in evaluating our operating performance. These measures constitute non-GAAP measures. These non-GAAP measures are used by management in making operating decisions, allocating financial resources, and internal planning and forecasting, and for business strategy purposes. Non-GAAP financial measures have inherent limitations and are not uniformly utilized by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin

Management believes that Adjusted EBITDA and Adjusted EBITDA Margin, non-GAAP measures, are strong indicators of our overall operating performance and are useful to management and investors as measures of comparative operating performance from period to period. We define Adjusted EBITDA as net income before interest, taxes, depreciation, and amortization, and as further adjusted for loss on extinguishment of debt, share-based compensation, transaction and acquisition-related charges, integration and restructuring charges, and other non-cash charges. We exclude the impact of share-based compensation because it is a non-cash expense and we believe that excluding this item provides meaningful supplemental information regarding performance and ongoing cash generation potential. We exclude loss on extinguishment of debt, transaction and acquisition related charges, integration and restructuring charges, and other charges because such expenses are episodic in nature and have no direct correlation to the cost of operating our business on an ongoing basis. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

Adjusted EBITDA was $(3.479) million for the year ended December 31, 2019 (Predecessor) and represented an Adjusted EBITDA Margin of (62)%. Adjusted EBITDA was $(1.182) million for the period from January 1, 2020 through March 31, 2020 (Predecessor) and represented an Adjusted EBITDA Margin of (68)%.  Adjusted EBITDA was $(1.402) million for the period from March 28, 2020 through December 31, 2020 (Successor) and represented an Adjusted EBITDA Margin of (18)%. On a combined basis, Adjusted EBITDA for the Predecessor and Successor was $(2.584) million for the year ended December 31, 2020 and represented an Adjusted EBITDA Margin of (27)%.

Growth in Adjusted EBITDA was driven primarily from revenue growth attributed to new and existing customers offset by the contraction of margin due to supply chain issues during COVID-19 pandemic.

The following table presents the reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the comparable GAAP measures for the last two fiscal years.

	Predecessor		Successor
		Period from	Period from
		January 1,	March 28, 2020
		2020	(inception)
	Year Ended	through	through
	December 31,	March 31,	December 31,
(in thousands)	2019	2020	2020
Net Loss	$(3,988)	$(1,632)	$(2,081)
Interest expense, net	—	—	112
Depreciation and amortization	543	147	567
Impairment of assets	(34)	—	—
(Gain) / Loss on sale of assets	—	303	—

Adjusted EBITDA	$(3,479)	$(1,182)	$(1,402)

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	Predecessor		Successor
			Period from
		Period from	March 28, 2020
		January 1, 2020	(inception)
	Year Ended	through	through
	December 31,	March 31,	December 31,
(in thousands)	2019	2020	2020
Adjusted EBITDA	$(3,479)	$(1,182)	$(1,402)
Total Revenues	5,634	1,750	7,691
Adjusted EBITDA Margin	$-62%	$-68%	$-18%

Adjusted EBITDA was $(1.182) million for the three months ended March 31, 2020 (Predecessor) and represented an Adjusted EBITDA Margin of (68)%. Adjusted EBITDA was $(765) thousand for the period from March 28, 2020 (inception) through June 30, 2020 (Successor) and represented an Adjusted EBITDA Margin of (29)%. On a combined basis, Adjusted EBITDA for the Predecessor and Successor was $(1.947) million for the period from January 1, 2020 through June 30, 2020 and represented an Adjusted EBITDA Margin of (44)%. Adjusted EBITDA was $(1.863) million for the six months ended June 30, 2021 represented an Adjusted EBITDA Margin of (35)%.

Growth in Adjusted EBITDA was driven primarily from revenue growth attributed to new and existing customers offset by the contraction of margin due to supply chain issues during COVID-19 pandemic.

The following table presents the reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the comparable GAAP measures for the six-month periods.

	Predecessor	Successor
		Period from	Successor
		March 28, 2020
	Three	(inception)	Six Months
	Months Ended	through	Ended
	March 31,	June 30,	June 30,
(in thousands)	2020	2020	2021
Net Loss	$(1,632)	$(1,002)	$(2,347)
Interest expense, net	—	49	100
Depreciation and amortization	147	188	384
(Gain) / Loss on sale of assets	303	—	—

Adjusted EBITDA	$(1,182)	$(765)	$(1,863)

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	Predecessor	Successor
		Period from	Successor
		March 28, 2020
	Three	(inception)	Six Months
	Months Ended	through	Ended
	March 31,	June 30,	June 30,
(in thousands)	2020	2020	2021
Adjusted EBITDA	$(1,182)	$(765)	$(1,863)
Total Revenues	1,750	2,649	5,260

Adjusted EBITDA Margin	-68%	-29%	-35%

Liquidity and Capital Resources

Going Concern Considerations

We have incurred significant losses since our inception. We have experienced net losses of approximately $2.081 million for the period March 28, 2020 (inception) through December 31, 2020 and $2.345 million in the six months ended June 30, 2021. We expect our capital expenses and operational expenses, to increase in the future due to expected increased sales and marketing expenses, operational costs, and general and administrative costs and, therefore, our operating losses will continue or even increase at least through the near term.

Our financial statements have been prepared on a “going concern” basis, which implies we may not continue to meet our obligations and continue our operations for the next twelve months. The report of our independent registered public accounting firm that accompanies our audited consolidated financial statements contains a going concern qualification in which such firm expressed substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might result if we are unable to continue as a going concern. If we are unable to continue as a going concern, holders of our securities might lose their entire investment. Although we plan to attempt to raise additional capital through one or more private placements or public offerings, the doubts raised relating to our ability to continue as a going concern may make our shares an unattractive investment for potential investors. These factors, among others, may make it difficult to raise any additional capital and may cause us to be unable to continue to operate our business.

There is no assurance that we will ever be profitable or that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity or equity-linked securities by us would result in significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business as planned and as a result may be required to scale back or cease operations, which could cause our stockholders to lose some or all of their investment in us. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Liquidity

The Company’s primary liquidity requirements are for working capital, continued investments in capital expenditures, and other strategic investments. Income taxes are currently not a significant use of funds but after the benefits of our net operating loss carryforwards are fully recognized, could become a material use of funds, depending on our future profitability and future tax rates. The Company’s liquidity needs are met primarily through cash flows from operations, as well as funds available under our term loan borrowings and related party loans. Our cash flows from operations include cash received from customers, less cash costs to provide services to our customers, which includes general and administrative costs and interest payments.

As of December 31, 2020, we had $5 thousand in cash and cash equivalents, respectively, available.  As of June 30, 2021, we had $15 thousand in cash and cash equivalents, respectively, available.  As of December 31, 2020, we had $3.884 million of total debt outstanding. As of June 30, 2021, we had $4.821 million of total debt outstanding.  We believe our cash on hand, together with the proceeds of this offering, amounts available under our factoring facility, related party loans and cash provided by (used in) operating activities are and will continue to be adequate to meet our operational and business needs in the next twelve months. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through the incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds.  In the event that we need access to additional cash, we may not be able to access the credit markets on commercially acceptable terms or at all. Our ability to fund future operating expenses and capital expenditures and our ability to meet future debt service obligations or refinance our indebtedness will depend on our future operating performance, which will be affected by general economic, financial and other factors beyond our control, including those described under “Risk Factors.”

Long-Term Debt

Secured Promissory Note

On March 30, 2020, the Company issued a promissory note to Sament Capital Investments, Inc. (“Sament”), an affiliate of Terra Tech for $3,000,000 in connection with the acquisition of the Predecessor’s assets. The Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. In addition, we granted a second secured promissory note to Sament as of June 3, 2020 for $653,870, which accrues interest at a rate of 3.5% until June 3, 2023 (together with the note due March 30, 2025, the “Sament Notes”). The Sament Notes are secured by all of the assets purchased in connection with the Asset Acquisition. Sament also currently owns 20.0% of our outstanding common stock.

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Small Business Administration (“SBA”) Loans

On June 22, 2020, the Company entered into a U.S. Small Business Administration Loan Authorization and Agreement pursuant to which the Company received loan proceeds of $150,000 (the “SBA Loan”). The SBA Loan was made under, and is subject to the terms and conditions of, the Economic Injury Disaster Loan Program, which was a program expanded for COVID-19 relief under the CARES Act and is administered by the U.S. Small Business Administration. The term of the SBA Loan is thirty (30) years with a maturity date of June 22, 2050 and the annual interest rate of the SBA Loan is a fixed rate of 3.75%. Under the terms of the CARES Act, the use of loan proceeds for the SBA Loan is limited to alleviating economic injury caused by the COVID-19 pandemic.

SAFE Agreements

During the year ended December 31, 2020, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with investors in a series of transactions exempt from registration under the Securities Act pursuant to Regulation Crowdfunding (the “Crowdfunding offering”).

Upon a future equity financing of greater than $1,000,000 (not including our initial public offering), the SAFE securities are convertible at the option of the Company into securities identical to those issued in the future equity financing (“Shadow Securities”), except (1) they do not have the right to vote except as required by law, (2) they must vote in accordance with the majority of the investors in such future equity financing with respect to any such required vote and (3) they are not entitled to any inspection or information rights. If the Company elects to convert the securities upon the closing of a future equity financing, the investors will receive the number of Shadow Securities equal to the greater the quotient obtained by dividing the amount the investor paid (the “Purchase Amount”) for the securities by:

(a) the quotient of $18,500,000 divided by the aggregate number of issued and outstanding shares of capital stock, assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares of convertible preferred stock and all outstanding vested or unvested options or warrants to purchase capital stock, but excluding (i) the issuance of all shares of capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans, (ii) convertible promissory notes issued by the Company, (iii) any SAFEs, and (iv) any equity securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs, or

(b) the lowest price per share of the securities sold in such future equity financing.

The price (either (a) or (b)) determined above shall be deemed the “First Financing Price” and may be used to establish the conversion price of the securities at a later date, even if the Company does not choose to convert the SAFE securities upon the first future equity financing.

Upon our initial public offering of common stock or a change of control (a “Liquidity Event”) prior to any equity financing, the SAFE holders will receive, at the option of the holder, either (i) a cash payment equal to the purchase amount or (ii) a number of shares of common stock of the Company equal to the purchase amount divided by the quotient of (a) $18,500,000 divided by (b) the number, as of immediately prior to the Liquidity Event, of shares of the Company’s capital stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding, vested and unvested options, warrants and other convertible securities, but excluding (i) shares of common stock reserved and available for future grant under any equity incentive or similar plan; (ii) any SAFEs; and (iii) convertible promissory notes.

In the case of a Liquidity Event following any equity financing, the investors will receive, at the option of the investors, either (i) a cash payment equal to the Purchase Amount, or (ii) a number of shares of the most recently issued preferred stock equal to the Purchase Amount divided by the First Financing Price. Shares of preferred stock granted in connection shall have the same liquidation rights and preferences as the shares of preferred stock issued in connection with the Company’s most recent Equity Financing.

During the year ended December 31, 2020, the Company raised a total of $40 thousand in the Crowdfunding offering, which was made through Open Deal Portal LLC (the “Intermediary”), and a total of approximately $538 thousand. The Intermediary was entitled to receive a 6% commission fee and 2% of the securities issued in connection with the offering, which was closed subsequent to year-end.

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Related Party Loans

During 2020, the Company borrowed $32,000 from James E. Kras, the Company’s Chief Executive Officer and Director. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2020, the Company borrowed $25,000 from Jeanne Ciccone, a close relative of James E. Kras. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2020, the Company borrowed $25,000 from Michael James, the Company’s Chief Financial Officer and Director, of which $2,500 remained outstanding as of December 31, 2020. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

See “Certain Relationships and Related Party Transactions” for a summary of the convertible notes the Company has issued to Messrs. Kras and James in order to fund ongoing operations.

Vehicle Loan

On May 26, 2020, the Company entered into a financing agreement for the purchase of a vehicle. The loan, which accrues interest at a rate of 17.51%, matures on April 26, 2024. The loan is secured by the vehicle purchased.

Factoring Facility

On March 30, 2021, the Company entered into an accounts receivable purchasing agreement with Quasar Capital Partners, LLC (the “factoring facility”) pursuant to which the Company agreed to provide Quasar with the right to purchase the Company’s accounts receivable at book value less a discount. The Company’s Chief Financial Officer personally guaranteed the amounts payable under the factoring facility. On October 7, 2021, the Company repaid the amounts due under the factoring facility and the guarantee was released.

Evergreen Note

On October 7, 2021, we issued a 15% original issue discount secured promissory note to Evergreen. The Evergreen Note matures on July 7, 2022 and incurs interest at a rate of 5.0% per annum. The Evergreen Note is secured and subordinated to the Sament Notes. Evergreen may elect to convert the Evergreen Note into shares of common stock at a conversion price of $1.53 per share. If the Evergreen Note is not converted into shares of common stock prior to the closing of this offering, we intend to repay the amount due under the Evergreen Note with some of the proceeds of this offering. We have the option to issue up to $1.0 million in additional notes and warrants to Evergreen before January 10, 2022.

Cash Flow Analysis

Comparison of Cash Flows for the Period from March 28, 2020 through December 31, 2020 (Successor) and for the Period from January 1, 2020 through March 31, 2020 (Predecessor) compared to the Year ended December 31, 2019 (Predecessor).

The following table is a summary of our cash flow activity for the periods presented:

	Predecessor		Successor
			Period from
		Period from	March 28, 2020
		January 1, 2020	(inception)
	Year Ended	through	through
	December 31,	March 31,	December 31,
(in thousands)	2019	2020	2020
Net cash provided by (used in) operating activities	$(3,519)	$(676)	$(1,351)
Net cash provided by (used in) investing activities	$(207)	$(79)	$(48)
Net cash provided by (used in) financing activities	$3,714	$750	$1,404

Cash Flows from Operating Activities

For the period from March 28, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through March 31, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor), net cash provided by (used in) operating activities was $(1.351) million, $(676) thousand, and $(3.519) million, respectively.  The cash flows used by operating activities were driven primarily by working capital needs offset by revenue growth from existing customers and new customers.

Cash Flows from Investing Activities

For the period from March 30, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through March 31, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor), net cash used in investing activities was $(48) thousand, $(79) thousand, and $(207) thousand, respectively. Investing cash flows are driven primarily by capitalized purchases of property and equipment.

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Cash Flows from Financing Activities

For the period from March 28, 2020 through December 31, 2020 (Successor), the period from January 1, 2020 through March 31, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor), net cash provided by financing activities was $1.404 million, $750 thousand and $3.714 million, respectively. Net cash provided by financing activities for the period from March 28, 2020 through December 31, 2020 (Successor) was driven by proceeds of debt issued.  For the January 1, 2020 through March 31, 2020 (Predecessor), and for the year ended December 31, 2019 (Predecessor), net cash provided was for contributions from the parent company.

Comparison of Cash Flows for the three months ended March 31, 2020 (Predecessor) and the period March 28, 2020 (inception) through June 30, 2020 (Successor) are compared to the six months ended June 30, 2021 (Successor)

The following table is a summary of our cash flow activity for the periods presented:

	Predecessor	Successor	Successor
		Period from
		March 28, 2020
	Three Months Ended	(inception) through	Six Months Ended
	March 31, 2020	June 30, 2020	June 30, 2021
Net cash provided by (used in) operating activities	$(676)	$(1,089)	$(899)
Net cash provided by (used in) investing activities	$(79)	$(28)	$284
Net cash provided by (used in) financing activities	$750	$1,316	$936

Cash Flows from Operating Activities

For the three months ended March 31, 2020 (Predecessor), the period from March 28, 2020 (inception) through June 30, 2020 (Successor), and the six months ended June 30, 2021 (Successor), net cash provided by (used in) operating activities was $(676) thousand, $(1.089) million, and $(899) thousand, respectively.  The cash flows used by operating activities were driven primarily by working capital needs offset by revenue growth from existing customers and new customers.

Cash Flows from Investing Activities

For the three months ended March 31, 2020 (Predecessor), the period from March 28, 2020 (inception) through June 30, 2020 (Successor), and the six months ended June 30, 2021 (Successor), net cash used in investing activities was $(79) thousand, $(28) thousand, and $284 thousand, respectively. Investing cash flows are driven primarily by capitalized purchases of property and equipment.

Cash Flows from Financing Activities

For the three months ended March 31, 2020 (Predecessor), the period from March 28, 2020 (inception) through June 30, 2020 (Successor), and the six months ended June 30, 2021 (Successor), net cash provided by financing activities was $750 thousand, $1.316 million and $936 thousand, respectively. For the three months ended March 31, 2020 (Predecessor), net cash provided was for contributions from the parent company.  Net cash provided by financing activities for the period from March 28, 2020 (inception) through June 30, 2020 (Successor) and the six months ended June 30, 2021 (Successor) were driven by proceeds of debt issued.

Off Balance Sheet Arrangements

There were no material off-balance sheet arrangements as of December 31, 2020 or June 30, 2021.

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Critical Accounting Policies and Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. The following accounting policies are based on, among other things, judgments and assumptions made by management that include inherent risks and uncertainties. Management’s estimates are based on historical experience, the relevant information available at the end of each period, and their judgment. Although management believes the judgment applied in preparing estimates is reasonable based on circumstances and information known at the time, actual results could differ materially from these estimates under different assumptions or market conditions.

The most significant accounting estimates involve a high degree of judgment or complexity. Management believes the estimates and judgments most critical to the preparation of our consolidated financial statements and to the understanding of our reported financial results are described below.

Revenue Recognition

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

Property, Equipment and Leasehold Improvements

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of five years.  Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, “Property, Plant, and Equipment,” intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. As of December 31, 2020, Edible Garden held one intangible asset related to a non-compete agreement, which has a useful life of two years.  The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life.  Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities.  If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period identified.

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Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes.” The Company files a consolidated United States federal income tax return.  The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return.  Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes.  At December 31, 2020 and 2019, such net operating losses were offset entirely by a valuation allowance.

The Company recognizes uncertain tax positions based on a benefit recognition model.  Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements included in this prospectus for information about recent accounting pronouncements.

Internal Controls and Procedures

We are not currently required to comply with the SEC’s rules implementing Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with the SEC’s rules implementing Section 302 of the Sarbanes Oxley Act, which will require our management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose material changes made to our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the year following our first annual report required to be filed with the SEC. We will not be required to have our independent registered public accounting firm attest to the effectiveness of our internal control over financial reporting until our first annual report subsequent to our ceasing to be an “emerging growth company.”

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BUSINESS

Overview

Edible Garden is a next generation controlled environment agriculture (“CEA”) farming company. We use traditional agricultural growing techniques together with technology to grow fresh, organic food, sustainably and safely while improving traceability. We use the controlled environment of traditional greenhouse structures, such as glass greenhouses, together with hydroponic and vertical greenhouses to sustainably grow organic herbs and lettuces. In our hydroponic greenhouse, we grow plants without soil. Instead of planting one row of lettuce in the ground, by using a vertical greenhouse, we can grow many towers of lettuce in the same area by planting up instead of planting across. Growing these products sustainably means that we avoid depleting natural resources in order to maintain an ecological balance, such as by renewing, reusing and recycling materials in order to lower the overall one-time use of materials.

Our controlled greenhouse facilities allow us to grow consistent quality herbs and lettuces year-round, first by eliminating some of the variability of outdoor farming with our CEA techniques, and second by leveraging our proprietary software, GreenThumb. In addition to using hydroponic and vertical greenhouse systems, we use a “closed loop” system in our greenhouses. Generally, in a “closed loop” system, drain water is recollected and reused for irrigation. In our closed loop system, we also cycle water back into the system that has been collected through reverse osmosis. When compared to conventional agriculture, our closed looped systems and hydroponic methods use less land, less energy and less water (than legacy farms), thus conserving some of the planet’s limited natural resources. Our advanced systems are also designed to help mitigate contamination from harmful pathogens, including salmonella, e-coli and others.

We have also developed patented software called GreenThumb that assists in tracking plants through our supply chain. Utilizing our GreenThumb software to track the status of our plants as they grow and move throughout the greenhouse allows us to add a layer of quality control due to the frequent monitoring of the growing process, leading to improved traceability. In this context, traceability means being able to track a plant through all stages of production and distribution. In addition to improving traceability, GreenThumb helps us better manage the day-to-day operations of our business. GreenThumb is a web-based greenhouse management and demand planning system that does the following:

•	integrates in real-time with our cloud business software suite for monitoring daily sales data;
•	generates reports by category, product, customer, and farm to allow us to analyze sales, trends, margins and retail shrink (spoiled product);
•	provides dynamic pallet mapping for packout, which enables us to more efficiently ship our products;
•	utilizes a proprietary algorithm that uses year-over-year and trending sales data to develop customer specific and aggregate product specific forecasting for our greenhouses;
•	aggregates all greenhouse activity input to provide real-time inventory and availability reports of all products in our greenhouses;
•	manages our online ordering system with user controlled product availability based upon greenhouse inventory;
•	provides a route management system for coordinating the logistics of our direct store delivery program; and
•	tracks all production activities at greenhouses, including sowing, spacing, dumping, spraying, picking and packing, using hand held devices.

We also use our GreenThumb software to help monitor the quality of our products, and we have dedicated quality assurance and quality control personnel that check and monitor our products. We have customer service personnel that answer any questions the consumers of our products may have, and we regularly ask for feedback from our customers on the quality of our products. The combination of the GreenThumb software, quality assurance and control processes (including compliance with food safety standards), and feedback from consumers and purchasers holds us accountable for maintaining the quality of our herbs and lettuce.

We focus our efforts on producing our herbs and vegetables in a sustainable manner that will reduce consumption of natural resources, by recycling water in our closed loop system and using LED lights instead of conventional lightbulbs to accelerate crop growth and yield, when necessary. In addition, the inventory management component of GreenThumb allows us to manage inventory levels, order quantities and fill rates while maximizing truck loads. This means that we are better able to control shipping our products in full truck loads, thus eliminating multiple deliveries and decreasing the excess emission of greenhouse gases that would result from many partially full trucks delivering our products. Together, these elements of our production and distribution process are intended to reduce our carbon footprint, or the total amount of greenhouse gases that are generated by our actions, as compared to a legacy farm business.

We believe our focus on our brand “Edible Garden” is a significant differentiator. The brand not only lends itself to our current portfolio of products but allows us to develop other products in the “Consumer Brands” category. Our focus on sustainability, traceability, and social contribution, which we define as an ongoing effort to improve employee relations, working conditions, and local communities, presents our value proposition to our customers and supermarket partners and distributors.

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We believe that Edible Garden’s state-of-the-art facilities comply with food safety and handling standards.

 We have food safety certifications from Primus, a GFSI certification program, the USDA for organic products, and some of our products are verified as non-GMO by the non-GMO Project. We are licensed under PACA to operate our business. We voluntarily comply with the HACCP principles established by the FDA.

Primus annually audits our growing process and entire food safety management system to ensure that our process and products meet the standards established by the GFSI. We value this certification because our customers require purchasing products from producers who are GFSI certified. When we undergo the GFSI audit, Primus audits the following:

•	standard operating procedures and their documentation;
•	food safety testing (biological hazards) by an ISO 17025 accredited lab;
•	water testing by an ISO 17025 accredited lab;
•	quality control processes;
•	personnel health, hygiene and safety;
•	sanitation programs;
•	mock recalls/products on-hold process;
•	internal auditing system for organic, GFSI, non-GMO and HACCP certifications and verifications;
•	records retention;
•	food defense/food fraud;
•	supplier approval program;
•	pest management program; and
•	visual inspection of growing and packing processes.

To maintain our USDA Organic certification, we must submit:

•	our farm and handling plans annually;
•	to an annual inspection and audit of our greenhouse and how we handle aspects of our business;
•	to review of our organic documentation and records retention; and
•	to review and testing of our water usage and irrigation systems, harvest and post-harvest processing, and supplier monitoring and control.

In addition, we must:

•	use Organic Materials Review Institute (“OMRI”)-approved inputs, such as fertilizer, pesticides, disease management and media;
•	use organic in-house seedling production;
•	use organic pest management practices;
•	use organic crop management techniques;
•	perform nutritional deficiencies testing;
•	perform microbiological water testing;
•	conserve natural resources and promote biodiversity; and
•	maintain organic integrity (prevent conventional crops from contaminating organic crops).

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Some of our products are verified as non-GMO by the non-GMO Project. To have a product verified by the non-GMO Project, we submit to an annual review process of the relevant products. We must source seeds and cuts from reputable and safe suppliers, not use bio-engineered products or ingredients during the growing process, and not include bio-engineered ingredients or products in the final goods sold to customers.

To maintain our PACA license, we submit to an annual review of our business, including our history and principles, to ensure we are meeting our contractual obligations under the law. This includes abiding by fair trading practices, meeting our contractual agreements and specifications, promptly paying all contracts, and maintaining trust assets.

The HACCP principles require that we submit to USDA audits annually. We must also identify the various chemical, physical, and biological hazards that exist in crop production and manage and control those hazards so that they do not contaminate our products or packaging. We must also implement and document critical control points, and implement and document corrective actions taken when those critical control points do not adequately control a hazard.

We intend to use our approach to expand in key strategic markets across the country while supporting our existing operations. Our priority in the near term is to strengthen our existing business in part with the proceeds from this offering. We have a history of operating losses since inception and expect to incur additional near-term losses. As discussed further in “Management’s Discussion and Analysis — Liquidity and Capital Resources,” our auditors have issued an opinion that there is a substantial doubt about our ability to continue as a going concern if we are unable to complete this offering. However, we are pursuing this offering because we believe that we have the potential to take advantage of strategic growth opportunities. Our model of growing local produce near high population density centers and being able to provide fresh produce to our existing supermarket partners, who have a wider network than us, is intended to create organic growth in our business through those existing relationships. If we complete this offering, we intend to use part of the proceeds to either build or acquire greenhouses near population centers and distribution centers to be able to grow more produce close to where it is in demand and to deepen our relationships with regional and national supermarkets. Our model allows us to reduce transportation food miles, reduce fuel costs, and lower emissions related to food transportation.

It is our strong belief that the power of our brand together with the quality, innovative packaging and traceability of our products allow all of our customers to associate Edible Garden with locally grown and sustainably sourced packaged herbs and vegetables. Our tag line “Simply Local, Simply Fresh” is intended to describe our business plan: growing herbs and lettuce in local farms in the regional communities where our customers sell our products so that the products stay fresher for longer. We believe this strategy allows us to drive local grass roots brand awareness while we grow our business to support our plan to become a national brand.

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We currently offer 31 stock keeping units “SKU’s” and expect to further cross sell products across our supermarket partners to meet their demand. These products include:

•	10 types of individually potted, live herbs;
•	10 types of cut single-herb clamshells;
•	2 specialty herb items;
•	6 different types of lettuce;
•	hydro basil;
•	bulk basil; and
•	vegan protein powder.

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These products are currently sold at over 4000 supermarket stores and food distributors across the Northeast, Midwest and Mid-Atlantic regions of the country. Some of the supermarkets that sell our products include Walmart, Target, Meijer, and Wakefern Food Corporation/ShopRite.

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We also service a large number of food distributors. This market segment allows us greater penetration with smaller local and regional supermarkets and the food services business.

Since inception, a few of our customers constituted a majority of our total revenue. For example, during the six months ended June 30, 2021, we earned approximately 58% of our revenue from two customers, and we earned approximately 34% of our revenue from one customer in the period from our inception through December 31, 2020. While we value our strong relationship with these major customers, we face the risk of losing a significant source of revenue if our major customers do not continue to purchase our products. If that were to occur and we were unable to replace the revenue by selling our products to additional customers, our ability to earn revenue would be significantly negatively impacted. Part of our growth strategy is to reduce this customer concentration by expanding our production capacity, which would allow us to sell our products to more supermarket partners.

We  sell products to our customers on a purchase order basis, with no spend or purchase commitments, in the ordinary course of business. We and our customers enter into purchase orders on a daily basis. To date, no purchase order has exceeded 2.0% of our revenue for the particular quarter in which the products were delivered to the customer.

Our Zero-Waste Inspired™ packaging innovations leverage the latest technology to reduce plastics, extend the shelf life of our products, and reduce retail shrink - all leading to a reduced carbon footprint by reducing waste. Our packaging features bio-based (sugar cane) sleeves. Using this material, we are able to reduce our use of plastic in our business. Generally, retail shrink is a loss of inventory. For our supermarket customers, one source of this shrinkage is spoiled product, such as herbs that have been in packaging for so long that they become poor quality. We use herb bags that have micro-perforations that allow ethylene gas to escape from the product packaging. Ethylene gas accelerates spoilage of herbs and lettuce. By allowing this gas to escape, we are able to extend the shelf life of the product while reducing the likelihood that our customers experience retail shrink because they have to throw our products in the garbage. Using this technology, cilantro, for example, is in good quality after 11 days, while it would be in poor quality after seven days in other packaging. The CO2 laser perforation on our packaging creates well-defined holes which allow for a controllable and consistent environment in the bag, while other typical bagged herbs are perforated with a cold needle, which produce inconsistent holes and, therefore, an uncontrollable atmosphere. Less product spoilage means less waste, and less shrinkage means that we will not have to produce as many lettuce and herbs to achieve the same level of retail sales. Altogether, we should be able to produce less carbon and minimize the size of our carbon footprint by using these packaging innovations.

Impact of COVID-19

The COVID-19 pandemic and resulting worldwide economic conditions have affected, and may continue to affect, our business, financial condition and results of operations. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. For example, government imposed mandatory closures and restrictions across various key markets of ours resulted in volatile supply and demand conditions, primarily due to reduced demand in the food service distribution channel. As a result, product in the industry was redirected to the retail channel and in some cases this led to an increased supply and lower pricing. While demand in our retail channels for certain products has increased due to the impact of COVID-19, there is no guarantee that this increased demand will continue. While these effects were pronounced to varying degrees throughout fiscal year 2020, the future extent of the impact of the COVID-19 pandemic on our financial performance, including our ability to execute our strategic initiatives, is still uncertain and will depend on future developments, including the duration and spread of the pandemic, related government restrictions and the success of vaccines and other treatments for COVID-19. Additionally, as the global economic impacts of COVID-19 continue, fluctuate and/or change, the pandemic’s impact on our operating results may change or be prolonged.

In addition, our ability to continue to supply our products is highly dependent on our workforce, including our workers involved in the growing, harvesting, transportation, processing and distribution of our products. Our ability to maintain the safety of our workforce may be significantly impacted by individuals contracting or being exposed to COVID-19, and our operations and financial results may be negatively affected as a result. We are following the requirements of governmental authorities and taking additional preventative and protective measures to ensure the safety of our workforce, we cannot be certain that these measures will be successful in ensuring the health of our workforce. Workforce disruptions related to COVID-19 may significantly impact our ability to maintain our operations and may adversely affect our financial results. Throughout the pandemic governments have restricted travel and transportation generally, and while these restrictions have not significantly impacted our ability to supply our products to date, there is no guarantee that future restrictions will not have a significant impact on our business. We also incurred costs in relation to safety precautions undertaken in our shipping operations and there can be no assurances that we would not be required to incur such costs or similar costs in the future.

The impact of the COVID-19 pandemic on our operating results can also impact our ability to meet our financial obligations. Our operating results have been and may continue to be impacted by the pandemic, and we cannot predict whether future developments associated with the COVID-19 pandemic will materially adversely affect our long-term liquidity position. In the event of a continued sustained market deterioration or further delayed recovery, we may need additional liquidity which would require us to evaluate available alternative strategies such as seeking additional debt or equity capital, which may be unsuccessful.

Production and Properties

We utilize prime greenhouse locations in the Northeast, Midwest and Mid-Atlantic regions of the country allowing us to provide local fresh and organic products to these local communities. Our locally grown and delivered products using a network of sustainable greenhouse farms provide local communities, retailers and consumers the quality they demand with the food safety they expect. The communities, retailers and consumers benefit from this as this allows us to get our products to market in the shortest time without compromising the plant’s quality and nutritional value. The growing locations are chosen to be near key trucking lanes within hours of major cities to cut down on “food miles” and fuel costs. We believe our strategy enhances our products’ appeal to major consumer constituencies that desire products grown and delivered locally.

Consistent year round growing that adheres to our stringent sustainability protocols occurs in our owned and contracted greenhouse locations in California, Florida, Indiana, New Jersey, New York, Michigan, Ohio and Wisconsin, that can service approximately 55% of the country’s population. We develop long term contract growing relationships that require our herbs and produce to be grown in strict accordance with our proprietary grow process, but have no formal long-term contracts with these growers.  Our growing relationships require our produce to be grown in accordance with our proprietary growing process and to our specifications. Orders are placed with the contract growers based on purchase orders we receive from our customers and the proximity of the contract grower to the specific customer.  The contract grower determines the quantity sown based on the minimum purchase orders received and the contract grower bears the inventory risk, risk of loss and other cost if it over sows the specific crop. We take title of the produce after inspection has been made in accordance with the specifications agreed to by both parties.  Our 5 acre flagship greenhouse location in Belvidere, NJ, in conjunction with over 1 million square feet of contracted greenhouse growers, enables us to use standardized methods and a suite of proprietary technology innovations to operate these hydroponic greenhouses in order to provide supply chain excellence in delivering our fresh produce.

Our locations and capacity include:

Location	Growing capacity
Belvidere, New Jersey	5 acres	Operated by Edible Garden
Half Moon Bay, California	55 acres	Contract grower
Hillard, Florida	2 acres	Contract grower
Francesville, Indiana	3 acres	Contract grower
Grand Rapids, Michigan	6 acres	Contract grower
Berlin, New York	3 acres	Contract grower
Cleveland, Ohio	3 acres	Contract grower
Hixton, Wisconsin	3 acres	Contract grower

Our 5 acre flagship facility in Belvidere, New Jersey began commercial operations in 2015. Our facility incorporates a hydroponic gutter system developed in Holland for the exclusive production of herbs. The flagship facility also includes a cold storage freezer which allows us to package herbs for our distribution partners and a 20,000 sq. ft packhouse, which is under construction. We are currently party to an ongoing arrangement with our predecessor company, Edible Garden Corp., whereby we make lease payments of approximately $15,300 per month to the lessor of the land on which our flagship facility is built and for which our predecessor company is the lessee. We do not have a lease in place directly with the lessor of the property that gives us the right to operate the property, although we have been operating under this arrangement with the lessor for more than one year and do not expect to lose access to the property.

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As of June 30, 2021, we had 39 full-time employees and four part-time employees located in or around Belvidere, New Jersey.

We source the raw materials for production from multiple suppliers, including Ball Horticulture, Brandt Box and Paper, PPC Flexible Packing, Sumit Plastics, Sun Gro Horticulture, Sunshine FPC, and expect that those supplies will continue to be available for our use.

Distribution

Edible Garden utilizes advanced, sustainable, environmentally controlled indoor agriculture to grow and process organic herbs and lettuces. Through our extensive distribution platform and proprietary predictive modeling, we pick, pack and ship to big box retailer’s distribution centers in our network. We distribute our products through more than 50 retail partners including national big box retailers, regional grocery stores, distributors, restaurants and local purveyors.

Our growing and distribution plans are designed to get our locally grown products to our retail partners and consumers immediately after harvest. We want to make sure that our products arrive as fresh, undegraded and nutrient rich as when they were harvested. In order for us to meet this objective we strive to deliver our products to market in no less than 24 hours from when they are picked. We currently rely on our own fleet of nine delivery vehicles, as well as other independent shipping operators. We continue to build a broader footprint and intend to increase our logistics and shipping fleet to include more energy efficient vehicles that will use less fuel and leave less waste in our environment. Our greenhouse farms have to be strategically located in order for us to deliver on this objective.

We hold our transportation-related assets and manage the distribution of our products through our wholly-owned subsidiary, EG Transportation, LLC.  This entity owns and leases the delivery vehicles we use to distribute products and holds the liability insurance needed for the transportation aspects of our business. As of October 22, 2021, we have nine delivery vehicles and approximately eight drivers.

Competition

The U.S. fruits and vegetable markets are highly competitive. Our main competitors are Aero Farms, Gotham Greens, Bright Farms, Bowery Farms, Plenty. Many of these companies may have significantly greater financial, technical, marketing and distribution resources, as well as greater experience in the industry than we have. Our services may not be competitive with their services. In addition, our current and potential competitors may establish cooperative relationships with larger companies, to gain access to greater development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share. However, we believe the following elements will give us a competitive advantage in the rapidly growing CEA category:

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Customer Relationships and Brand. Our herbs and lettuce product portfolio is sold through our supermarket partners including Walmart, Target, Meijer, Wakefern Food Corporation/ShopRite and food distributors. These key partners make up the majority of our revenue. We believe that we will continue capture more opportunities with these partners as we expand our business and product offering. We also utilize an efficient marketing mix of social media, in-store signage and premium shelf positioning to drive consumer awareness and reinforce purchases.

Value Proposition. We are repositioning the way food is grown, packaged and distributed. We believe this is the next generation of farming that is good for people and our planet. We believe scaling our grow operations in a fully controlled environment will result in a higher optimization on yields together with freshness, taste and texture. In addition, our proposition focuses on intelligent common-sense approach to growing more with less resources. Our Zero Waste Inspired approach is in everything we do – from innovative recyclable packaging across our product portfolio and enterprise, using less water, electricity and land, zero pesticides and less road miles. Simply Local Simply Fresh delivers all of this together with our local farming partners with an accessible, traceable, organic product at a competitive price.

Technology Platform. Technology and data are competitive differentiators for Edible Garden. Rather than relying on “off-the-shelf” systems, we have created a data-driven technology platform to power traceability and integration across plant production, operations, data analytics and demand planning. Our proprietary platform allows us to consistently monitor and control plant production inputs across our flagship facility as well as integrate with all of our contract growers. This allows us to scale throughput with disruption and capture data analytics for better yield and predictability.

Management Team. Our management team has worked together for 6 years. Jim Kras, our CEO and Mike James, our CFO, have a strong working relationship and work collaboratively to advance our growth. We believe that they bring strong senior leadership in their respective roles and responsibilities and have been instrumental in our success to date, including growing our business during a pandemic. The unprecedented COVID-19 pandemic continues to challenge business and the economy.  In these uncertain times having a team that has worked together for many years can provide mature leadership and support to the organization at critical moments. Our management team is committed to developing young talent in our business and are committed to continue this employee development as the organization continues to grow.

Industry Overview

Traditional Outdoor Agriculture. The traditional agriculture industry in the United States consists primarily of field crop farms. According to the USDA, the United States had almost 900 million acres of farmland in 2019. Over the last few decades this acreage has shifted and consolidated to larger and larger farms. Today, large-scale family farms make up just 3 percent of farms in the United States and 42 percent of overall production. Production of produce is also regionalized. The American Farm Bureau Foundation reports that Monterey County in California, home of Salinas Valley, supplies 61% of all leaf lettuce and 56% of head lettuce in the United States.

This regional dependency contributes to long, complex distribution chains, with some produce traveling thousands of miles over several days before reaching store shelves. With the environmental and social macrotrends mentioned herein, we believe traditional field farming is also less prepared to support a growing world population, due to its reliance on large amounts of land and water, both of which are becoming scarcer and less available for food production. We also believe consumer trends continue to want to know where their food comes from together with traceability and food safety (food pathogens – listeria and salmonella) are becoming more important to all business partners and consumers.

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Traditional Greenhouse Operators and Controlled Environment Agriculture. CEA has gained market share in recent decades as an alternative source of food production. This consists of both greenhouse operating companies and more high-tech greenhouses selling to retailers and grocery stores throughout the country. Despite growth in select crops, greenhouses have not been able to take meaningful market share from traditional field farms in the United States or in the leafy greens market until now. This is a function of shifting consumer trends together with the realization that the planet has finite natural resources. Overall consumer behavior is shifting away from commoditized produce as they associate consumer branded produce as sustainable, safe, organic, pesticide free all year long that is good for them and the social fabric of our planet. That’s why we believe as a market innovator we can continue to capture market share and brand awareness.

Growth Strategy

We are at an important point as we are operating at commercially viable scale and ready for the next level of growth with additional greenhouses and capabilities. Our business plan is to develop, own and operate commercial greenhouses across North America. Presently and in the near term our greenhouse operations will continue to grow herbs and lettuces. Currently, herb production is grown at our flagship facility in Belvidere with an additional contract grower in Indiana. We expect to scale our business by building a portfolio of new, fully scaled commercial greenhouses across the Northeast, Midwest, Mid-Atlantic, South and Southwest. We plan to locate farms with easy access to distribution centers and major population demographic centers and to sell products into established supermarkets partners and distributors. We expect these full-scale commercial greenhouses to have more production capacity than our current facility and to benefit from economies of scale.

Site selection for future facilities is based on a detailed methodology that weighs factors we believe to be indicative of farm unit economics, operational reliability and market accessibility, among other criteria. Examples include customer access and market depth within a 300-mile radius. The availability, reliability and cost of electricity; construction costs, speed to build, site infrastructure and permitting; local labor are further inputs to our selection process.

Intellectual Property

We rely on a combination of trademark laws, trade secrets, confidentiality provisions, and other contractual provisions to protect our proprietary rights, which are primarily our inventions, brand names, marks, and proprietary pods and seeds. Edible Garden owns trademarks, three pending patent applications, and one issued patent in the United States. The issued patent includes claims related to greenhouse management software and systems (GreenThumb) and is expected to remain in force until November 2040, provided that all required maintenance fees are paid. One of the three pending patent applications is a recently filed continuation patent application related to greenhouse management software and systems. The two remaining patent applications are related to automatically watering display stands for herbs and other vegetation.

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Research and Product Development

Edible Garden recognizes the consumer acceptance and growth opportunities associated with plant-based derivatives of the products/plants it currently grows. As a leader in sustainability, research and development is a key focus for us moving forward. We have recently started shipping a new product category with plant based nutraceuticals, a derivative in the plant category. This new product will extend our product suite with major retailers in plant-based proteins under the Vitamin Way brand.  We intend to further develop expertise in plant science and horticulture coupled with brand equity in the “plant based” sector. We believe this will lead us to effectively develop and market proprietary industrial ingredients and consumer packaged goods. By unlocking the Company’s capabilities for multiple product lines, we believe significant revenue opportunities are available across a wide spectrum of ancillary markets.

Our Sustainability Plan — Renew, Reuse, Recycle & Innovate

We adhere to an Environmental, Social, and Governance (“ESG”) criteria and set of standards for our operations that is socially conscious. Our Environmental criteria considers how our company performs as a steward of nature. The Social criteria examines how we manage relationships with employees, suppliers, customers, and the communities where we operate. Our Governance deals with the company’s leadership, executive pay, audits, internal controls and shareholder rights.

Environment: We operate our CEA greenhouse facilities with the goal of being a good steward of nature. With our closed loop systems, we recapture and recycle water into our growing process. We are harmful pesticide-free in our flagship facility as well as all contracted grow facilities. In vertical greenhouses, we are able to grow more herbs and lettuce per square foot than legacy farms. Our GreenThumb software allows us to be more efficient in our packing and shipping process with the goal of reducing excess emission of greenhouse gases and carbon that would result from more trucks transporting our products. Our Zero-Waste Inspired™ packaging innovations are intended to reduce food spoilage and food waste while utilizing bio-based materials, leading to a reduction of plastics in our packaging. In the future, we intend for our greenhouses to take advantage of areas with renewable energy alternatives such as solar, wind, and hydro together with suppliers that support greenhouse gas-free electricity generation, when available. We plan to continue to deliver innovation in our packaging and potting, further eliminating plastics from our products with recycled, biodegradable packaging. We intend to migrate to alternative fuel vehicles for our shipping needs. We commit to be carbon neutral by 2030, meaning that any carbon dioxide released into the atmosphere from our business activities will be balanced by an equivalent amount being removed.

Social – Employees: Being local and producing year-round not only allows for competitive produce prices and the opportunity for more consumers to access high quality produce, it also allows our facilities to offer full time, indoor jobs to members of the community, offsetting the seasonal work offered by more traditional agriculture businesses. We are also committed to paying at a living wage, hiring locally, and promoting internally by investing in internal and community training programs to train employees with a skill set that will allow them to be part of the 21st-century workforce in the next generation of farming. To accompany the rapidly expanding workforce demands of our industry we are committed to work with all of our employees to help us understand any issues and to develop and enhance our indoor agriculture training and internal development opportunities.

Social – Community: We will prioritize underserved communities whether urban or rural where our facilities are located. As a company we will continue to develop our corporate mission of giving back to these communities. Charitable contributions to food banks, school systems, community anti-hunger and social reintegration programs are all part of giving back to these communities. For example, we partner with Abilities of Northwest Jersey Inc. to offer skills training in hydroponics and greenhouse farming at our Belvidere, New Jersey, greenhouse for individuals with disabilities, and we were named the Employer of the Year for 2020 by Abilities of Northwest Jersey. These initiatives aim to provide better economic and social results for these underserved communities.  Our strategy will be to partner with both local, state and federal programs to help identify investment zones or redevelopment areas that would benefit from one of our greenhouse facilities in their community because of the expected local economic development and employment that would be associated with a new facility. We expect that each of our facilities will employ approximately 35-40 employees in these communities. We plan to consider underserved communities in all our future site selection process.

Governance: Edible Garden looks at diversity as a competitive advantage and strives to be fully supportive of diversity endeavors at all levels of the company. This alignment and focus will aid us in steering our long-term corporate actions in the right direction. Our goal is to build diversity across the whole enterprise with specific focus on the management team and board of directors. We plan on establishing a diversity committee with employees and members of our management team that will have complete oversight of these fundamental areas in conjunction with our nominating and governance committee.  In addition, we intend to meet the governance requirements of Nasdaq after this offering is complete and to establish a robust system of corporate governance.

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Regulatory Compliance

As a producer and distributor of food products, we are subject to the laws and regulations in the jurisdictions where our facilities are located and where are products are distributed. In particular we are subject to the FSM Act, which is enforced by the FDA. The FDA has the authority to regulate the growing, harvesting manufacture, including composition and ingredients, processing, labeling, packaging import, distribution and marketing and safety of food in the United States. The FSM Act significantly enhances the FDA's authority over various aspects of food regulation. For example, the FSM Act granted the FDA mandatory recall authority when the FDA determines there is a reasonable probability that a food is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. While the FDA has been active in implementing the requirements of the FSM Act through issuance of regulations designed to result in a reduction of the risk of contamination in food manufacturing, the full impact of the FSM Act is not yet known, and we cannot assure you that it will not materially impact our business. Regulatory agencies in other jurisdictions have similar authority to address the risk of contamination or adulteration, and to require that contaminated products be removed from the market. The failure to comply with these laws and regulations in any jurisdiction, or to obtain required approvals, could result in a ban or temporary suspension on the production of our products or limit or bar their distribution, and affect our development of new products, and thus could materially adversely affect our business and operating results. In addition, the USDA regulates the import and export of certain fruits and vegetables into and from the United States, and the USDA also imposes growing, manufacturing and certification requirements for certain products labeled with organic claims. Failure to obtain necessary permits or otherwise comply with USDA regulations and requirements could result in a ban or temporary suspension of our ability to grow, manufacture or market our products as organic, and thus could materially adversely affect our business.

Legal Proceedings

From time to time, we may be party to or otherwise involved in legal proceedings arising in the ordinary course of business. Management does not believe that there is any pending or threatened proceeding against us, which, if determined adversely, would have a material adverse effect on our business, results of operations or financial condition.

Corporate History and Structure

Our business is a successor business of a subsidiary of Terra Tech Corp. (now known as Unrivaled Brands, Inc.)(“Terra Tech”). Unrivaled Brands (OTCQX:UNRV) is a cannabis multi-state operator and the parent company of multiple cannabis brands spanning consumer products, cultivation, distribution, and retail. We purchased substantially all of the assets of Edible Garden Corp., a subsidiary of Terra Tech, from Terra Tech as of March 30, 2020 for approximately $3.0 million, which did not include the purchase of any cannabis assets. To finance the asset purchase, we issued a secured promissory note of $3.0 million to Sament, an affiliate of Terra Tech, which accrues interest at a rate of 3.5% per annum until March 30, 2025. In addition, we granted a second secured promissory note to Sament as of June 3, 2020 for $653,870, which accrues interest at a rate of 3.5% until June 3, 2023. These Sament Notes are secured by the tangible greenhouse assets at our corporate headquarters and any proceeds thereof. Also in connection with the asset purchase, we issued two options to Sament. These options were exercised as of October 8, 2021 for 5.0 million shares of common stock at an aggregate exercise price of $2.00 and are no longer outstanding, as further described below in “Description of Securities.” As a result of this exercise, Sament currently owns 20.0% of our outstanding common stock.

Our company was incorporated on March 28, 2020 in the State of Wyoming as Edible Garden Inc. We subsequently changed our name to Edible Garden AG Incorporated on July 20, 2020, and we effected a stock split of 20 for 1 as of October 14, 2020. Effective July 7, 2021, our parent company, Edible Garden Holdings Inc., merged with and into us with us as the surviving entity. We converted into a Delaware corporation effective July 12, 2021. On September 8, 2021, we effected an additional forward stock split of 20 for 1. We have one wholly-owned subsidiary, EG Transportation, LLC, through which we manage the distribution of our products. Our current corporate structure is as shown below:

Our principal address is 283 County Road 519, Belvidere, NJ 07823. Our telephone number is (908) 750-3953. We maintain a website at www.ediblegarden.com. The information contained on our website is not, and should not be interpreted to be, incorporated into this prospectus. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

MANAGEMENT

The following table sets forth certain information about our executive officers, key employees, directors, and director nominees as of the date of this prospectus.

Name	Age	Position
James E. Kras	52	Chief Executive Officer, President and Director
Michael James	63	Chief Financial Officer, Treasurer, Secretary and Director
Mathew McConnell	62	Director nominee
Tracy A. Nazzaro	52	Director nominee
Ryan Rogers	40	Director nominee

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Executive Officers and Directors

James E. Kras. Mr. Kras is one of our founders, and has served as Chief Executive Officer and a director since our inception in March 2020. Mr. Kras served as President and Chief Marketing Officer of Edible Garden Corp., a wholly-owned subsidiary of Unrivaled Brands (formerly Terra Tech), from March 2016 to March 2020. Prior to that service, Mr. Kras held senior leadership positions in marketing at global leaders Ajinomoto and The Bountiful Company (formerly The Nature’s Bounty Company). Mr. Kras started his career on Madison Avenue in advertising with companies including Grey Advertising and Dentsu/Carat. As our Chief Executive Officer and one of our founders, Mr. Kras brings to the Board of Directors extensive knowledge of our products, structure, and culture as well as years of expertise in the industry.

Michael James. Mr. James is one of our founders, and has served as Chief Financial Officer and a director since our inception in March 2020. Mr. James also currently serves on the board of directors of Guided Therapeutics, Inc. as chairman, audit committee chair and as a member of the compensation committee. Mr. James previously served as Chief Financial Officer of Unrivaled Brands, Inc. (formerly Terra Tech) from February 2012 to March 2020. In addition to this role, Mr. James served as the Chief Executive Officer and Chief Financial Officer of Inergetics, Inc. from June 2012 until January 2016. Previously, Mr. James served as Chief Executive Officer of Nestor, Inc. (“Nestor”), where he successfully completed a financial restructuring of Nestor prior to its sale in September 2009 from the Receiver’s Estate in Superior Court of the State of Rhode Island. He also served on Nestor’s Board of Directors from 2006 to 2009. Mr. James was the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, from 1999 to 2015. During his career, Mr. James has served as a Partner at Moore Capital Management, Inc., a premiere private investment management company; Chief Financial and Administrative Officer at Buffalo Partners, L.P., a private investment management company; and Treasurer and Chief Financial Officer of National Discount Brokers. Mr. James began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James is a retired CPA. As our Chief Financial Officer and one of our founders, Mr. James brings to the Board of Directors extensive knowledge of our products, structure, and culture as well as years of expertise in the industry.

Director Nominees

Mathew McConnell. Mr. McConnell has served as Chief Executive Officer of Marco Polo Securities, Inc.’s MPS Chaperone and Distribution business since March 2020. In this position, he oversees international equities, trading, and capital markets processes for this U.S. broker-dealer offering cross-border regulatory and distribution solutions to a robust network of local securities firms across the world. From 2018 to 2020, Mr. McConnell served as Managing Director, Head of Equity Capital Markets of Tellimer (Exotix Capital), including as a member of its U.S. executive committee. Prior to Tellimer, Mr. McConnell was Head of Capital Markets at Auerbach Grayson from 2014 to 2018. Mr. McConnell was chosen to serve as a director because of his extensive international financial and capital markets experience, which we believe will continue to be important as we implement our growth strategy.

Tracy A. Nazzaro.  Ms. Nazzaro is presently the President, Chief Financial Officer and General Manager for Traders Hill Farm, an innovative aquaponics greenhouse farming operation in Hilliard, Florida, that produces specialty leafy greens and tilapia year-round. She joined Traders Hill Farm as Chief Financial Officer in late 2015. Prior to joining Traders Hill Farm, Ms. Nazzaro was a certified business analyst with the University of North Florida SBDC where she provided strategic advisory and financial consulting services to businesses in Northeast Florida. Ms. Nazzaro is also the Executive Director of the RWB Foundation, Inc., a non-profit organization providing financial assistance and operating guidance to small agriculture businesses in Florida. Ms. Nazzaro was chosen to serve as a director because of her extensive experience in our industry and her experience in growing agricultural businesses.

Ryan Rogers. Mr. Rogers has spent nearly two decades working in the food retail industry in various merchandising, sales and sourcing positions. Since June 2021, he has served as a brand manager for FDM Sales, a brand development organization helping accelerate growth for food and beverage brands. Prior to joining FDM Sales, Mr. Roger spent 18 years at Target Corp, where he held merchandising and sourcing roles of increasing responsibility within its food division, including produce buyer, where he led the growth strategy for packaged salads, vegetarian, and healthy snacking. Mr. Rogers was chosen to serve as a director because of his extensive experience in our industry and his ability to help organizations like ours accelerate growth.

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Key Employees

Scott Prendergast. Mr. Prendergast has served as our Chief Data Officer since June 2020. Prior to joining Edible Garden, Mr. Prendergast served as VP of Technology for Springbok Energy Partners and Director of Digital Strategy & Analytics for Moroch Partners. Some of Mr. Prendergast’s accomplishments include designing and developing real time well tracking and management portal utilized by Springbok Energy Partners to track well data and optimize mineral right valuations in real time, as well as developing the GreenThumb system that manages real time greenhouse inventory and activities for us and many of our partner farms. Mr. Prendergast started his career after graduating Worcester Polytechnic Institute with a B.S. Aerospace Engineering with a position with Bechtel Corp in the Nuclear Piping Analysis department, working on refueling and NRC compliance at Comanche Peak Nuclear Power Plant and Browns Ferry Nuclear Power Plant.

Stacey Eng. Ms. Eng has served as the Vice President of Logistics for us since inception and our predecessor company since March 2016. Ms. Eng previously worked as the Director of Operations for Inergetics, where she was responsible for developing the company’s supply chain and vendor relationships. Ms. Eng’s accomplishments include building an integrated supply chain to service a complex network of owned and contracted greenhouses throughout the United States while constantly streamlining our business. She has continually ensured that all deliverables were met on time for any size project, reduced lead-time for delivery in conjunction with implementing cost-cutting measures that drove gross margin improvements. Ms. Eng holds B.S. in Supply Chain Management & MIS from Rutgers University where she graduated Magna Cum Laude.

Nick Simons. Mr. Simons joined our predecessor company in 2019 at the flagship Belvidere facility, where he currently supervises over 40 employees. Mr. Simons immediately impacted our results by overseeing improvements that lead his team to break major milestones in case counts we shipped out. With a passion for sustainability, he strives to have our facilities surpass what was previously thought possible. Prior to joining Edible Garden, Mr. Simons worked for Georgia-Pacific where he oversaw and taught Performance Standard Qualification training to production operators, resulting in a decrease in maintenance personal during the shift by over 35%. He also led the night shift to be the first in Dixie’s 85-year history to produce 4.0 million cases during a 12-hour shift. Mr. Simons is a certified 5S Process Leader, has been trained in FDA, cGMP, ISO, ICH Q7 regulations and standards and is Certified Lean Six Sigma Green Belt. Mr. Simons holds B.A. from DeSales University and earned his MBA from East Stroudsburg University.

CORPORATE GOVERNANCE

Director Independence

Our current Board of Directors consists of James E. Kras and Michael James, neither of whom is considered independent based on the listing standards of Nasdaq. We are not currently listed on a national securities exchange or in an inter-dealer quotation system that requires a majority of the Board be independent. We have nominated Mathew McConnell, Tracy Nazzaro and Ryan Rogers, each of whom is considered independent under the Nasdaq listing standards, for appointment to the Board. We expect that these nominees will commence service on the Board at the time of effectiveness of the registration statement of which this prospectus forms a part. As required under applicable Nasdaq rules, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present.

Committees

Our Board intends to establish three standing committees: audit committee; compensation committee; and nominating and governance committee. Each of these committees will consist solely of independent directors. We will adopt written charters for each of these committees that will be available on our website. Our Board may establish other committees as it deems necessary or appropriate from time to time.

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Audit Committee

The audit committee will be responsible for, among other matters:

•	appointing, compensating, retaining, evaluating, terminating, and overseeing our independent registered public accounting firm;
•	discussing with our independent registered public accounting firm the independence of its members from its management;
•	reviewing with our independent registered public accounting firm the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;
•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;
•	coordinating the oversight by our board of directors of our code of business conduct and our disclosure controls and procedures;
•	establishing procedures for the confidential and/or anonymous submission of concerns regarding accounting, internal controls or auditing matters; and
•	reviewing and approving related-person transactions.

The Nasdaq rules require us to have one independent audit committee member upon the listing of our common stock, a majority of independent directors within 90 days of the date of this prospectus and all independent audit committee members within one year of the date of this prospectus. Our Board will appoint nominees to serve on the audit committee that meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and Nasdaq rules. One of these nominees will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The compensation committee will be responsible for, among other matters:

•	reviewing key employee compensation goals, policies, plans and programs;
•	reviewing and approving the compensation of our directors and executive officers;
•	reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•	appointing and overseeing any compensation consultants or advisors.

Our Board will appoint nominees to serve on the compensation committee that meet the definition of “independent director” for purposes of serving on a compensation committee under Nasdaq rules.

Nominating and Governance Committee

The nominating and governance committee will be responsible for assisting the Board in identifying qualified individuals to become directors, in determining the composition of the Board and in monitoring the process to assess Board effectiveness.

Board Leadership Structure

Our Board of Directors and management believe that the choice of whether the Chair of our Board of Directors should be an executive of the Company, or a non-executive or independent director, depends upon a number of factors, taking into account the candidates for the position and the best interests of the Company and its stockholders. We do not currently have a Board Chair. Upon the effectiveness of this registration statement, we intend to appoint Mr. Kras, our Chief Executive Officer, as the Board Chair. Mr. Kras’s operating and leadership experience as an officer and director of our company since its inception and combined six years of experience with us and our predecessor company make him a compelling choice for Board Chair.

We intend to appoint Mr. McConnell as lead independent director when each of our independent directors joins our Board of Directors. The lead independent director will preside over executive sessions of the independent directors and serve as a liaison between the independent directors and our management team.

Risk Oversight

Our Board will oversee a company-wide approach to risk management. Our Board will determine the appropriate risk level for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our Board will have ultimate oversight responsibility for the risk management process, its committees will oversee risk in certain specified areas.

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Specifically, our compensation committee will be responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our audit committee will oversee management of enterprise risks and financial risks, as well as potential conflicts of interest. Our Board is responsible for overseeing the management of risks associated with the independence of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors.

Code of Business Conduct and Ethics

Our Board intends to adopt a Code of Business Conduct and Ethics that applies to our directors, officers and employees. A copy of this code will be available on our website. We intend to disclose on our website any amendments to the Code of Business Conduct and Ethics and any waivers of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions.

Director and Officer Indemnification Agreements

We intend to enter into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table provides information regarding the compensation paid from our inception on March 28, 2020 through December 31, 2020 to each of the executive officers named below, who are collectively referred to as “named executive officers” elsewhere in this prospectus.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James E. Kras,	2020	137,916	—	—	—	—	—	—	137,916
Chief Executive Officer
Michael James,	2020	164,449	—	—	—	—	—	—	164,449
Chief Financial Officer
Dennis Rodrigues,(1)	2020	15,000	—	—	—	—	—	—	15,000
Secretary

____________

(1)

Mr. Rodrigues served as our Secretary and a director from our inception until September 10, 2021, when he resigned both positions. His resignation was not as a result of any disagreement with the Company.

Employment Agreements

We did not have employment agreements with our named executive officers in the year ended December 31, 2020. On August 18, 2021, we entered into employment agreements with Messrs. Kras and James pursuant to which each will serve as Chief Executive Officer and Chief Financial Officer, respectively, for a term of two years. These agreements will automatically renew for one additional one-year period unless we or the executive provides written notice prior to the end of the term. Pursuant to these employment agreements. Messrs. Kras and James are entitled to an annual base salary of $300,000, which amount may be increased by the compensation committee or the Board in their discretion. Each executive is eligible to receive an annual cash performance bonus with a target award amount equal to 100% of his base salary in the year of performance (“Performance Bonus”). This Performance Bonus will be based on performance and achievement of Company goals and objectives as defined by the Board or compensation committee. For the year ending December 31, 2021, no performance goals have been set in advance, and the 2021 Performance Bonus will be awarded at the discretion of the Board, or if formed, the compensation committee. In addition, each executive is entitled to four weeks’ paid time off pursuant to our practices for senior executives, and is entitled to the health, welfare and retirement benefits provided generally to our other employees.

Each executive is entitled to a special cash bonus (the “Transaction Bonus”) upon the first to occur of our IPO or the closing of a transaction contemplated by a business combination agreement between us and a special purpose acquisition company that results in the surviving corporation’s securities being listed on a national securities exchange. The Transaction Bonus is equal to $700,000 for each executive.

Potential Payments Upon Termination or Change in Control

Under the employment agreements for Messrs. Kras and James, if the executive is terminated for cause, resigns without good reason, or his employment ends due to his death or permanent disability, he will be entitled to any earned but unpaid base salary plus accrued benefits earned through the date of termination.

Under the employment agreements for Messrs. Kras and James, in the event of an executive’s termination for a reason other than for cause or if an executive terminates voluntarily under one or more of the specified circumstances that constitute a good reason, the executive will receive an amount equal to two times his then-current base salary payable monthly, less any required tax withholdings, plus the pro-rata portion of the Performance Bonus earned during the calendar year of termination, and an aggregate amount equal to 12 times the applicable monthly premium for his group medical, dental and vision coverage. In addition, any stock options held by the executive will accelerate and become fully vested, and any restrictions relating to restricted stock or restricted stock units will lapse and become fully vested.

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The executives are subject to non-competition and non-solicitation provisions under their employment agreements effective for the period of time equal to the greater of: (i) the period of time during which the executive is receiving any compensation or benefits from us; or (ii) a period of one year following the executive’s termination of employment. In all cases, the executive’s payments and benefits will be reduced, if necessary, to ensure that the payments and benefits to the executive will not be subject to the “golden parachute” excise tax imposed by Section 4999 of the Internal Revenue Code and the payments will be deductible by us.

Outstanding Equity Incentive Awards At Fiscal Year-End

There were no stock awards held by our named executive officers as of December 31, 2020.

Stock Incentive Plan

The Company intends to establish a stock incentive plan prior to the effectiveness of the registration statement of which this prospectus forms a part.

Director Compensation

Since inception, none of the directors has received any compensation solely for their service as director.

After this offering, pursuant to letter agreements we have with our director nominees, we intend to pay our independent directors $150,000 per year, comprised of $75,000 in cash compensation and $75,000 in restricted stock to be granted under the stock incentive plan we plan to approve prior to the effectiveness of this registration statement. We intend for the compensation committee of the Board of Directors, once formed, to determine the future compensation of our independent directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following sets forth a summary of transactions since January 1, 2019, or any currently proposed transaction, in which the Company was to be a participant and the amount involved exceeded or exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

Working Capital Funding from Executive Officers

Since inception, we have relied on debt financing from our officers for some of our working capital and, as of October 22, 2021, owe our Chief Financial Officer $619,460 represented by promissory notes. During this period, we have entered into promissory notes, which do not accrue interest, with the following officers on the following dates:

Date	Payee	Original Amount	Remaining Amount	Maturity Date
4/28/2020	Michael James	$25,000	$2,500	Upon Demand
11/17/2020	James E. Kras	$5,000	$0	Upon Demand
11/18/2020	James E. Kras	$2,000	$0	Upon Demand
12/11/2020	James E. Kras	$25,000	$0	Upon Demand

$25,200 of the aggregate amount of the promissory notes that were issued to Mr. Kras on November 18 and December 11, 2020 were replaced with a convertible note as of July 1, 2021, as shown in the table below.

We have entered into the following convertible notes with our officers, which accrue interest at 12% per annum and convert, at the option of the holder in whole or in part, into shares of our common stock by dividing the total principal and interest due under the note by 0.925, subject to adjustment as set forth in the note:

Date	Holder	Amount	Maturity Date
6/22/2021	Michael James	$175,000	6/21/2022
6/23/2021	Michael James	$125,000	6/22/2022
6/29/2021	Michael James	$100,000	6/28/2022
7/1/2021	James E. Kras	$25,200	6/30/2022
7/2/2021	Michael James	$100,000	7/1/2022
7/12/2021	Michael James	$75,000	7/11/2022
7/19/2021	Michael James	$75,000	7/18/2022
7/23/2021	Michael James	$75,000	7/22/2022
7/29/2021	Michael James	$100,000	7/28/2022
8/4/2021	Michael James	$100,000	8/3/2022
8/13/2021	Michael James	$100,000	8/12/2022
8/20/2021	Michael James	$75,000	8/19/2022
8/26/2021	Michael James	$100,000	8/25/2022

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The conversion price of the convertible notes is subject to downward adjustment if we issue equity-linked securities with a per share value of less than $0.925 per share.  We may prepay the note if we provide the holder 10 days’ notice, during which time the holder may elect to convert the note into shares of common stock.

We have entered into the following promissory notes with Mr. James which accrue interest at 12% per annum and will mature at the earlier of one year after issuance or the closing of this offering:

Date	Holder	Amount
9/1/2021	Michael James	$25,000
9/3/2021	Michael James	$75,000
9/10/2021	Michael James	$100,000
9/15/2021	Michael James	$60,000
9/17/2021	Michael James	$100,000
9/22/2021	Michael James	$90,000
9/29/2021	Michael James	$50,000
10/1/2021	Michael James	$60,000
10/4/2021	Michael James	$50,000

 We expect to repay the indebtedness to our officers represented by the demand notes and promissory notes with the proceeds of this offering. See “Use of Proceeds.”

Sament Notes

On March 30, 2020, we issued a secured promissory note to Sament, an affiliate of Terra Tech and currently an owner of 20.0% of our common stock, for $3,000,000 in connection with the acquisition of our predecessor’s assets. This note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. In addition, we granted a second secured promissory note to Sament as of June 3, 2020 for $653,870, which accrues interest at a rate of 3.5% until June 3, 2023 (together with the note due March 30, 2025, the “Sament Notes”). The Sament Notes are secured by all of the assets purchased in connection with the Asset Acquisition. We expect to repay the Sament Notes with the proceeds of this offering. See “Use of Proceeds.”

Other Arrangements

Mr. James personally guaranteed the amounts payable by the Company under the factoring facility with Quasar Capital Partners, LLC. This guaranty was released when the factoring facility was repaid in October 2021. See "Management's Discussion and Analysis – Liquidity and Capital Resources – Long -Term Debt” for a discussion of the factoring facility.

Each of Messrs. Kras and James is also entitled to a Transaction Bonus pursuant to the terms of his employment agreement at the closing of this offering. See “Executive and Director Compensation – Employment Agreements.”

Policies and Procedures for Transactions With Related Persons

Prior to this offering, we have not had a formal policy regarding approval of transactions with related parties. In connection with this offering, we intend to adopt a written policy that our executive officers, directors, beneficial owners of more than 5% of any class of our capital stock, and any members of the immediate family of any of the foregoing persons (a “related party”) are not permitted to enter into a related party transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with a related party in which the related party would have a direct or indirect interest must first be presented to our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances of the transaction available to it, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unrelated third party or to employees under the same or similar circumstances, and the extent of the related party’s interest in the transaction. The written policy will require that, in determining whether to approve or reject a related person transaction, our audit committee must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee determines in good faith.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 22, 2021, and as adjusted to reflect the sale of common stock being offered in this offering by:

•	each person, or group of affiliated persons, known to us to own beneficially more than 5% of our common stock;
•	each of our current directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

The information in the following table has been presented in accordance with the rules of the SEC. Under such rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option, warrant or other right. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. Except as we otherwise indicate below and under applicable community property laws, we believe that the beneficial owners of the common stock listed below, based on information they have furnished to us, have sole voting and investment power with respect to the shares shown. Except as otherwise indicated, each stockholder named in the table is assumed to have sole voting and investment power with respect to the number of shares listed opposite the stockholder’s name.

The calculations of beneficial ownership in this table are based on (i) 25,000,000 shares of common stock outstanding prior to the offering and (ii)              shares of common stock to be issued in this offering.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage Prior to Offering	Percentage After This Offering
Executive Officers and Directors:
James E. Kras(2)	8,900,000	35.6%		%
Michael James(3)	8,900,000	35.6
All directors and executive officers as a group (2 persons)	17,800,000	71.2%		%

5% shareholders:
Sament Capital Investments, Inc.(4)	5,000,000	20.0%		%
Dennis Rodrigues	2,000,000	8.0%		%

____________

(1)	Unless otherwise indicated, the address of each individual is c/o Edible Garden AG Incorporated, 283 County Road 519, Belvidere, NJ 07823.

(2)	Includes 2,000,000 shares held by an immediate family member.

(3)	Includes 2,400,000 shares held by immediate family members.

(4)	The business address for Sament Capital Investments, Inc. is 3242 S. Halliday St., Suite 202, Santa Ana, CA 92705.

DESCRIPTION OF SECURITIES

General

Our certificate of incorporation authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.0001 per share, and up to 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the date of this prospectus, there were 25,000,000 shares of common stock outstanding, which were held by approximately nine stockholders of record. No shares of preferred stock are outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights.

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Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of our outstanding shares of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Holders of our common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that are outstanding or that we may designate and issue in the future.

Evergreen Note and Warrant

On October 7, 2021, we closed on a private placement with Evergreen and raised $1.0 million, which we intend to use to support our working capital requirements. In the private placement, we issued the Evergreen Note to Evergreen at a 15% original issue discount. The Evergreen Note matures on July 7, 2022 and incurs interest at a rate of 5.0% per annum. The Evergreen Note is secured and subordinated to the Sament Notes. Evergreen may elect to convert the Evergreen Note into shares of common stock at a conversion price of $1.53 per share. If the Evergreen Note is not converted into shares of common stock prior to the closing of this offering, we intend to repay the amount due under the Evergreen Note with some of the proceeds of this offering. The Note is subject to a prepayment penalty of 15% of the principal amount to be prepaid until November 30, 2021, 20% after November 30, 2021 until January 1, 2022, and 30% on or after January 1, 2022. If we sell common stock or securities convertible into common stock at a per share price lower than the conversion price of the Evergreen Note while the note is outstanding and prior to the closing of this offering, the conversion price of the note will be reduced to that lower per share price.

In the private placement, we also issued the Evergreen Warrant, which Evergreen may exercise for up to 751,623 shares of common stock at an exercise price of $1.53 per share until October 7, 2026. The Evergreen Warrant may be exercised via cashless exercise after April 7, 2022 if there is no effective registration statement registering the resale of the shares underlying the Evergreen Warrant. If we sell common stock or securities convertible into common stock at a per share price lower than the exercise price of the Evergreen Warrant while it is outstanding and prior to the closing of this offering, the exercise price of the Evergreen Warrant will be reduced to that lower per share price.

We have the option to issue up to $1.0 million in additional notes and warrants to Evergreen before January 10, 2022. In those subsequent issuances, the conversion price of the note and the exercise price of the warrant would be $4.15 instead of $1.53 per share of common stock.

Crowd SAFE (Crowdfunding Simple Agreement for Future Equity)

From October 2020 through April 2021, we issued $538 thousand in our Series 2020 Crowd SAFEs in a series of transactions exempt from registration under the Securities Act pursuant to Regulation Crowdfunding. The Crowd SAFEs do not entitle the holder to the rights of our stockholders, such as voting or dividend rights. However, the Crowd SAFE is contractually preferred in the event of our dissolution over the holders of our common stock. The Crowd SAFEs do not give us the right to repurchase the Crowd SAFEs at our option and will not terminate until we achieve a liquidity event. Accordingly, in connection with this offering and at the Crowd SAFE holder’s option, we will either (1) pay the holder an amount in cash equal to the amount the holder invested in the Crowdfunding offering or (2) issue a number of shares of common stock to the holder equal to (a) the amount of their investment divided by (b) $18.5 million divided by 25 million shares (outstanding as of immediately prior to the offering). If the holder does not notify us of its choice, the holder’s SAFE will convert into common stock. If all SAFE holders convert their SAFE into shares of common stock, 726,923 shares of common stock would be issuable to SAFE holders.

Sament Options

At the time we purchased the assets constituting our business from Terra Tech, we also issued two options to Sament, which is one of our creditors. The first option granted Sament the right to purchase 2,225,000 shares of our common stock. The exercise price to purchase all of the shares underlying this option was $1.00. The second option granted Sament the right to purchase 2,775,000 shares of our common stock at an exercise price of $1.00 for all of the shares underlying the option any time prior to March 30, 2025. Sament exercised both of these options as of October 8, 2021 and neither remains outstanding.

Preferred Stock

Our board of directors is authorized, without vote or action by our stockholders, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including, if applicable, the dividend rights and preferences, conversion rights, voting rights, terms and rights of redemption, including without limitation sinking fund provisions, redemption price or prices, liquidation rights and preferences, and the number of shares constituting any series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders and may adversely affect the dividend, liquidation and voting and other rights of the holders of common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including the loss of voting control to others. We currently have no plans to issue any shares of preferred stock.

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We believe that the ability to issue preferred stock without the expense and delay of a special stockholders’ meeting provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. This also permits the board of directors to issue preferred stock containing terms which could impede the completion of a takeover attempt. This could discourage an acquisition attempt or other transaction which stockholders might believe to be in their best interests or in which they might receive a premium for their stock over the then market price of the stock.

Transfer Agent

We are in the process of engaging a transfer agent for our common stock.

Potential Listing

We have applied to list our shares of common stock on Nasdaq under the symbol “EDBL.” If our listing application is approved, we expect to list our common stock on Nasdaq upon consummation of the offering. No assurance can be given that our listing application will be approved or that our common stock will be listed on Nasdaq. This offering will occur only if Nasdaq approves the listing of our common stock.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock from time to time and could impair our future ability to raise equity capital in the future. Furthermore, because only a limited number of shares of our common stock will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale described below, sales of substantial amounts of our common stock in the public market after such restrictions lapse, or the anticipation of such sales, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Based upon the number of shares outstanding as of October 22, 2021, upon the closing of this offering, we will have outstanding an aggregate of                     shares of common stock, assuming the conversion of all SAFEs and convertible notes, but no exercise of the underwriters’ over-allotment option. All of the shares sold in this offering by us will be freely tradable without restrictions or further registration under the Securities Act, unless held by our affiliates, as that term is defined under Rule 144 under the Securities Act, or subject to lock-up agreements. The remaining shares of common stock outstanding upon the closing of this offering are restricted securities as defined in Rule 144. Restricted securities may be sold in the U.S. public market only if registered or if they qualify for an exemption from registration, including by reason of Rule 144 under the Securities Act. These remaining shares will generally become available for sale in the public market as follows:

•	no shares will be eligible for sale in the public market on the date of this prospectus; and
•

26,921,832 shares will be eligible for sale in the public market upon expiration of lock-up agreements 181 days after the closing date of this offering, subject in certain circumstances to the volume, manner of sale and other limitations of Rule 144.

We may issue shares of common stock from time to time to raise additional funds or as consideration for future acquisitions, investments or other corporate purposes. In the event that any such financing, acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. We may also grant registration rights covering those shares of common stock issued in connection with any such transaction.

UNDERWRITING

We are offering our shares of common stock described in this prospectus through the underwriter named below. Maxim Group LLC, or Maxim, is acting as representative of the underwriter. We have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell to the underwriter, the number of shares of common stock listed next to its name in the following table.

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Underwriter	Number of Shares
Maxim Group LLC

Total

The underwriting agreement provides that the underwriter must buy all of our shares of common stock being sold in this offering if they buy any of them. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares as described below.

 Our shares of common stock are offered subject to a number of conditions, including:

•	receipt and acceptance of our shares of common stock by the underwriter; and

•	the underwriter’s right to reject orders in whole or in part.

We have been advised by Maxim that the underwriter intends to make a market in our shares of common stock but that it is not obligated to do so and may discontinue making a market at any time without notice.

In connection with this offering, the underwriter or securities dealers may distribute prospectuses electronically.

Option to Purchase Additional Common Stock

We have granted the underwriter an option to buy up to an aggregate of        additional shares of common stock. The underwriter has 45 days from the date of this prospectus to exercise this option. If the underwriter exercises this option, it will purchase additional shares of common stock approximately in proportion to the amounts specified in the table above.

Underwriting Discount

Shares sold by the underwriter to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $ ____ per share from the initial public offering price. The underwriter may offer the shares through one or more of their affiliates or selling agents. If all the shares are not sold at the initial public offering price, Maxim may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the prices and upon the terms stated therein.

The following table shows the per share and total underwriting discount we will pay to the underwriter assuming both no exercise and full exercise of the underwriter’s option to purchase up to additional shares of common stock.

	Per Share	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7.0%)	$	$	$
Proceeds, before expenses to us	$	$	$

We have agreed to pay Maxim’s out-of-pocket accountable expenses, including Maxim’s legal fees, up to a maximum amount of $100,000 if this offering is completed. We have paid $20,000 to Maxim as an advance to be applied towards reasonable out-of-pocket expenses, or the Advance. Any portion of the Advance shall be returned back to us to the extent not actually incurred.

We estimate that the total expenses of the offering payable by us, not including the underwriting discount, will be approximately $0.35 million. We have also agreed to reimburse the underwriter for certain expenses incurred by them.

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Representative’s Warrants

We have also agreed to issue to Maxim (or its permitted assignees) warrants to purchase a number of our shares of common stock equal to an aggregate of 4.0% of the total number of shares of common stock sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will have an exercise price equal to 125% of the offering price of our shares of common stock sold in this offering and may be exercised on a cashless basis. The Representative’s Warrants are exercisable commencing six months after the effective date of the registration statement related to this offering, and will expire five years after the effective date of such registration statement. The Representative’s Warrants are not redeemable by us. We have agreed to a one-time demand registration of our shares of common stock underlying the Representative’s Warrants at our expense and an additional demand registration at the holders’ expense for a period of five years from the effective date of the registration statement related to this offering. The Representative’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period commencing from the effective date of the registration statement related to this offering. The Representative’s Warrants and our shares of common stock underlying the Representative’s Warrants, have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriter (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of six months from the effective date of this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and our shares of common stock underlying such Representative’s Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Right of First Refusal

 We have agreed to grant Maxim, for the 24-month period following the effective date of the registration statement related to this offering, a right of first refusal to act as sole manager and book runner and/or sole placement agent, for any and all future public and private equity, convertible or debt offerings of the Company’s securities, or as exclusive financial advisor for any strategic transaction, including a merger, acquisition, joint venture, minority investment or asset sale.

Lock-Up Agreements

We and our directors, officers any other holder(s) of one percent (1.0%) or more of our outstanding our shares of common stock as of the effective date of the Registration Statement (and all holders of securities exercisable for or convertible into shares of common stock) shall enter into customary “lock-up” agreements in favor of Maxim pursuant to which such persons and entities shall agree, for a period of one hundred and eighty (180) days after this offering is completed, that they shall neither offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any securities of the Company without Maxim’s prior written consent.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriter may be required to make in respect of those liabilities.

Other Relationships

The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

No Public Market

 Prior to this offering, there has not been a public market for our securities in the U.S. and the public offering price for our shares of common stock will be determined through negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

 We offer no assurances that the initial public offering price will correspond to the price at which our shares of common stock will trade in the public market subsequent to this offering or that an active trading market for our shares of common stock will develop and continue after this offering.

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Stock Exchange

 We have applied to list our common stock on the Nasdaq Capital Market under the symbol “EDBL.” There can be no assurance that we will be successful in listing our common stock on the Nasdaq Capital Market.

Electronic Distribution

 A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter of this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions

In connection with this offering, the underwriter may engage in activities that stabilize, maintain or otherwise affect the price of our shares of common stock during and after this offering, including:

•	stabilizing transactions;
•	short sales;
•	purchases to cover positions created by short sales;
•	imposition of penalty bids; and
•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares of common stock while this offering is in progress. Stabilization transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These transactions may also include making short sales of our shares of common stock, which involve the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering and purchasing shares of common stock on the open market to cover short positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriter’s option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriter may close out any covered short position by either exercising their option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our shares of common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriter also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriter a portion of the underwriting discount received by it because Maxim has repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These stabilizing transactions, short sales, purchases to cover positions created by short sales, the imposition of penalty bids and syndicate covering transactions may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result of these activities, the price of our shares of common stock may be higher than the price that otherwise might exist in the open market. The underwriter may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. Neither we, nor the underwriter make any representation that the underwriter will engage in these stabilization transactions or that any transaction, once commenced, will not be discontinued without notice.

59

Determination of Offering Price

 Prior to this offering, there was no public market for our shares of common stock. The initial public offering price will be determined by negotiation between us and Maxim, and does not necessarily bear any relationship to the value of our assets, our net worth, revenue or other established criteria of value, and should not be considered indicative of the actual value of the securities. The principal factors to be considered in determining the initial public offering price include, but not limited to:

•	the information set forth in this prospectus and otherwise available to Maxim;
•	our history and prospects and the history and prospects for the industry in which we compete;
•	our past and present financial performance;
•	our prospects for future earnings and the present state of our development;
•	the general condition of the securities market at the time of this offering;
•	the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and
•	other factors deemed relevant by the underwriter and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriter can assure investors that an active trading market will develop for our shares of common stock or that our shares of common stock will trade in the public market at or above the initial public offering price.

Affiliations

 The underwriter and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriters conflicts of interest in connection with this offering.

60

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.

61

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

Notice to Prospective Investors in Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in the People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

62

LEGAL MATTERS

The validity of the shares of the common stock offered by this prospectus will be passed upon by Harter Secrest & Emery LLP, Rochester, New York, NY. Loeb & Loeb LLP, New York, NY, is acting as counsel to the underwriters.

EXPERTS

Marcum LLP, an independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2020 and 2019 as set forth in its report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Marcum LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes amendments and exhibits, under the Securities Act and the rules and regulations under the Securities Act for the registration of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information that is in the registration statement and its exhibits and schedules. Certain portions of the registration statement have been omitted as allowed by the rules and regulations of the SEC. Statements in this prospectus that summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. All filings we make with the SEC are available on the SEC’s web site at www.sec.gov.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. We also maintain a website at www.ediblegarden.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website in this prospectus solely as an inactive textual reference, and you should not consider the contents of our website in making an investment decision with respect to our securities.

63

EDIBLE GARDEN AG INCORPORATED

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Edible Garden AG, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Edible Garden AG, Inc. (the “Company”) as of December 31, 2020 (Successor balance sheet) and 2019 (Predecessor balance sheet), the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the period from March 28, 2020 to December 31, 2020 (Successor operations) and the period from January 1, 2020 to March 31, 2020 and the year ended December 31, 2019 (Predecessor operations), and the related notes (collectively referred to as the “financial statements”). In our opinion, the Successor financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from March 28, 2020 to December 31, 2020, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor financial statements present fairly, in all material respects, the financial position of the Predecessor as of December 31, 2019, and the results of its operations and its cash flows for the period from January 1, 2020 to March 31, 2020 and for the year ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 13, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 13. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021

Costa Mesa, California

September 10, 2021

F-2

EDIBLE GARDEN AG INCORPORATED
CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	Predecessor	Successor
	December 31,	December 31,
	2019	2020
ASSETS
Current assets:
Cash	$5	$5
Accounts receivable, net	604	629
Inventory	524	314
Prepaid expenses and other current assets	109	122
Total current assets	1,242	1,070
Property, equipment and leasehold improvements, net	4,187	3,053
Intangible assets, net	85	25
Other assets	2,704	331
TOTAL ASSETS	$8,218	$4,479

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$1,868	$2,466
Total current liabilities	1,868	2,466
Long-term liabilities:
Long-term debt, net of discounts	-	3,884
Long-term lease liabilities	2,139	204
Total long-term liabilities	2,139	4,088
Total liabilities	4,007	6,554

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS’ DEFICIT:
Common stock ($0.0001 par value, 100 and 200,000,000 shares authorized, 100 and 20,000,000 shares outstanding as of December 31, 2019 and 2020, respectively)(1)	-	-
Additional paid-in capital	20,118	6
Accumulated deficit	(15,907)	(2,081)
Total stockholders’ deficit	4,211	(2,075)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$8,218	$4,479

________

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-3

EDIBLE GARDEN AG INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except shares and per share information)

	Predecessor		Successor
	Year Ended December 31, 2019	Period from January 1, 2020 through March 31, 2020	Period from March 28, 2020 (inception) through December 31, 2020
Revenue	$5,634	$1,750	$7,691
Cost of goods sold	4,366	1,599	6,488
Gross profit	1,268	151	1,203
Selling, general and administrative expenses	5,291	1,480	3,675
Impairment of assets	(34)	-	-
(Gain) / Loss on sale of assets	-	303	-
Loss from operations	(3,988)	(1,632)	(2,472)
Other income / (expense)
Interest expense, net	-	-	(112)
Gain from debt forgiveness	-	-	503
Total other income / (expense)	-	-	391
NET LOSS	$(3,988)	$(1,632)	$(2,081)
Net Income / (Loss) per common share - basic and diluted	$(39,880.00)	$(16,320.00)	$(0.10)
Weighted-Average Number of Common Shares Outstanding – Basic and Diluted(1)	100	100	20,000,000

___________

(1) Successor periods are adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-4

EDIBLE GARDEN AG INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor		Successor
	Year Ended December 31, 2019	Period from January 1, 2020 through March 31, 2020	Period from March 28, 2020 (inception) through December 31, 2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(3,988)	$(1,632)	$(2,081)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	14	172	3
Depreciation and amortization	543	147	567
Amortization of operating lease right of use asset	71	16	42
Loss from sale of assets	-	303	-
Gain from forgiveness of debt	-	-	(504)
Change in operating assets and liabilities:
Accounts receivable	(8)	73	(196)
Inventory	25	1	208
Prepaid expenses and other current assets	(75)	29	(48)
Other assets	(2,712)	(110)	-
Accounts payable and accrued expenses	472	351	700
Operating lease liabilities	2,139	(28)	(42)
NET CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES	(3,519)	(676)	(1,351)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(107)	(45)	(82)
Purchase of intangible assets	(100)	-	-
Cash transferred in sale/purchase of assets	-	(34)	34
NET CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES	(207)	(79)	(48)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contribution from parent company	3,714	750	-
Proceeds from debt	-	-	1,484
Payments of debt principal	-	-	(80)
NET CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES	3,714	750	1,404

NET CHANGE IN CASH	(12)	(5)	5
Cash at beginning of period	17	5	-

CASH AT END OF PERIOD	$5	$-	$5

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$-	$-	$3

SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt and equity issued to acquire Predecessor's assets	$-	$-	$2,966
Debt issued to purchase vehicles	$-	$-	$24

The accompanying notes are an integral part of the consolidated financial statements.

F-5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except for shares) (1)

			Additional
	Common Stock		Paid-In	Accumulated
Predecessor:	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2018	100	$-	$16,405	$(11,919)	$4,486
Contributions from parent company	-	-	3,714	-	3,714
Net Income (Loss)	-	-	-	(3,988)	(3,988)
Balance at December 31, 2019	100	-	$20,118	$(15,907)	$4,211

Balance at January 1, 2020	100	$-	$20,118	$(15,907)	$4,211
Contributions from parent company	-	-	750	-	750
Net Income (Loss)	-	-	-	(1,632)	(1,632)
Balance at March 31, 2020	100	-	$20,869	$(17,539)	$3,330

			Additional
	Common Stock		Paid-In	Accumulated
Successor:	Shares	Amount	Capital	Deficit	Total
Balance at March 28, 2020 (inception)	20,000,000	$-	$-	$-	$-

Options issued for acquisition of assets	-	-	6	-	6
Net Income (Loss)	-	-	-	(2,081)	(2,081)
Balance at December 31, 2020	20,000,000	$-	$6	$(2,081)	$(2,075)
(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-6

EDIBLE GARDEN AG INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

Organization and Recent Developments

Edible Garden Corp., a Nevada corporation, was incorporated on April 9, 2013. On March 28, 2020, Edible Garden AG Inc., a Wyoming corporation, was incorporated for the purpose of acquiring substantially all of the operating assets of Edible Garden Corp., which was a separately identified reportable segment of its parent company Unrivaled Brands, Inc. (formerly known as Terra Tech Corporation). The acquisition was completed on March 30, 2020. Prior to March 30, 2020 Edible Garden AG, Inc. had no operations. Hereafter, Edible Garden AG, Inc. and its subsidiaries will collectively be referred to as “Edible Garden,” “we,” “us,” “our,” or the “Successor.” Edible Garden Corp., a wholly-owned subsidiary of Unrivaled Brands, Inc. will be referred to as the “Predecessor.” Throughout these financial statements, the Successor and the Predecessor are also referred to as “the Company” and used interchangeably, unless otherwise noted.

We authorized 100,000 shares of common stock at formation. On October 14, 2020, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 20,000,000. On June 30, 2021, we simultaneously (1) converted Edible Garden from a Wyoming into a Delaware corporation, (2) declared a 1-for-2 reverse stock split of our common stock, and (3) increased the total number of authorized common shares to 50,000,000. On September 8, 2021, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 200,000,000. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the stock splits described above.

Nature of Business

Edible Garden is a retail seller of locally grown hydroponic produce, which is distributed throughout the Northeast, Midwest and Florida. Currently, Edible Garden’s products are sold at approximately 4,500 supermarkets. Our target customers are those individuals seeking fresh produce locally grown using environmentally sustainable methods.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the consolidated financial position of the Company as of December 31, 2020 and 2019, and the consolidated results of operations and cash flows for the years ended December 31, 2020 and 2019 have been included.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. In an effort to achieve liquidity that would be sufficient to meet all of our commitments, we have undertaken a number of actions, including minimizing capital expenditures and reducing recurring expenses.

However, we believe that even after taking these actions, we will not have sufficient liquidity to satisfy all of our future financial obligations. The risks and uncertainties surrounding our ability to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern. See Note 13, “Going Concern” of the Notes to Consolidated Financial Statements for additional information.

F-7

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Changes in these estimates and assumptions may have a material impact on the consolidated financial statements and accompanying notes.

Examples of significant estimates and assumptions include provisions for doubtful accounts, accrued liabilities, discount rates used in the measurement and recognition of lease liabilities and valuation of our common stock. These estimates generally involve complex issues and require us to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

Trade and other Receivables

The Company extends non-interest-bearing trade credit to its customers in the ordinary course of business which is not collateralized. Accounts receivable are shown on the face of the consolidated balance sheets, net of an allowance for doubtful accounts. The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends, in determining the allowance for doubtful accounts. The Company does not accrue interest receivable on past due accounts receivable. The reserve for doubtful accounts was $38,287 and $116,759 as of December 31, 2020 (Successor) and 2019 (Predecessor), respectively.

Inventory

We value our inventory at the lower of the actual cost of our inventory, as determined using the first-in, first-out method, or its net realizable value. We periodically review our physical inventory for excess, obsolete, and potentially impaired items and reserve accordingly. Our reserve estimate for excess and obsolete is based on expected future use. Our reserve estimates have historically been consistent with our actual experience as evidenced by actual sale or disposal of the goods.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of five years.

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. See Note 5, “Property, Equipment and Leasehold Improvements, Net” for further information.

F-8

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, “Property, Plant, and Equipment,” intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. As of December 31, 2020, Edible Garden held one intangible asset related to a non-compete agreement, which has a useful life of two years.

The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities. If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period identified.

Revenue Recognition and Performance Obligations

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

Disaggregation of Revenue

The following table includes revenue disaggregated by revenue stream for the year ended December 31, 2019 (Predecessor), the three months ended March 31, 2020 (Predecessor) and the year ended December 31, 2020 (Successor):

	(in thousands)
	Predecessor		Successor
	December 31, 2019	Period from January 1, 2020 through March 31, 2020	Period from March 28, 2020 (inception) through December 31, 2020
Herbs & Produce	$5,284	$1,685	$7,482
Vitamins and Supplements	350	65	209
Total	$5,634	$1,750	$7,691

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

F-9

Contract Estimates and Judgments

The Company’s revenues accounted for under ASC Topic 606, generally, do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or variable consideration.

Cost of Goods Sold

Cost of goods sold includes materials, labor and overhead costs incurred in cultivating and producing our products.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.” Advertising expenses totaled $222,038 and $22,025 in the year ended December 31, 2019 (Predecessor) and three months ended March 31, 2020 (Predecessor), respectively. For year ended December 31, 2020 (Successor), the advertising expense totaled $92,681.

Loss Per Common Share

In accordance with the provisions of ASC 260, “Earnings Per Share,” net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the years ended December 31, 2020 and 2019. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all years.

Potentially dilutive securities that are not included in the calculation of diluted net loss per share because their effect is anti-dilutive include 5,000,000 options issued by Edible Garden to acquire the assets of the Predecessor. Refer to Note 3, “Asset Acquisition” for details.

Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. At December 31, 2020 and 2019, such net operating losses were offset entirely by a valuation allowance.

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

Segment reporting

The Company is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, the Company operates in one reportable operating segment. The Company’s principal decision makers are the Chief Executive Officer and its Chief Financial Officer. Management believes that its business operates as one reportable segment because: a) the Company measures profit and loss as a whole; b) the principal decision makers do not review information based on any operating segment; c) the Company does not maintain discrete financial information on any specific segment; d) the Company has not chosen to organize its business around different products and services, and e) the Company has not chosen to organize its business around geographic areas.

F-10

Recently Adopted Accounting Standards

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Start-ups Act of 2012, (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended, for complying with new or revised accounting standards applicable to public companies. As an emerging growth company we plan to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

FASB ASU No. 2014-09 (Topic 606), “Revenue from Contracts with Customers” – In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. The Company adopted ASC Topic 606, “Revenue from Contracts with Customers”, effective January 1, 2019. The adoption had no material impact on the financial statements.

FASB ASU No. 201602 (Topic 842), “Leases” – Issued in February 2016, ASU No. 2016-02 established ASC Topic 842, “Leases,” as amended by subsequent ASUs on the topic, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. ASU 2016-02 requires lessees to apply a two-method approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase. Lessees are required to record a right of use asset and a lease liability for all leases with a term greater than 12 months. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases. Lessees will recognize expense based on the effective interest method for finance leases or on a straight-line basis for operating leases. The accounting applied by the lessor is largely unchanged from that applied under the existing lease standard. We adopted this standard effective January 1, 2020. The adoption had no material impact on the financial statements.

FASB Accounting Standards Update (“ASU”) No. 2016-13, “Measurement of Credit Losses on Financial Instruments” – Issued in June 2016, ASU 2016-13 replaces the “incurred loss” credit losses framework with a new accounting standard that requires management's measurement of the allowance for credit losses to be based on a broader range of reasonable and supportable information for lifetime credit loss estimates. The Company adopted the standard January 1, 2020. Adoption had no material impact on the Company’s financial position or results of operations.

Recently Issued Accounting Standards

FASB ASU No. 2020-06 “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” - Issued in August 2020, ASU 2020-06 simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and the interest rate on convertible debt instruments will typically be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those years. The Company will adopt the standard beginning January 1, 2021. Adoption is not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 3 – ASSET ACQUISITION

On March 30, 2020, the Successor entered into and closed an Asset Purchase Agreement (the “Purchase Agreement”) with the Predecessor’s parent company, pursuant to which Edible Garden Inc. purchased substantially all of the assets of the Predecessor. The transaction did not meet the definition of the purchase of a business as defined in ASC 805, “Business Combinations” because a substantive process was not acquired. Michael James, the former Chief Financial Officer of the Predecessor’s parent company, is the Chief Financial Officer of the Successor.

F-11

The consideration paid for the assets included (1) a five year three million secured promissory note bearing interest at 3.5% per annum, (2) options to purchase up to 5,000,000 shares of the Successor for a nominal amount and (3) $2,011,782 of liabilities assumed.

Stock Options

The first option gives Sament Capital Investments, Inc., an affiliate of the Predecessor (“Sament”), the right, but not the obligation, to acquire 2,225,000 common shares of the Successor at any time between the one- and five-year anniversary of the date of the agreement, or at any time in the event of a change in control or a public offering, for a strike price of $1.00. The second option gives Sament the right, but not the obligation, to purchase 2,775,000 common shares of the Successor at any time between the one- and five-year anniversary of the agreement. The second option is automatically terminated upon payment in full of the secured promissory note.

Given the absence of an active market for the Successor’s common stock, the Company was required to estimate the enterprise value of the Successor company as of the date of the options. Management considered numerous objective and subjective factors in determining the value of the Company’s common stock, including the following: (1) valuations performed by an independent valuation specialist; (2) the Company’s stage of development and revenue growth, (3) the fact that the awards involved illiquid securities in a private company and (4) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. As the Company’s common stock is not actively traded, the determination of fair value involves assumptions, judgments, and estimates. If different assumptions were made, the initial purchase price allocation could have been significantly different. The Company estimated the fair value of the stock options using the Black-Scholes-Merton option-pricing (“Black-Scholes”) model, with the following weighted-average assumptions:

Expected term (years)	2.7
Volatility	22.0%
Risk-free interest rate	0.3%
Dividend yield	0.0%

The fair value of the consideration was allocated to the assets acquired based on their relative fair values, as follows:

(in thousands)
Consideration
Fair value of promissory note	$2,960
Fair value of options issued	6
Total fair value of consideration:	$2,966

Net book value of assets acquired
Cash	$34
Accounts receivable	437
Inventory	522
Prepaids and other assets	115
Property, plant and equipment	3,497
Intangible assets	62
Right-of-use asset	311
Liabilities assumed	(2,012)
Total Net Assets Acquired	$2,966

NOTE 4 – INVENTORY

Inventory as of December 31, 2019 (Predecessor) and December 31, 2020 (Successor) consisted of the following:

F-12

	(in thousands)
	Predecessor	Successor
	December 31,	December 31,
	2019	2020
Raw materials	$251	$156
Work-in-progress	283	168
Inventory reserve	(10)	(10)

Total inventory	$524	$314

NOTE 5 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Property, equipment and leasehold improvements as of December 31, 2019 (Predecessor) and December 31, 2020 (Successor) consisted of the following:

	(in thousands)
	Predecessor	Successor
	December 31,	December 31,
	2019	2020
	$-	$-
Furniture and equipment	2,172	537
Computer hardware	108	4
Leasehold improvements	3,573	3,009
Vehicles	-	28
Construction in progress	1,299	4
Subtotal	7,152	3,583
Less accumulated depreciation	(2,965)	(530)
Property, equipment and leasehold improvements, net	$4,187	$3,053

Depreciation expense related to property, equipment and leasehold improvements for the year ended December 31, 2019 (Predecessor) was $528,702. Depreciation expense for the three months ended March 31, 2020 (Predecessor) was $134,874. Depreciation expense for the nine months ended December 31, 2020 (Successor) was $529,732.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31, 2019 (Predecessor) and 2020 (Successor) (in thousands):

F-13

		Predecessor			Successor
		December 31, 2019			December 31, 2020
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing Intangible Assets:
Non Compete	2	100	(15)	85	62	$(37)	25
Total Intangible Assets, net		100	(15)	85	62	(37)	25

The total future amortization expense of $25,000 will be recognized during 2021.

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2019 (Predecessor) and December 31, 2020 (Successor):

	(in thousands)
	Predecessor	Successor
	December 31, 2019	December 31, 2020

Accounts Payable	$1,216	$1,929
Accrued Expenses	25	173
Accrued Interest Payable	0	96
Accrued Payroll	125	106
Accrued Vacation	58	97
Current Lease Liability	444	65

Total Accounts Payable and Accrued Expenses	$1,868	$2,466

NOTE 8 – NOTES PAYABLE

Notes payable consisted of the following as of December 31, 2019 (Predecessor) and December 31, 2020 (Successor):

	(in thousands)
	Predecessor	Successor
	December 31,	December 31,
	2019	2020
Secured promissory note	$-	$3,653
SBA loan	-	150
SAFE agreements	-	40
Related party loans	-	60
Vehicle Loan	-	21
Total Gross Debt	$-	$3,923

Less: Debt discount	-	(40)
Net Long Term Debt	$-	$3,884

F-14

Scheduled maturities of long-term debt as of December 31, 2020, are as follows (in thousands):

Years Ending December 31,
2021	$-
2022	3
2023	654
2024	21
2025	3,000
Thereafter	247
$3,924

Secured Promissory Notes

On March 30, 2020, the Company entered into a promissory note (the “Note”) for $3,000,000 with Sament in connection with the acquisition of the Predecessor’s assets. The Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. The Note is secured by the assets purchased in connection with the asset acquisition. See Note 3, “Asset Acquisition” for additional details.

On June 2, 2020, the Company entered into a promissory note for $653,870 with Sament, which accrues interest at a rate of 3.50% per annum and matures on June 3, 2023. The promissory note is secured by the assets purchased in connection with the asset acquisition.

Small Business Administration (“SBA”) Loans

On April 30, 2020, the Company received approval from the U.S. Small Business Administration (“SBA”) to fund the Company’s request for a loan under the Paycheck Protection Program (“PPP Loan”) created as part of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the SBA. In connection with the PPP Loan, the Company entered into a promissory note in the principal amount of $503,655. The Company used the entire loan amount for qualifying expenses and the loan was forgiven in its entirety on December 27, 2020.

On June 22, 2020, the Company entered into a U.S. Small Business Administration Loan Authorization and Agreement pursuant to which the Company received loan proceeds of $150,000 (the “SBA Loan”). The SBA Loan was made under, and is subject to the terms and conditions of, the Economic Injury Disaster Loan Program, which was a program expanded for COVID-19 relief under the CARES Act and is administered by the U.S. Small Business Administration. The term of the SBA Loan is thirty (30) years with a maturity date of June 22, 2050 and the annual interest rate of the SBA Loan is a fixed rate of 3.75%. Under the terms of the CARES Act, the use of loan proceeds for the SBA Loan is limited to alleviating economic injury caused by the COVID-19 pandemic.

SAFE Agreements

During the year ended December 31, 2020, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with investors through a Regulation Crowdfunding campaign in exchange for cash investments. Upon a future equity financing of greater than $1,000,000, the SAFE securities are convertible at the option of the Company into securities identical to those issued in the future equity financing (“Shadow Securities”), except (1) they do not have the right to vote except as required by law, (2) they must vote in accordance with the majority of the investors in such future equity financing with respect to any such required vote and (3) they are not entitled to any inspection or information rights. If the Company elects to convert the securities upon the closing of a future equity financing, the investors will receive the number of Shadow Securities equal to the greater the quotient obtained by dividing the amount the investor paid (the “Purchase Amount”) for the securities by:

F-15

(a)

the quotient of $18,500,000 divided by the aggregate number of issued and outstanding shares of capital stock, assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares of convertible preferred stock and all outstanding vested or unvested options or warrants to purchase capital stock, but excluding (i) the issuance of all shares of capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans, (ii) convertible promissory notes issued by the Company, (iii) any SAFEs, and (iv) any equity securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs, or

(b)	the lowest price per share of the securities sold in such future equity financing.

The price (either (a) or (b)) determined above shall be deemed the “First Financing Price” and may be used to establish the conversion price of the securities at a later date, even if the Company does not choose to convert the SAFE securities upon the first future equity financing.

Upon an initial public offering of the Company’s common shares or a change of control (a “Liquidity Event”) prior to any equity financing, the investors will receive, at the option of the investors, either (i) a cash payment equal to the purchase amount or (ii) a number of shares of common stock of the Company equal to the purchase amount divided by the quotient of (a) $18,500,000 divided by (b) the number, as of immediately prior to the Liquidity Event, of shares of the Company’s capital stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding, vested and unvested options, warrants and other convertible securities, but excluding (di) shares of common stock reserved and available for future grant under any equity incentive or similar plan; (ii) any SAFEs; and (iii) convertible promissory notes.

In the case of a Liquidity Event following any equity financing, the investors will receive, at the option of the investors, either (i) a cash payment equal to the Purchase Amount, or (ii) a number of shares of the most recently issued preferred stock equal to the Purchase Amount divided by the First Financing Price. Shares of preferred stock granted in connection shall have the same liquidation rights and preferences as the shares of preferred stock issued in connection with the Company’s most recent Equity Financing.

During the year ended December 31, 2020, the Company raised a total of $39,618 in the Regulation Crowdfunding campaign, which was made through OpenDeal Portal LLC (the “Intermediary”). The Intermediary will be entitled to receive a 6% commission fee and 2% of the securities issued in connection with the offering, which was closed subsequent to year-end. Refer to Note 14, “Subsequent Events” for additional details.

Related Party Loans

During 2020, the Company borrowed $32,000 from James Kras, the Company’s Chief Executive Officer and Director. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2020, the Company borrowed $25,000 from Jeanne Ciccone, a close relative of Mr. Kras. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2020, the Company borrowed $25,000 from Michael James, the Company’s Chief Financial Officer and Director, of which $2,500 remained outstanding as of December 31, 2020. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

Vehicle Loan

On May 26, 2020, the Company entered into a financing agreement for the purchase of a vehicle. The loan, which has a principal amount of $21,000 and accrues interest at a rate of 17.51%, matures on April 26, 2024. The loan is secured by the vehicle purchased.

F-16

NOTE 9 – LEASES

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (“Lease Assets”) are included within “Other assets” on the Company’s consolidated balance sheet.

Lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. Lease assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both lease assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

During the year ended December 31, 2019 (Predecessor), total operating lease cost was $657,558, of which $428,727 was associated with short-term leases. During the three months ended March 31, 2020 (Predecessor), total operating lease cost was $196,321, of which $116,813 was associated with short-term leases. During the nine months ended December 31, 2020 (Successor), total operating lease cost was $413,000, of which $332,720 was associated with short-term leases. As of December 31, 2019 (Predecessor) and December 31, 2020 (Successor), short term lease liabilities of $37,570 and $65,019 are included in “Accounts Payable and Accrued Expenses” on the consolidated balance sheets, respectively. The table below presents total operating lease assets and lease liabilities as of December 31, 2020 (Successor):

Successor
(in thousands)
December 31,
2020
Operating lease assets	$269
Operating lease liabilities	$269

(in thousands)
Operating
Leases
2021	$107
2022	107
2023	107
2024	36
Total lease payments	357
Less: discount	(88)
Total operating lease liabilities	$269

The table below presents the weighted average remaining lease term for operating leases and weighted average discount rate used in calculating operating lease right-of-use assets:

December 31,
2020
Remaining lease term (years)	3.3
Discount rate	17.5%

F-17

NOTE 10 – TAX EXPENSE

The components of deferred income tax assets and (liabilities) are as follows:

	(in thousands)
	Predecessor	Successor
	December 31,	December 31,
	2019	2020
Deferred tax assets:
Net Operating Losses	$4,429	$1,350
Inventory	-	20
Reserves & Allowances	4	41
Deferred Revenue	$4	$-
Other	-
Gross deferred tax assets	4,433	1,411
Valuation allowance	(3,792)	(762)
Total deferred tax assets	641	649
Deferred tax Liabilities:
Depreciable asset basis differences	(641)	(649)
Total deferred tax liabilities	(641)	(649)
Net deferred tax assets (liabilities)	$-	$-

The Company did not incur income tax expense or benefit for the years ended December 31, 2019 (Predecessor) or December 31, 2020 (Successor). The reconciliation between the Company’s effective tax rate and the statutory tax rate is as follows:

	(in thousands)
	Predecessor		Successor
	Year Ended December 31, 2019	Period from January 1, 2020 through March 31, 2020	Period from March 28, 2020 (inception) through December 31, 2020

Expected income tax benefit at statutory tax rate, net	$(838)	$(343)	$(437)
State taxes (net of federal tax benefits):	(362)	(132)	(228)
Increase in valuation allowance	1,204	537	762
Loss on disposal	-	(62)	-
Debt Forgiveness	-	-	(97)
Asset Impairment	(7)	-	-
Other	2	-	-
Reported income tax expense (benefit)	$-	$-	$-

F-18

The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company's financial position, results of operations or cash flows. Accordingly, the Company has not recorded any reserves, or related accruals or uncertain income tax positions as of December 31, 2020 (Successor).

Federal and New Jersey tax laws impose significant restrictions on the utilization of net operating loss carryforwards in the event of a change in ownership of the Company, as defined by Internal Revenue Code Section 382 (Section 382). The Company does not believe a change in ownership, as defined by Section 382, has occurred but a formal study has not been completed.

The Company has net operating loss carryforwards for federal and New Jersey income tax purposes of approximately $5,354,203 and $2,506,825, respectively, as of December 31, 2020 (Successor). The federal net operating loss carryforwards, if not utilized, will carryover indefinitely. The state net operating loss carryforwards, if not utilized, will expire beginning in 2040.

NOTE 11 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 12 – RELATED PARTY TRANSACTIONS

The Company has entered into loan agreements with certain Officers and close relatives of Officers of the Company, the terms of which are disclosed in Note 8, “Notes Payable.”

During the year ended December 31, 2019 and the three-month period ended March 31, 2020, the parent company of the predecessor company provided cash contributions of $3,713,712 and $750,293, respectively, to the predecessor company, which were utilized to fund operating expenses incurred in the ordinary course of business.

The Company is party to an ongoing arrangement with the Predecessor whereby the Company makes lease payments of approximately $15,300 per month to the lessor of land for which the Predecessor was the lessee. The lease agreement is associated with land the Company utilizes for its ongoing operations.

NOTE 13 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2020. For the year ended December 31, 2020, we incurred a net loss of $2.1 million. We expect to experience further significant net losses in 2021 and the foreseeable future. At December 31, 2020, we had a cash balance of approximately $5,000. We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. Since our inception, we have raised capital through our issuance of debt securities. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements until we are able to raise revenues to a point of positive cash flow. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including obtaining loans and selling common stock. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations, or if we are able to raise capital, that it will be available to us on acceptable terms, on an acceptable schedule, or at all.

The issuance of additional securities may result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming these loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available for use when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

F-19

The risks and uncertainties surrounding our ability to continue to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern for twelve months from the issuance of these financial statements.

NOTE 14 – SUBSEQUENT EVENTS

In preparing the consolidated financial statements, the Company has evaluated subsequent events through September 9, 2021, which is the date the audited consolidated financial statements were available for issuance.

Issuances of Convertible Promissory Notes to Related Parties

Subsequent to December 31, 2020, the Company issued Convertible Promissory Notes (the “Notes”) with principal amounts totaling $1,200,000 and $25,200 to Mr. James and Mr. Kras (the “Holders”), respectively. The Notes mature on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default.

The principal and interest due and owed under the Notes, which bear interest at a rate of 12.0% per annum, are convertible into shares of Common Stock at any time at the election of the Holders at a conversion price equal to $0.925 (subject to adjustment for forward reverse stock splits and the like after the issuance date). The Company may prepay any portion of the principal and accrued interest due under the Notes at any time and without penalty, upon providing ten days written notice to the Holders.

Subsequent to December 31, 2020 the Company issued promissory notes with principal amounts totaling $100,000 to Michael James, the Company’s Chief Financial Officer, which accrue interest at a rate of 12.00% per annum. The promissory notes mature on the earlier of (a) August 31, 2022, (b) the closing of a sale of equity securities in which the Company raises at least $5 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (c) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, or (d) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities. Payment and enforcement of the Promissory Notes is subordinate to any other debt of the Company.

Regulation Crowdfunding Borrowing

Subsequent to December 31, 2020, the Company received an additional $433,000 from the SAFE Crowdfunding campaign prior to the close of the campaign in January of 2021.

Accounts Receivable Factoring Agreement

On March 30, 2021, we entered into an accounts receivable factoring program with Quasar Capital Partners, LLC (the “Purchaser”), pursuant to which the Company agreed to provide the Purchaser with the right, but not the obligation, to purchase the Company’s receivables at book value less a discount, with full recourse.

Stock Split

On June 30, 2021, we simultaneously (1) converted Edible Garden from a Wyoming into a Delaware corporation, (2) declared a 1-for-2 reverse stock split of our common stock, and (3) increased the total number of authorized common shares to 50,000,000. On September 8, 2021, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 200,000,000. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the stock splits described above.

F-20

Employment Agreement

James Kras

On August 18, 2021, the Company entered into an employment agreement with James Kras whereby he will serve as Chief Executive Officer of the Company, effective as of August 18, 2021 (the “Commencement Date”) for a term of 2 years. Commencing on the second anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (each, an "Extension Date"), the term of the Mr. Kras’ employment under the employment agreement shall be automatically extended for an additional one-year period, unless the Company or Mr. Kras provides the other at least ninety (90) days prior written notice before the next Extension Date that the term shall not be extended.

During the term of the agreement, the Company agreed to pay Mr. Kras an annual base salary of $300,000, subject to increase if approved by the Board or the Compensation Committee in their discretion. Mr. Kras shall be eligible to receive an annual cash bonus of up to 100% of his base salary, upon approval by the Board or the Compensation Committee.

Michael James

On August 18, 2021, the Company entered into an employment agreement with Michael James whereby he will serve as Chief Financial Officer of the Company, effective as of August 18, 2021 for a term of 2 years. Commencing on the second anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter, the term of Mr. James’ employment under the employment agreement shall be automatically extended for an additional one-year period, unless the Company or Mr. James’ provides the other at least ninety (90) days prior written notice before the next Extension Date that the term shall not be extended.

During the term of the agreement, the Company agreed to pay Mr. James an annual base salary of $300,000, subject to increase if approved by the Board or the Compensation Committee in their discretion. Mr. James shall be eligible to receive an annual cash bonus of up to 100% of his base salary, upon approval by the Board or the Compensation Committee.

F-21

EDIBLE GARDEN AG INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except shares)

	December 31,	June 30,
	2020	2021
ASSETS
Current assets:
Cash	$5	$15
Accounts receivable, net	629	574
Inventory	314	153
Prepaid expenses and other current assets	122	85

Total current assets	1,070	826
Property, equipment and leasehold improvements, net	3,053	2,722
Intangible assets, net	25	-
Other assets	331	300
TOTAL ASSETS	$4,479	$3,848

LIABILITIES AND STOCKHOLDERS’ DEFICIT
LIABILITIES:
Current liabilities:
Accounts payable and other accrued expenses	$2,466	$3,280
Short-term debt	-	433
Total current liabilities	2,466	3,714
Long-term liabilities:
Long-term debt, net of discounts	3,884	4,388
Long-term lease liabilities	204	167
Total long-term liabilities	4,088	4,555
Total liabilities	6,554	8,270

COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS’ DEFICIT:
Common stock ($0.0001 par value, 200,000,000 shares authorized and outstanding as of December 31, 2020 and June 30, 2021, respectively)(1)	-	-
Additional paid-in capital	6	6
Accumulated deficit	(2,081)	(4,428)
Total stockholders’ deficit	(2,075)	(4,422)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$4,479	$3,848
_________
(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-22

EDIBLE GARDEN AG INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per-share information)

	Predecessor	Successor
	Period from January 1, 2020 through March 31, 2020	Period from April 1, 2020 through June 30, 2020	Six Months Ended June 30, 2021
Revenue	$1,750	$2,649	$5,260
Cost of goods sold	1,599	2,327	4,823
Gross profit	151	322	437
Selling, general and administrative expenses	1,480	1,276	2,684
(Gain) / Loss on sale of assets	303	-	-
Loss from operations	(1,632)	(954)	(2,247)
Other income / (expense)
Interest expense, net	-	(49)	(100)
Total other income / (expense)	-	(49)	(100)
NET LOSS	$(1,632)	$(1,002)	$(2,347)

Net Income / (Loss) per common share - basic and diluted(1)	$(16,320.00)	$(0.05)	$(0.12)

Weighted-Average Number of Common Shares Outstanding – Basic and Diluted(1)	100	20,000,000	20,000,000
________
(1) Successor periods are adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-23

EDIBLE GARDEN AG INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share and per-share information)

	Predecessor	Successor
	Period from January 1, 2020 through March 31, 2020	Period from April 1, 2020 through June 30, 2020	Six Months Ended June 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(1,632)	$(1,002)	$(2,347)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	172	3	-
Depreciation and amortization	147	188	384
Amortization of operating lease right of use asset	16	13	31
Loss from sale of assets	303	-	-
Change in operating assets and liabilities:
Accounts receivable	73	(221)	56
Inventory	1	54	162
Prepaid expenses and other current assets	29	(101)	147
Other assets	(110)	-	-
Accounts payable and accrued expenses	351	(9)	699
Operating lease liabilities	(28)	(13)	(31)
NET CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES	(676)	(1,089)	(899)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, equipment and leasehold improvements	(45)	(62)	(28)
Cash transferred in sale/purchase of assets	(34)	34	-
NET CASH PROVIDED BY / (USED IN) INVESTING ACTIVITIES	(79)	(28)	(28)

CASH FLOWS FROM FINANCING ACTIVITIES:
Contributions from parent company	750	-	-
Proceeds from debt	-	1,322	906
Payments of debt principal	-	(6)	30
NET CASH PROVIDED BY / (USED IN) FINANCING ACTIVITIES	750	1,316	936

NET CHANGE IN CASH	(5)	199	10
Cash at beginning of period	5	-	5

CASH AT END OF PERIOD	$-	$199	$15

SUPPLEMENTAL DISCLOSURE FOR OPERATING ACTIVITIES:
Cash paid for interest	$-	3	-

SUPPLEMENTAL DISCLOSURE FOR NON-CASH INVESTING AND FINANCING ACTIVITIES:
Debt and equity issued to acquire Predecessor's assets	$-	$2,966	$-
Debt issued to purchase vehicles	$-	$24	$-

The accompanying notes are an integral part of the consolidated financial statements.

F-24

EDIBLE GARDEN AG INCORPORATED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS
OF STOCKHOLDERS’ DEFICIT

(in thousands, except shares)(1)

			Additional
	Common Stock		Paid-In	Accumulated
Predecessor:	Shares	Amount	Capital	Deficit	Total
Balance at January 1, 2020	100	$-	$20,118	$(15,907)	$4,211
Contributions from parent company	-	-	750	-	750
Net Income (Loss)	-	-	-	(1,632)	(1,632)
Balance at March 31, 2020	100	-	$20,869	$(17,539)	$3,330

			Additional
	Common Stock		Paid-In	Accumulated
Successor:	Shares	Amount	Capital	Deficit	Total
Balance at April 1, 2020	20,000,000	$-	$-	$-	$-
Options issued for acquisition of assets	-	-	6	-	6
Net Income (Loss)	-	-	-	1,003	1,003
Balance at June 30, 2020	20,000,000	$-	$6	$1,003	$1,009

	Six months ended June 30, 2021
			Additional
	Common Stock		Paid-In	Accumulated
Successor:	Shares	Amount	Capital	Deficit	Total
Balance at December 31, 2020	20,000,000	$-	$6	$(2,081)	$(2,075)

Net Income (Loss)	-	-	-	(2,347)	(2,347)
Balance at June 30, 2021	20,000,000	$-	$6	$(4,428)	$(4,422)

___________

(1) Adjusted to reflect the stock splits as described in Note 1.

The accompanying notes are an integral part of the consolidated financial statements.

F-25

EDIBLE GARDEN AG, INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION, NATURE OF BUSINESS, AND BASIS OF PRESENTATION

Organization and Recent Developments

Edible Garden Corp., a Nevada corporation, was incorporated on April 9, 2013. On March 28, 2020, Edible Garden AG Inc., a Wyoming corporation, was incorporated for the purpose of acquiring substantially all of the operating assets of Edible Garden Corp., which was a separately identified reportable segment of its parent company Unrivaled Brands, Inc. (formerly known as Terra Tech Corporation). The acquisition was completed on March 30, 2020. Prior to March 30, 2020 Edible Garden AG, Inc. had no operations. Hereafter, Edible Garden AG, Inc. and its subsidiaries will collectively be referred to as “Edible Garden,” “we,” “us,” “our,” or the “Successor.” Edible Garden Corp., a wholly-owned subsidiary of Unrivaled Brands, Inc. will be referred to as the “Predecessor.” Throughout these financial statements, the Successor and the Predecessor are also referred to as “the Company” and used interchangeably, unless otherwise noted.

We authorized 100,000 shares of common stock at formation. On October 14, 2020, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 20,000,000. On June 30, 2021, we simultaneously (1) converted Edible Garden from a Wyoming into a Delaware corporation, (2) declared a 1-for-2 reverse stock split of our common stock, and (3) increased the total number of authorized common shares to 50,000,000. On September 8, 2021, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 200,000,000. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the stock splits described above.

Nature of Business

Edible Garden is a retail seller of locally grown hydroponic produce, which is distributed throughout the Northeast, Midwest and Florida. Currently, Edible Garden’s products are sold at approximately 4,500 supermarkets. Our target customers are those individuals seeking fresh produce locally grown using environmentally sustainable methods.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the consolidated financial position of the Company as of December 31, 2020 and June 30, 2021, and the consolidated results of operations and cash flows for the six-month periods ended June 30, 2021 and 2020 have been included. For a more comprehensive understanding of the Company and its unaudited condensed consolidated financial statements, these interim financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2020 included elsewhere in this registration statement.

Going Concern

The accompanying financial statements have been prepared assuming that we will continue as a going concern. In an effort to achieve liquidity that would be sufficient to meet all of our commitments, we have undertaken a number of actions, including minimizing capital expenditures and reducing recurring expenses.

However, we believe that even after taking these actions, we will not have sufficient liquidity to satisfy all of our future financial obligations. The risks and uncertainties surrounding our ability to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern. See Note 12, “Going Concern” of the Notes to Consolidated Financial Statements for additional information.

F-26

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. Changes in these estimates and assumptions may have a material impact on the consolidated financial statements and accompanying notes.

Examples of significant estimates and assumptions include provisions for doubtful accounts, accrued liabilities, discount rates used in the measurement and recognition of lease liabilities and valuation of our common stock. These estimates generally involve complex issues and require us to make judgments, involve analysis of historical and future trends, can require extended periods of time to resolve, and are subject to change from period to period. In all cases, actual results could differ materially from our estimates.

Trade and other Receivables

The Company extends non-interest-bearing trade credit to its customers in the ordinary course of business which is not collateralized. Accounts receivable are shown on the face of the consolidated balance sheets, net of an allowance for doubtful accounts. The Company analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends, in determining the allowance for doubtful accounts. The Company does not accrue interest receivable on past due accounts receivable. The reserve for doubtful accounts was $38,287 and $38,287 as of December 31, 2020 (Successor) and June 30, 2021 (Successor), respectively.

On March 30, 2021, we entered into an accounts receivable factoring program with Quasar Capital Partners, LLC (the “Purchaser”), pursuant to which the Company agreed to provide the Purchaser with the right, but not the obligation, to purchase the Company’s receivables at book value less a discount, with full recourse.

Inventory

We value our inventory at the lower of the actual cost of our inventory, as determined using the first-in, first-out method, or its net realizable value. We periodically review our physical inventory for excess, obsolete, and potentially impaired items and reserve accordingly. Our reserve estimate for excess and obsolete is based on expected future use. Our reserve estimates have historically been consistent with our actual experience as evidenced by actual sale or disposal of the goods.

Prepaid Expenses and Other Current Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future. These prepaid expenses include advertising, insurance, and service or other contracts requiring up-front payments.

Property, Equipment and Leasehold Improvements, Net

Property, equipment and leasehold improvements are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Our fixed assets, which are comprised of leasehold improvements, equipment and vehicles, have useful lives of five years.

Expenditures for major renewals and improvements are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations. The Company continually monitors events and changes in circumstances that could indicate that the carrying balances of its property, equipment and leasehold improvements may not be recoverable in accordance with the provisions of ASC 360, “Property, Plant, and Equipment.” When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. See Note 5, “Property, Equipment and Leasehold Improvements, Net” for further information.

F-27

Intangible Assets

Intangible assets continue to be subject to amortization, and any impairment is determined in accordance with ASC 360, “Property, Plant, and Equipment,” intangible assets are stated at historical cost and amortized over their estimated useful lives. The Company uses a straight-line method of amortization, unless a method that better reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up can be reliably determined. As of June 30, 2021, Edible Garden held one intangible asset related to a non-compete agreement, which is fully amortized and has a net book value of $0.

The Company reviews intangible assets subject to amortization quarterly to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. Conditions that may indicate impairment include, but are not limited to, a significant adverse change in legal factors or business climate that could affect the value of an asset, a product recall, or an adverse action or assessment by a regulator. If an impairment indicator exists, we test the intangible asset for recoverability. For purposes of the recoverability test, we group our amortizable intangible assets with other assets and liabilities at the lowest level of identifiable cash flows if the intangible asset does not generate cash flows independent of other assets and liabilities. If the carrying value of the intangible asset (asset group) exceeds the undiscounted cash flows expected to result from the use and eventual disposition of the intangible asset (asset group), the Company will write the carrying value down to the fair value in the period identified.

Revenue Recognition and Performance Obligations

Revenues are recognized when control of the promised goods or services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. The Company does not offer returns, discounts, loyalty programs or other sales incentive programs that are material to revenue recognition. Payments from our customers are due upon delivery or within a short period after delivery.

Disaggregation of Revenue

The following table includes revenue disaggregated by revenue stream for the three months ended March 31, 2020 (Predecessor), three months ended June 30, 2020 (Successor) and the six months ended June 30, 2021 (Successor):

	(in thousands)
	Predecessor	Successor
	Period from January 1, 2020 through March 31, 2020	Period from April 1, 2020 through June 30, 2020	Six months ended June 30, 2021
Herbs & Produce	$1,685	$2,584	$4,967
Vitamins and Supplements	65	65	293
Total	$1,750	$2,649	$5,260

F-28

Contract Balances

Due to the nature of the Company’s revenue from contracts with customers, the Company does not have material contract assets or liabilities that fall under the scope of ASC Topic 606.

Contract Estimates and Judgments

The Company’s revenues accounted for under ASC Topic 606, generally, do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or variable consideration.

Cost of Goods Sold

Cost of goods sold includes materials, labor and overhead costs incurred in cultivating and producing our products.

Advertising Expenses

The Company expenses advertising costs as incurred in accordance with ASC 720-35, “Other Expenses – Advertising Cost.” Advertising expenses totaled $15,225 and $8,087 in the three months ended March 31, 2020 (Predecessor) and three months ended June 30, 2020 (Successor), respectively. For the six months ended June 30, 2021 (Successor), the advertising expense totaled $74,767.

Loss Per Common Share

In accordance with the provisions of ASC 260, “Earnings Per Share,” net loss per share is computed by dividing net loss by the weighted-average shares of common stock outstanding during the period. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock, and convertible debt are not considered in the diluted loss per share calculation since the effect would be anti-dilutive. The results of operations were a net loss for the year ended December 31, 2020 and six months ended June 30, 2021. Therefore, the basic and diluted weighted-average shares of common stock outstanding were the same for all years.

Potentially dilutive securities that are not included in the calculation of diluted net loss per share because their effect is anti-dilutive include 5,000,000 options issued by Edible Garden to acquire the assets of the Predecessor. Refer to Note 3, “Asset Acquisition” for details.

Income Taxes

The provision for income taxes is determined in accordance with ASC 740, “Income Taxes”. The Company files a consolidated United States federal income tax return. The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expense are expected to be settled in our income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. At December 31, 2020 and June 30, 2021, such net operating losses were offset entirely by a valuation allowance.

The Company recognizes uncertain tax positions based on a benefit recognition model. Provided that the tax position is deemed more likely than not of being sustained, the Company recognizes the largest amount of tax benefit that is greater than 50.0% likely of being ultimately realized upon settlement. The tax position is derecognized when it is no longer more likely than not of being sustained. The Company classifies income tax related interest and penalties as interest expense and selling, general and administrative expense, respectively, on the consolidated statements of operations.

F-29

Segment reporting

The Company is not organized by multiple operating segments for the purpose of making operating decisions or assessing performance. Accordingly, the Company operates in one reportable operating segment. The Company’s principal decision makers are the Chief Executive Officer and its Chief Financial Officer. Management believes that its business operates as one reportable segment because: a) the Company measures profit and loss as a whole; b) the principal decision makers do not review information based on any operating segment; c) the Company does not maintain discrete financial information on any specific segment; d) the Company has not chosen to organize its business around different products and services, and e) the Company has not chosen to organize its business around geographic areas.

Recently Adopted Accounting Standards

FASB ASU No. 2020-06 “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” – Issued in August 2020, ASU 2020-06 simplifies the accounting for convertible instruments by eliminating the requirement to separate embedded conversion features from the host contract when the conversion features are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital. By removing the separation model, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and the interest rate on convertible debt instruments will typically be closer to the coupon interest rate when applying the guidance in Topic 835, Interest. ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those years. The Company adopted ASU 2020-06 as of January 1, 2021, utilizing the modified retrospective method of adoption. Adoption of the new standard did not have a material impact on the Company’s financial condition or results of operations.

NOTE 3 – ASSET ACQUISITION

On March 30, 2020, the Successor entered into and closed an Asset Purchase Agreement (the “Purchase Agreement”) with the Predecessor’s parent company, pursuant to which Edible Garden Inc. purchased substantially all of the assets of the Predecessor. The transaction did not meet the definition of the purchase of a business as defined in ASC 805, “Business Combinations” because a substantive process was not acquired. Michael James, the former Chief Financial Officer of the Predecessor’s parent company, is the Chief Financial Officer of the Successor.

The consideration paid for the assets included (1) a five year three million secured promissory note bearing interest at 3.5% per annum, (2) options to purchase up to 5,000,000 shares of the Successor for a nominal amount and (3) $2,011,782 of liabilities assumed.

Stock Options

The first option gives Sament the right, but not the obligation, to acquire 2,225,000 common shares of the Successor at any time between the one- and five-year anniversary of the date of the agreement, or at any time in the event of a change in control or a public offering, for a strike price of $1.00. The second option gives Sament the right, but not the obligation, to purchase 2,775,000 common shares of the Successor at any time between the one- and five-year anniversary of the agreement. The second option is automatically terminated upon payment in full of the secured promissory note.

Given the absence of an active market for the Successor’s common stock, the Company was required to estimate the enterprise value of the Successor company as of the date of the options. Management considered numerous objective and subjective factors in determining the value of the Company’s common stock, including the following: (1) valuations performed by an independent valuation specialist; (2) the Company’s stage of development and revenue growth, (3) the fact that the awards involved illiquid securities in a private company and (4) the likelihood of achieving a liquidity event for the shares of common stock underlying the awards, such as an initial public offering or sale of the Company, given prevailing market conditions. As the Company’s common stock is not actively traded, the determination of fair value involves assumptions, judgments, and estimates. If different assumptions were made, the initial purchase price allocation could have been significantly different. The Company estimated the fair value of the stock options using the Black-Scholes-Merton option-pricing (“Black-Scholes”) model, with the following weighted-average assumptions:

Expected term (years)	2.7
Volatility	22.0%
Risk-free interest rate	0.3%
Dividend yield	0.0%

F-30

The fair value of the consideration was allocated to the assets acquired based on their relative fair values, as follows:

(in thousands)
Consideration
Fair value of promissory note	$2,960
Fair value of options issued	6
Total fair value of consideration:	$2,966
Net book value of assets acquired
Cash	$34
Accounts receivable	437
Inventory	522
Prepaids and other assets	115
Property, plant and equipment	3,497
Intangible assets	62
Right-of-use asset	311
Liabilities assumed	(2,012)
Total Net Assets Acquired	$2,966

NOTE 4 – INVENTORY

Inventory as of December 31, 2020 (Successor) and June 30, 2021 (Successor) consisted of the following:

	(in thousands)
	Successor	Successor
	December 31,	June 30,
	2020	2021
Raw materials	$156	$52
Work-in-progress	168	110
Inventory reserve	(10)	(10)
Total inventory	$314	$153

NOTE 5 – PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Property, equipment and leasehold improvements (net) as of December 31, 2020 (Successor) and June 30, 2021 (Successor) consisted of the following:

	(in thousands)
	Successor	Successor
	December 31,	June 30,
	2020	2021
	$-	$-
Furniture and equipment	537	563
Computer hardware	4	6
Leasehold improvements	3,009	3,009
Vehicles	28	28
Construction in progress	4	4

Subtotal	3,583	3,610
Less accumulated depreciation	(530)	(889)
Property, equipment and leasehold improvements, net	$3,053	$2,722

F-31

Depreciation expense related to property, equipment and leasehold improvements for the three months ended March 31, 2020 (Predecessor) was $134,874. Depreciation expense for the three months ended June 30, 2020 (Successor) was $40,173. Depreciation expense for the six months ended June 30, 2021 (Successor) was $359,066.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consisted of the following as of December 31, 2020 and June 30, 2021:

	(in Thousands)
		Successor			Successor
		December 31, 2020			June 30, 2021
	Estimated Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value	Gross Carrying Amount	Accumulated Amortization	Net Carrying Value
Amortizing Intangible Assets:
Non Compete	2	62	(37)	25	62	$(62)	-
Total Intangible Assets, net		62	(37)	25	62	(62)	-

NOTE 7 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following as of December 31, 2020 (Successor) and June 30, 2021 (Successor):

	(in thousands)
	Successor	Successor
	December 31, 2020	June 30, 2020

Accounts payable	$1,929	$2,666
Accrued expenses	173	217
Accrued interest payable	96	41
Accrued payroll	106	188
Accrued vacation	97	97
Current lease liability	65	71

Total Accounts Payable and Accrued Expenses	$2,466	$3,280

F-32

NOTE 8 – NOTES PAYABLE

Notes payable consisted of the following as of December 31, 2020 (Successor) and June 30, 2021 (Successor):

	(in thousands)
	Successor	Successor
	December 31,	June 30,
	2020	2021
Secured promissory note	$3,653	$3,760
SBA loan	150	150
SAFE agreements	40	474
Related party loans	60	428
Vehicle Loan	21	18
Other loans	-	30
Total Gross Debt	$3,923	$4,860

Less: Short term debt	-	(433)
Less: Debt discount	(40)	(39)
Net Long Term Debt	$3,884	$4,388

Scheduled maturities of long-term debt as of June 30, 2021, are as follows (in thousands):

Years Ending June 30,
2021	$30
2022	403
2023	654
2024	18
2025	3,106
Thereafter	649
$4,860

Secured Promissory Notes

On March 30, 2020, the Company entered into a promissory note (the “Note”) for $3,000,000 with Sament in connection with the acquisition of the Predecessor’s assets. The Note accrues interest at a rate of 3.5% per annum on a 360-day year basis and matures March 30, 2025. During the six-month period ended June 30, 2021, accrued interest of $106,458 was added to the principal. The Note is secured by the assets purchased in connection with the asset acquisition. See Note 3, “Asset Acquisition” for additional details.

On June 2, 2020, the Company entered into a promissory note for $653,870 with Sament, which accrues interest at a rate of 3.50% per annum and matures on June 3, 2023. The promissory note is secured by the assets purchased in connection with the asset acquisition.

F-33

Small Business Administration (“SBA”) Loans

On April 30, 2020, the Company received approval from the U.S. Small Business Administration (“SBA”) to fund the Company’s request for a loan under the Paycheck Protection Program (“PPP Loan”) created as part of the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the SBA. In connection with the PPP Loan, the Company entered into a promissory note in the principal amount of $503,655. The Company used the entire loan amount for qualifying expenses and the loan was forgiven in its entirety on December 27, 2020.

On June 22, 2020, the Company entered into a U.S. Small Business Administration Loan Authorization and Agreement pursuant to which the Company received loan proceeds of $150,000 (the “SBA Loan”). The SBA Loan was made under, and is subject to the terms and conditions of, the Economic Injury Disaster Loan Program, which was a program expanded for COVID-19 relief under the CARES Act and is administered by the U.S. Small Business Administration. The term of the SBA Loan is thirty (30) years with a maturity date of June 22, 2050 and the annual interest rate of the SBA Loan is a fixed rate of 3.75%. Under the terms of the CARES Act, the use of loan proceeds for the SBA Loan is limited to alleviating economic injury caused by the COVID-19 pandemic.

SAFE Agreements

During the year ended December 31, 2020, the Company entered into Simple Agreements for Future Equity (“SAFEs”) with investors through a Regulation Crowdfunding campaign in exchange for cash investments. Upon a future equity financing of greater than $1,000,000, the SAFE securities are convertible at the option of the Company into securities identical to those issued in the future equity financing (“Shadow Securities”), except (1) they do not have the right to vote except as required by law, (2) they must vote in accordance with the majority of the investors in such future equity financing with respect to any such required vote and (3) they are not entitled to any inspection or information rights. If the Company elects to convert the securities upon the closing of a future equity financing, the investors will receive the number of Shadow Securities equal to the greater the quotient obtained by dividing the amount the investor paid (the “Purchase Amount”) for the securities by:

(c)

the quotient of $18,500,000 divided by the aggregate number of issued and outstanding shares of capital stock, assuming full conversion or exercise of all convertible and exercisable securities then outstanding, including shares of convertible preferred stock and all outstanding vested or unvested options or warrants to purchase capital stock, but excluding (i) the issuance of all shares of capital stock reserved and available for future issuance under any of the Company’s existing equity incentive plans, (ii) convertible promissory notes issued by the Company, (iii) any SAFEs, and (iv) any equity securities that are issuable upon conversion of any outstanding convertible promissory notes or SAFEs, or

(d)	the lowest price per share of the securities sold in such future equity financing.

The price (either (a) or (b)) determined above shall be deemed the “First Financing Price” and may be used to establish the conversion price of the securities at a later date, even if the Company does not choose to convert the SAFE securities upon the first future equity financing.

Upon an initial public offering of the Company’s common shares or a change of control (a “Liquidity Event”) prior to any equity financing, the investors will receive, at the option of the investors, either (i) a cash payment equal to the purchase amount or (ii) a number of shares of common stock of the Company equal to the purchase amount divided by the quotient of (a) $18,500,000 divided by (b) the number, as of immediately prior to the Liquidity Event, of shares of the Company’s capital stock (on an as-converted basis) outstanding, assuming exercise or conversion of all outstanding, vested and unvested options, warrants and other convertible securities, but excluding (di) shares of common stock reserved and available for future grant under any equity incentive or similar plan; (ii) any SAFEs; and (iii) convertible promissory notes.

F-34

In the case of a Liquidity Event following any equity financing, the investors will receive, at the option of the investors, either (i) a cash payment equal to the Purchase Amount, or (ii) a number of shares of the most recently issued preferred stock equal to the Purchase Amount divided by the First Financing Price. Shares of preferred stock granted in connection shall have the same liquidation rights and preferences as the shares of preferred stock issued in connection with the Company’s most recent Equity Financing.

During the year ended December 31, 2020, the Company raised a total of $39,618 in the Regulation Crowdfunding campaign, which was made through OpenDeal Portal LLC (the “Intermediary”). The Intermediary will be entitled to receive a 6% commission fee and 2% of the securities issued in connection with the offering, which was closed in January 2021. The Company received an additional $433,000 from the SAFE Crowdfunding campaign prior to the close of the campaign in January of 2021.

Related Party Loans

The Company borrowed $32,000 from James Kras, the Company’s Chief Executive Officer and Director. During 2021, the Company borrowed and additional $3,200 from Mr. Kras. The funds borrowed were utilized to fund ongoing operations and do not accrue interest. The outstanding balance as of June 30, 2021 is $25,200.

During 2020, the Company borrowed $25,000 from Jeanne Ciccone, a close relative of James Kras. The funds borrowed were utilized to fund ongoing operations and do not accrue interest. The debt was fully repaid in January 2021 and there is no outstanding amount as of June 30, 2021.

During 2020, the Company borrowed $25,000 from Michael James, the Company’s Chief Financial Officer and Director, of which $2,500 remained outstanding as of December 31, 2020. The funds borrowed were utilized to fund ongoing operations and do not accrue interest.

During 2021, the Company issued Convertible Promissory Notes (the “Notes”) with principal amounts totaling $400,000 Michael James, the Company’s Chief Financial Officer (the “Holder”). The Notes mature on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5.00 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default.

The principal and interest due and owed under the Notes, which bear interest at a rate of 12.00% per annum, are convertible into shares of Common Stock at any time at the election of the Holders at a conversion price equal to $0.925 (subject to adjustment for forward reverse stock splits and the like after the issuance date). The Company may prepay any portion of the principal and accrued interest due under the Notes at any time and without penalty, upon providing ten days written notice to the Holders.

Other Loans

During 2021, the Company issued promissory notes with principal amounts totaling $70,000 to an unaffiliated third party, of which $30,000 was outstanding as of June 30, 2021. The outstanding note accrues interest at a simple rate of 1.50% per month. In the event the note is not repaid by July 21, 2021, a penalty of 10.0% is added to the final payment and interest accrues at the rate of 2.00% per month.

Vehicle Loan

On May 26, 2020, the Company entered into a financing agreement for the purchase of a vehicle. The loan, which accrues interest at a rate of 17.51%, matures on April 26, 2024. The loan is secured by the vehicle purchased.

F-35

NOTE 9 – LEASES

A lease provides the lessee the right to control the use of an identified asset for a period of time in exchange for consideration. Operating lease right-of-use assets (“Lease Assets”) are included within “Other assets” on the Company’s consolidated balance sheet.

Lease assets represent the Company’s right to use an underlying asset for the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. The Company determines if an arrangement is a lease at inception. Lease assets and liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term.

The discount rate used to determine the commencement date present value of lease payments is the interest rate implicit in the lease, or when that is not readily determinable, the Company utilizes its secured borrowing rate. Lease assets include any lease payments required to be made prior to commencement and exclude lease incentives. Both lease assets and lease liabilities exclude variable payments not based on an index or rate, which are treated as period costs. The Company’s lease agreements do not contain significant residual value guarantees, restrictions, or covenants.

During the six month period ended June 30, 2021, total operating lease cost was $242,623, of which $189,103 was associated with short-term leases. During the three months ended March 31, 2020 (Predecessor), total operating lease cost was $196,321, of which $116,813 was associated with short-term leases. During the three months ended June 30, 2020 (Successor), total operating lease cost was $122,633, of which $95,873 was associated with short-term leases. As of December 31, 2020 (Successor) and June 30, 2021 (Successor), short term lease liabilities of $65,019 and $70,923 are included in “Accounts Payable and Accrued Expenses” on the consolidated balance sheets, respectively. The table below presents total operating lease assets and lease liabilities as of June 30, 2021 (Successor):

Successor
(in thousands)
June 30,
2021
Operating lease assets	$238
Operating lease liabilities	$238

(in thousands)
Operating
Leases
2021	$54
2022	107
2023	107
2024	36
Total lease payments	303
Less: discount	(65)
Total operating lease liabilities	$238

The table below presents the weighted average remaining lease term for operating leases and weighted average discount rate used in calculating operating lease right-of-use assets:

June 30,
2021
Remaining lease term (years)	2.8
Discount rate	17.5%

F-36

NOTE 10 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 11 – RELATED PARTY TRANSACTIONS

The Company has entered into loan agreements with certain Officers and close relatives of Officers of the Company, the terms of which are disclosed in Note 8, “Notes Payable.”

The Company is party to an ongoing arrangement with the Predecessor whereby the Company makes lease payments of approximately $15,300 per month to the lessor of land for which the Predecessor is the lessee. The lease agreement is associated with land the Company utilizes for its ongoing operations.

NOTE 12 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2020. For the year ended December 31, 2020, and six months ended June 30, 2021 we incurred a net loss of $2.1 million and 2.3 million respectively. We expect to experience further significant net losses in 2021 and the foreseeable future. At June 30, 2021, we had a cash balance of approximately $15,000. We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. Since our inception, we have raised capital through our issuance of debt securities. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements until we are able to raise revenues to a point of positive cash flow. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including obtaining loans and selling common stock. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations, or if we are able to raise capital, that it will be available to us on acceptable terms, on an acceptable schedule, or at all.

The issuance of additional securities may result in a significant dilution in the equity interests of our current stockholders. Obtaining loans, assuming these loans would be available, will increase our liabilities and future cash commitments. There is no assurance that we will be able to obtain further funds required for our continued operations or that additional financing will be available for use when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

The risks and uncertainties surrounding our ability to continue to raise capital and our limited capital resources raise substantial doubt as to our ability to continue as a going concern for twelve months from the issuance of these financial statements.

NOTE 13 – SUBSEQUENT EVENTS

In preparing the unaudited consolidated financial statements, the Company has evaluated subsequent events through November 1, 2021, which is the date the unaudited consolidated financial statements were available for issuance.

Issuances of Convertible Promissory Notes to Related Parties

Subsequent to June 30, 2021, the Company issued Convertible Promissory Notes (the “Notes”) with principal amounts totaling $725,000 and $25,200 to Mr. James and Mr. Kras (the “Holders”), respectively. The Notes mature on the earlier of (1) one year after issuance, (2) upon the closing of the Company’s next sale of equity securities in which the Company raises at least $5 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (3) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, (4) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities, or (5) upon the occurrence of an event of default.

F-37

The principal and interest due and owed under the Notes, which bear interest at a rate of 12.0% per annum, are convertible into shares of Common Stock at any time at the election of the Holders at a conversion price equal to $0.925 (subject to adjustment for forward reverse stock splits and the like after the issuance date). The Company may prepay any portion of the principal and accrued interest due under the Notes at any time and without penalty, upon providing ten days written notice to the Holders.

Subsequent to June 30, 2021 the Company issued Promissory Notes with principal amounts totaling $610,000 to Michael James, the Company’s Chief Financial Officer, which accrue interest at a rate of 12.00% per annum. The Promissory Notes mature on the earlier of (a) August 31, 2022, (b) the closing of a sale of equity securities in which the Company raises at least $5 million in gross proceeds (excluding the value of any instruments converting into equity in such equity financing), (c) the sale, lease, license or other disposition of all or substantially all of the assets of the Company, or (d) a transaction or series of related transactions in which any person becomes the beneficial owner of more than 50% of the Company’s outstanding voting securities. Payment and enforcement of the Promissory Notes is subordinate to any other debt of the Company.

Evergreen Private Placement

Subsequent to June 30, 20201, the Company issued a 15% original issue discount secured promissory note to Evergreen Capital Management LLC and a warrant to purchase 751,623 shares of our common stock. The Note matures on July 7, 2022 and incurs interest at a rate of 5.0% per annum. The Note is secured and subordinated to the notes held by Sament. Evergreen may elect to convert the Note into shares of common stock at a conversion price of $1.53 per share. If the Note is not converted into shares of common stock prior to the closing of an public offering, then the Company will repay the amount due under the Note with some of the proceeds of the offering. The Warrant may be exercised for the underlying shares of common stock at an exercise price of $1.53 per share until October 7, 2026.  The Company has the option to issue up to $1.0 million in additional notes and warrants to Evergreen before January 10, 2022.

Stock Split

On September 8, 2021, we simultaneously declared a 20-for-1 forward stock split of our common stock and increased the number of authorized common shares to 200,000,000. All historical share and per share amounts reflected throughout this report have been adjusted to reflect the stock splits described above.

Employment Agreement

James Kras

On August 18, 2021, the Company entered into an employment agreement with James Kras whereby he will serve as Chief Executive Officer of the Company, effective as of August 18, 2021 (the “Commencement Date”) for a term of 2 years. Commencing on the second anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (each, an "Extension Date"), the term of the Mr. Kras’ employment under the employment agreement shall be automatically extended for an additional one-year period, unless the Company or Mr. Kras provides the other at least ninety (90) days prior written notice before the next Extension Date that the term shall not be extended.

During the term of the agreement, the Company agreed to pay Mr. Kras an annual base salary of $300,000, subject to increase if approved by the Board or the Compensation Committee in their discretion. Mr. Kras shall be eligible to receive an annual cash bonus of up to 100% of his base salary, upon approval by the Board or the Compensation Committee.

Michael James

On August 18, 2021, the Company entered into an employment agreement with Michael James whereby he will serve as Chief Financial Officer of the Company, effective as of August 18, 2021 for a term of 2 years. Commencing on the second anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter, the term of Mr. James’ employment under the employment agreement shall be automatically extended for an additional one-year period, unless the Company or Mr. James’ provides the other at least ninety (90) days prior written notice before the next Extension Date that the term shall not be extended.

During the term of the agreement, the Company agreed to pay Mr. James an annual base salary of $300,000, subject to increase if approved by the Board or the Compensation Committee in their discretion. Mr. James shall be eligible to receive an annual cash bonus of up to 100% of his base salary, upon approval by the Board or the Compensation Committee.

F-38

Through and including            , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to a dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or membership.

Shares of

Common Stock

EDIBLE GARDEN AG INCORPORATED

_________________________

PROSPECTUS

_________________________

Sole Book-Running Manager

Maxim Group LLC

, 2021

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$8,612
FINRA fees	$14,434
Printing and engraving expenses	$1,500
Accounting fees and expenses	$100,000
Legal fees and expenses	$550,000
Miscellaneous	$25,454
Total	$700,000

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;
•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Under Section 145 of the DGCL, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation (Exhibit 3.1 to this registration statement) provides that we must indemnify our directors and officers to the fullest extent permitted by law and requires us to pay expenses incurred in defending or other participating in any proceeding in advance of its final disposition upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our certificate of incorporation further provides that rights conferred under such certificate of incorporation do not exclude any other right such persons may have or acquire under the certificate of incorporation, the bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

The amended and restated certificate of incorporation also provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. We also intend to obtain directors’ and officers’ liability insurance pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

In addition, we intend to enter into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of our company or as a director or officer of our subsidiary, or as a director or officer of any other company or enterprise that the person provides services to at our request.

II-1

The underwriting agreement(s) that the Registrant may enter into may provide for indemnification by any underwriters of the Registrant, its directors, its officers who sign the registration statement and the Registrant’s controlling persons for some liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

•

On October 7, 2021, we issued a 15% original issue discount secured promissory note to Evergreen Capital Management LLC and a warrant to purchase 751,623 shares of our common stock for an aggregate of $1.0 million. As part of the private placement, Maxim received a cash fee equal to 6% of the private placement proceeds. The offering was conducted pursuant to an exemption from registration under the Securities Act in reliance upon Rule 506(b) promulgated under the Securities Act.

•

From April 28, 2020 through October 4, 2021, we issued demand, convertible and promissory notes to our officers pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act. See “Certain Relationships and Related Party Transactions” for more information.

•

From October 2020 through April 2021, we issued approximately $538 thousand in our Series 2020 Crowd SAFEs pursuant to an exemption from registration under the Securities Act available under Regulation Crowdfunding for cash. The Crowd SAFEs may convert into this offering at the option of the holder at a conversion price equal to their investment divided by $18.5 million divided by 25 million shares (outstanding as of immediately prior to the offering).

•

In March 2020, we issued two options to Sament Capital Investments, Inc. to purchase an aggregate of 5,000,000 shares of our common stock pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act. The first option granted Sament the right to purchase 2,225,000 shares of our common stock at an exercise price of $1.00 for all of the underlying shares. The second option granted Sament the right to purchase 2,775,000 shares of our common stock at an exercise price of $1.00 for all of the shares underlying the option any time prior to March 30, 2025. Both options were exercised as of October 8, 2021 for the aggregate exercise price of $2.00 pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act.

•

Upon our inception in March 2020, we issued 9,000,000, 9,000,000, and 2,000,000 shares of common stock (after the effect of all forward stock splits to date) to Mr. Kras, Mr. James, and Mr. Rodrigues, respectively, pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits to this registration statement included in the Index to Exhibits are incorporated by reference.

II-2

INDEX TO EXHIBITS

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Certificate of Incorporation
3.2*	Certificate of Amendment to the Certificate of Incorporation
3.3**	Amended and Restated Bylaws of Edible Garden AG Incorporated
4.1*	Form of Series 2020 SAFE
4.2**	Form of Representative's Warrant
5.1**	Opinion of Harter Secrest & Emery LLP
10.1*±	Asset Purchase Agreement, by and between Edible Garden Corp. and the Company, effective as of March 30, 2020
10.2*	Purchase Agreement, by and between Terra Tech Corporation and the Company, effective as of March 30, 2020
10.3*	Secured Promissory Note by the Company in favor of Sament Capital Investments, Inc., dated March 30, 2020
10.4*	Security Agreement, by and between Sament Capital Investments, Inc. and the Company, dated March 30, 2020
10.5*	Option Agreement #1, by and between Sament Capital Investments, Inc. and the Company, dated as of March 30, 2020
10.6*	Option Agreement #2, by and between Sament Capital Investments, Inc. and the Company, dated as of March 30, 2020
10.7*	Secured Promissory Note by the Company in favor of Sament Capital Investments, Inc., dated June 3, 2020
10.8*	Form of Demand Note to Officer
10.9*	Form of Convertible Note to Officer
10.10*	Form of Promissory Note to Officer
10.11*	Accounts Receivable Purchasing Agreement by and between the Company and Quasar Capital Partners, LLC, dated as of March 30, 2021
10.12*	Security Agreement by and between the Company and Quasar Capital Partners, LLC, dated as of March 30, 2021
10.13*	Intercreditor Agreement and Amendment among Sament Capital Investments, Inc., the Company, and Quasar Capital Partners, LLC, dated as of April 13, 2021
10.14*	Performance Guaranty and Suretyship by and between Michael James and Quasar Capital Partners, LLC, dated as of April 13, 2021
10.15*+	Executive Employment Agreement, by and between the Company and James E. Kras, dated as of August 18, 2021
10.16*+	Executive Employment Agreement, by and between the Company and Michael C. James, dated as of August 18, 2021
10.17*±	Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 7, 2021
10.17a*	15% OID Senior Secured Promissory Note Due July 7, 2022
10.17b*	Common Stock Purchase Warrant, dated October 7, 2021
10.18*	Amendment to Securities Purchase Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 14, 2021.
10.19*±	Security Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 7, 2021
10.20*	Guaranty and Security Agreement, by and between the Company and Evergreen Capital Management LLC, dated as of October 7, 2021
10.21*	Intercreditor Agreement, by and between the Company, Sament Capital Investments, Inc. and Evergreen Capital Management LLC, dated as of October 7, 2021
10.22**+	Edible Garden AG Incorporated 2021 Equity Incentive Plan
14**	Code of Business Conduct and Ethics
21.1*	List of Subsidiaries
23.1*	Consent of Marcum LLP
23.2**	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on signature page to this Registration Statement)
99.1*	Consent of Mathew McConnell
99.2*	Consent of Tracy A. Nazzaro
99.3*	Consent of Ryan Rogers

____________

* Filed herewith.

** To be filed by amendment.

+ Management contract or compensatory arrangement.

± Certain information has been omitted from this exhibit in reliance upon Item 601(a)(5) of Regulation S-K and will be furnished to the Securities and Exchange Commission upon request.

II-3

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Belvidere, State of New Jersey, on November 1, 2021.

EDIBLE GARDEN AG INCORPORATED

By:	/s/ James E. Kras
Name:	James E. Kras
Title:	Chief Executive Officer and President
(principal executive officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints James E. Kras and Michael James, and each of them, each of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James E. Kras	Chief Executive Officer, President and Director	November 1, 2021
James E. Kras	(principal executive officer)

/s/ Michael James	Chief Financial Officer, Treasurer, Secretary and Director	November 1, 2021
Michael James	(principal financial and accounting officer)

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